Exhibit 4.5

GETTY IMAGES, INC., as Company,

the GUARANTORS party hereto,

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee and Notes Collateral Agent

$628,400,000 10.500% Senior Secured Notes due 2030

INDENTURE

Dated October 21, 2025

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SECTION 14.11.	USA PATRIOT Act	143
SECTION 14.12.	No Recourse Against Others	143
SECTION 14.13.	Successors	143
SECTION 14.14.	Multiple Originals	143
SECTION 14.15.	[Reserved]	143
SECTION 14.16.	Table of Contents; Headings	143
SECTION 14.17.	Force Majeure	144
SECTION 14.18.	Severability	144
SECTION 14.19.	Intercreditor Agreements	144

EXHIBIT A	Form of Global Restricted Note
EXHIBIT B	Form of Supplemental Indenture
EXHIBIT C	[Reserved]
EXHIBIT D	Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S
EXHIBIT E	Form of Certificate to be Delivered in Connection with Transfers to IAIs
EXHIBIT F	Form of Special Mandatory Redemption Notice

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INDENTURE, dated as of October 21, 2025, by and among GETTY IMAGES, INC., a Delaware corporation (the “Company” or the “Issuer”), the Guarantors party hereto from time to time, and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as Trustee and as Notes Collateral Agent.

W I T N E S S E T H

WHEREAS, the Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) its $628,400,000 10.500% Senior Secured Notes due 2030 (the “Initial Notes”), each as issued on the date hereof and (ii) any additional Notes (the “Additional Notes” and, together with the Initial Notes, the “Notes”) that may be issued after the Issue Date;

WHEREAS, the Company and the Guarantors party hereto on the date hereof have duly authorized the execution and delivery of this Indenture;

WHEREAS, upon consummation of the Merger (as defined herein), in accordance with the terms set forth herein, the Notes will be guaranteed on a senior secured basis by each of Shutterstock (as defined herein) and each of its subsidiaries that executes a supplemental indenture in the form attached hereto as Exhibit B; and

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Company and authenticated and delivered hereunder, the valid obligations of the Company and each Guarantor and (ii) to make this Indenture a valid agreement of the Company and each Guarantor have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

Article I DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1. Definitions.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Company and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its Subsidiaries which will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Indebtedness” means with respect to any Person (x) Indebtedness of any other Person or any of its Subsidiaries existing at the time such other Person becomes a Restricted Subsidiary or merges or amalgamates with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary and (y) Indebtedness secured by a Lien encumbering any asset acquired by such Person. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (x) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary or on the date of the relevant merger, amalgamation, consolidation, acquisition or other combination.

“Additional Assets” means:

(1) any property or assets (other than Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2) the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“AIH” means Abe Investment Holdings, Inc., the direct parent of the Company.

“Applicable Intercreditor Arrangements” means customary intercreditor arrangements (it being understood that (x) the First Lien Intercreditor Agreement (or any substantially similar agreement) and (y) any intercreditor arrangements satisfactory to the Credit Agreement Collateral Agent, are “Applicable Intercreditor Arrangements”).

“Applicable Premium” means the greater of (A) 1.0% of the principal amount of such Note and (B) on any Redemption Date, the excess (to the extent positive) of:

(a) the present value at such Redemption Date of (i) the redemption price of such Note at November 15, 2027 (such redemption price (expressed in percentage of principal amount) being set forth in the table in Section 5.7(c) (excluding accrued but unpaid interest, if any)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest, if any), computed upon the Redemption Date using a discount rate equal to the Applicable Treasury Rate at such Redemption Date plus 50 basis points; over

(b) the outstanding principal amount of such Note;

in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate. The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.

“Applicable Treasury Rate” means, the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the Redemption Date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the Redemption Date to November 15, 2027; provided, however, that if the period from the Redemption Date to November 15, 2027 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Asset Disposition” means:

(a) the voluntary sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company or any of its Restricted Subsidiaries (in each case other than Capital Stock of the Company) (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 3.2 or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions; in each case, other than:

(1) a disposition by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary, including pursuant to any Intercompany License Agreement;

(2) a disposition of cash, Cash Equivalents or Investment Grade Securities, including any marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date;

(3) a disposition of inventory, goods or other assets (including Settlement Assets) in the ordinary course of business or consistent with past practice or industry norms or held for sale or no longer used in the ordinary course of business, including any disposition of disposed, abandoned or discontinued operations;

(4) a disposition of obsolete, worn-out, uneconomic, damaged, non-core or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Company and its Restricted Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Company and its Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Company, no longer used or useful, or economically practicable to maintain, or in respect of which the Company determines in its reasonable judgment that such action or inaction is desirable);

(5) transactions permitted under Article IV or a transaction that constitutes a Change of Control;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Company;

(7) any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than the greater of $50.0 million and 15.0% of LTM EBITDA;

(8) any Restricted Payment that is permitted to be made, and is made, under Section 3.3 and the making of any Permitted Payment or Permitted Investment or, solely for purposes of Section 3.5(a)(3), asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9) dispositions in connection with any Permitted Liens, Permitted Intercompany Activities, Permitted Tax Restructuring or related transactions;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or industry norms or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) conveyances, sales, transfers, licenses, sublicenses, cross-licenses or other dispositions of intellectual property, software or other general intangibles and licenses, sublicenses, cross-licenses (including the provision of software under an open source license), leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice or industry norms or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement;

(12) the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business or consistent with past practice or industry norms;

(13) foreclosure, condemnation, expropriation, forced disposition or any similar action with respect to any property or other assets or the granting of Liens not prohibited by this Indenture;

(14) the sale, discount or other disposition (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of inventory, accounts receivable or notes receivable in the ordinary course of business or consistent with past practice or industry norms, or the conversion or exchange of accounts receivable for notes receivable;

(15) any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or an Immaterial Subsidiary;

(16) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(17) (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the Code or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(18) any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice or industry norms;

(19) any financing transaction with respect to property constructed, acquired, leased, renewed, relocated, expanded, replaced, repaired, maintained, upgraded or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations, not prohibited by this Indenture;

(20) sales, transfers or other dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;

(21) any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(22) the unwinding of any Cash Management Obligations or Hedging Obligations;

(23) transfers of property or assets subject to Casualty Events upon receipt of the net proceeds of such Casualty Event; provided that any Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Available Cash of an Asset Disposition, and such Net Available Cash shall be applied in accordance with Section 3.5;

(24) any disposition to a Captive Insurance Subsidiary;

(25) any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to Section 3.3(b)(10)(ii);

(26) the disposition of any assets (including Capital Stock) (i) acquired in a transaction after the Issue Date, which assets are not useful in the core or principal business of the Company and its Restricted Subsidiaries or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the reasonable determination of the Company to consummate any acquisition;

(27) any sale, transfer or other disposition to affect the formation of any Subsidiary that is a Delaware Divided LLC; provided that upon formation of such Delaware Divided LLC, such Delaware Divided LLC shall be a Restricted Subsidiary if the entity was a Restricted Subsidiary prior to the formation of such Delaware Divided LLC;

(28) any disposition of (i) non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any Restricted Subsidiary to such Person or (ii) de minimis amounts of equipment provided to employees of the Company or any Subsidiary;

(29) any disposition made on or prior to the Merger Closing Date to consummate the Merger; and

(30) any disposition made pursuant to the Option Agreement.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment or an Investment permitted under Section 3.3, the Company, in its sole discretion, will be entitled to divide, classify and reclassify such transaction (or a portion thereof) as one or more types of Asset Dispositions and/or one or more of the types of Permitted Investments or Investments permitted under Section 3.3.

“Associate” means (i) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereinafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign law providing for the relief of debtors, or any arrangement, reorganization, liquidation, insolvency, examinership, receivership, moratorium, assignment for the benefit of creditors, any other marshalling of the assets or liabilities of any Grantor, or similar law affecting creditors’ rights generally.

“Board of Directors” means (i) with respect to the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (iii) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (iv) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Company.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary (or comparable officer) of a Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall not be reflected in computing interest or fees, as the case may be.

“Business Successor” means (i) any former Subsidiary of the Company and (ii) any Person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Company (that results in such Subsidiary ceasing to be a Subsidiary of the Company), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Company.

“Capital Stock” of any Person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of, or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease (and, for the avoidance of doubt, not a straight-line or operating lease) for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty; provided that all obligations of the Company and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on January 1, 2015 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease Obligation) for purposes of this Indenture regardless of any change in GAAP following January 1, 2015 (that would otherwise require such obligation to be characterized or recharacterized as a Capitalized Lease Obligation).

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means (i) any Subsidiary of the Company operating for the purpose of (a) insuring the businesses, operations or properties owned or operated by any Parent Entity, the Company or any of its Subsidiaries, including their future, present or former employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members), and related benefits and/or (b) conducting any activities or business incidental thereto (it being understood and agreed that activities which are relevant or appropriate to qualify as an insurance company for U.S. federal or state income tax purposes shall be considered “activities or business incidental thereto”) or (ii) any Subsidiary of any such insurance subsidiary operating for the same purpose described in clause (i) above.

“Cash Equivalents” means:

(1)	(a) Dollars and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary, in each case in the ordinary course of business;

(2)	securities issued or unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(3)	securities issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(4)	commercial paper or variable or fixed rate notes issued by or guaranteed by any lender under the Credit Agreement or any bank holding company owning any lender under the Credit Agreement;

(5)	commercial paper or variable or fixed rate notes maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having an investment grade a rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(6)	time deposits with, or domestic and eurodollar certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by, any lender under the Credit Agreement or any other bank having combined capital and surplus of not less than $250.0 million in the case of domestic banks and $100.0 million (or the Dollar equivalent thereof) in the case of foreign banks;

(7)	repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (2), (3) and (6) above entered into with any bank meeting the qualifications specified in clause (6) above or securities dealers of recognized national standing;

(8)	marketable short-term money market and similar securities having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(9)	shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (1) through (8) above;

(10)	any investment company, money market, enhanced high yield, pooled or other investment fund investing 90% or more of its assets in instruments of the types specified in clauses (1) through (9);

(11)	in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, other customarily utilized high-quality investments in the country where such Foreign Subsidiary is located or in which such investment is made; and

(12)	solely with respect to any Captive Insurance Subsidiary, any investment that a Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Cash Management Obligations” means (1) obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services, or other cash management arrangements or any automated clearinghouse arrangements, (2) other obligations in respect of netting or setting off arrangements, credit, debit or purchase card programs, stored value card and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearinghouse transfers of funds).

“Casualty Event” means any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, assets or real property (including any improvements thereon) to replace or repair such equipment, assets or real property.

“CFC” means any Subsidiary of the Company that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means:

(1) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders or a Parent Entity, that is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Issue Date) of more than 50% of the total voting power of the Voting Stock of the Company; provided that (x) so long as the Company is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Company unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner; or

(2) the sale or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to a Person (other than the Company or any of its Restricted Subsidiaries or one or more Permitted Holders) and any “person” (as defined in clause (1) above), other than one or more Permitted Holders or any Parent Entity, is or becomes the “beneficial owner” (as so defined) of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be; provided that (x) so long as the Company is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Company unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner; or

(3) for any reason whatsoever, AIH ceases to own, directly or indirectly, 100% of the Equity Interests of the Company.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Company owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means the property subject or purported to be subject to a Lien in favor of the Notes Collateral Agent, on behalf of the Notes Secured Parties, under the Collateral Documents, and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that is subject to a Lien in favor of the Notes Collateral Agent, on behalf of the Notes Secured Parties, to secure the Notes Obligations.

“Collateral Documents” means, collectively, any security agreements (including the Notes Security Agreement), hypothecs, intellectual property security agreements, mortgages, collateral assignments, security agreement supplements, pledge agreements (including the Notes Pledge Agreement) or any similar agreements and each of the other agreements, instruments or documents that create or purport to create a Lien in favor of the Notes Collateral Agent for the benefit of the Notes Secured Parties, in all or any portion of the Collateral, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“Common Equity Offering” means the issuance of partnership units of Griffey Investors, L.P., a Delaware limited partnership, on February 19, 2019.

“Company” has the meaning assigned to such term in the preamble hereto.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income (or, in the case of amounts pursuant to clauses (xi), (xv), (xvi), (xvii), (xviii) or (xix) below, to the extent not already included in such Consolidated Net Income), the sum of the following amounts for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, any losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Swap Obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities,

(ii) provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes paid or accrued during such period (including in respect of repatriated funds),

(iii) depreciation and amortization (including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs),

(iv) Non-Cash Charges (provided that, in each case, if any Non-Cash Charge represents an accrual or reserve for any potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent),

(v) extraordinary losses,

(vi) unusual or non-recurring charges (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), severance costs, relocation costs, integration and facilities’ opening costs, Public Company Costs, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, costs associated with renegotiation of rents, costs associated with tax projects/audits and costs consisting of professional, consulting or other fees relating to any of the foregoing,

(vii) restructuring charges, accruals or reserves (including restructuring costs related to acquisitions after the Issue Date),

(viii) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary,

(ix) (A) the amount of management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) Permitted Holders or any of their respective Affiliates and (B) the amount of expenses relating to payments made to option holders (or employees holding other rights tied to the equity value of AIH or any of its direct or indirect parent companies), including those payments of AIH or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution,

(x) losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business),

(xi) the amount of “run rate” cost savings projected by the Company in good faith (which determination shall be conclusive) to be realized as a result of specified actions taken or to be taken, in either case within 6 months after the consummation of any acquisition or operational change (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) no cost savings shall be added pursuant to this clause (xi) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clauses (vi) and (vii) above and (C) amounts included in determining Consolidated EBITDA pursuant to this clause (xi) shall not, in the aggregate, exceed 20.0% of Consolidated EBITDA (prior to giving effect to such adjustments) for such period,

(xii) the amount of any losses from discontinued operations,

(xiii) any non-cash loss attributable to the mark-to-market movement in the valuation of Swap Obligations (excluding Swap Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Accounting Standards Codification 815,

(xiv) any loss relating to amounts paid in cash prior to the stated settlement date of any Swap Obligation (excluding Swap Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) that has been reflected in Consolidated Net Income for such period,

(xv) any gain relating to Swap Obligations (excluding Swap Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (b)(v) and (b)(vi) below,

(xvi) cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back,

(xvii) any expenses, charges or losses that are covered by indemnification, refunding or other reimbursement provisions in connection with any Investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted hereunder, to the extent actually reimbursed or paid, or, so long as the Company has received notification from the applicable Person that it intends to reimburse or pay such expenses, charges or losses; provided that to the extent that such amount is not in fact reimbursed or paid within 18 months of the date of such notification, any such amount not paid within such 18 month period that was added back pursuant to this clause (xvii) shall be deducted in the next period to the extent not so reimbursed or paid, such expenses, charges or losses,

(xviii) to the extent covered by insurance and actually reimbursed or paid, or, so long as the Company has made a determination that such amount will in fact be reimbursed or paid by the insurer and only to the extent that such amount is in fact reimbursed or paid within 18 months of the date of such determination (with a deduction for any amount so added back to the extent not so reimbursed or paid within such 18 month period), expenses, charges or losses with respect to liability or casualty event or business interruption; plus

(xix) the amount necessary to account for any adjustments on or prior to March 31, 2021, necessary to address the effects of changes in revenue recognition requirements pursuant to ASC 606 (as determined in good faith by the Company, which determination shall be conclusive) during such period;

less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income (or, in the case of amounts pursuant to clauses (vii) and (viii) below, to the extent not already deducted from Consolidated Net Income), the sum of the following amounts for such period:

(i) extraordinary gains and unusual or non-recurring gains,

(ii) non-cash gains,

(iii) gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business),

(iv) the amount of any gain from discontinued operations,

(v) any non-cash gain attributable to the mark-to-market movement in the valuation of Swap Obligations (excluding Swap Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Accounting Standards Codification 815,

(vi) any gain relating to amounts received in cash prior to the stated settlement date of any Swap Obligation (excluding Swap Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) that has been reflected in Consolidated Net Income in such period,

(vii) any loss relating to Swap Obligations (excluding Swap Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(xiii) and (a)(xiv) above, and

(viii) the amount of any minority interest income consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-wholly owned Subsidiary,

in each case, as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income,

(i) there shall be excluded in determining Consolidated EBITDA, without duplication, any net unrealized gains and losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830;

(ii) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Company or any Restricted Subsidiary of the Company during such period (other than any Unrestricted Subsidiary) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Issue Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical pro forma basis and (B) an adjustment equal to the amount of the Pro Forma Adjustment for such period (including the portion thereof occurring prior to such acquisition or conversion); and

(iii) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Company or any Restricted Subsidiary of the Company during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary of the Company that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical pro forma basis.

“Consolidated First Lien Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness of the Company or any Guarantor constituting Secured Pari Passu Indebtedness as of such date to (y) LTM EBITDA of the Company and its Restricted Subsidiaries. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced), has caused any Reserved Indebtedness Amount to be deemed to be incurred during such period or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the reference period but prior to or simultaneously with the event for which the calculation of the Consolidated First Lien Secured Leverage Ratio and Consolidated Total Leverage Ratio, as applicable, is made (the “Ratio Calculation Date”), then such ratio shall be calculated giving pro forma effect to such incurrence, deemed incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in mark-to-market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (i) Securitization Fees, (ii) penalties, additions to Tax and interest relating to Taxes, (iii) annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any Credit Facility, (iv) any additional interest or liquidated damages owing pursuant to any registration rights obligations, (v) costs associated with obtaining Hedging Obligations, (vi) accretion or accrual of discounted liabilities other than Indebtedness, (vii) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting in connection with any acquisition, (viii) amortization, expensing or write-off of deferred financing fees, amendment and consent fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, fees and expenses, discounted liabilities, original issue discount and any other amounts of non-cash interest and, adjusted to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program, (ix) any expensing of bridge, arrangement, structuring, commitment, agency, consent and other financing fees and any other fees related to the Merger or any acquisitions after the Issue Date, (x) any accretion of accrued interest on discounted liabilities and any prepayment, make-whole or breakage premium, penalty or cost, (xi) interest expense with respect to Indebtedness of any direct or indirect parent of such Person resulting from push-down accounting) and (xii) any lease, rental or other expense in connection with Non-Financing Lease Obligations; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,

(1)	[reserved],

(2)	the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

(3)	[reserved],

(4)	any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance or redemption of equity securities (including in connection with any initial public offering), refinancing transaction or amendment or other modification of any equity securities or debt or the documentation therefor (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges incurred during such period as a result of any such transaction,

(5)	any income (loss) for such period attributable to the early extinguishment of Indebtedness, Swap Contracts or other derivative instruments (other than commodity Swap Contracts),

(6)	accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period,

(7)	stock-based, partnership interest-based and similar incentive-based compensation award or arrangement expenses (including with respect to any profits interest relating to membership interests in any partnership or limited liability company),

(8)	any income (loss) from investments recorded using the equity method and

(9)	any income (loss) from the extinguishment, conversion or cancellation of Indebtedness, Hedging Obligations, Swap Contracts (other than commodity Swap Contracts) or other derivative instruments (including deferred financing costs written off, premiums paid or other expenses incurred).

There shall be included in Consolidated Net Income, without duplication, (i) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period and (ii) the amount of any cash received from investments recorded using the equity method.

There shall be excluded from Consolidated Net Income for any period the effects from applying purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries), as a result any acquisition consummated prior to the Closing Date and any permitted acquisitions or the amortization or write-off of any amounts thereof.

“Consolidated Total Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of indebtedness resulting from the application of purchase accounting in connection with any acquisition not prohibited by this Indenture or similar Investment), consisting of indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, minus (b) cash and Cash Equivalents in an aggregate amount not to exceed, (i) for any determination made prior to the Merger Closing Date, $150.0 million, and (ii) for any determination on or after the Merger Closing Date, the greater of $150.0 million and 50.0% of LTM EBITDA, in each case excluding cash and Cash Equivalents which are listed as “restricted” on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of such date (other than cash and Cash Equivalents listed as “restricted” in connection with any of the Notes Obligations or any Secured Pari Passu Indebtedness or Secured Junior Indebtedness that, pursuant to the terms of this Agreement, are permitted to be secured by liens on such cash and Cash Equivalents on a pari passu or junior basis with the liens securing the Notes Obligations) (provided that the cash proceeds of any proposed incurrence of Indebtedness shall not be included in this clause (b) for purposes of calculating the Consolidated Total Leverage Ratio or the Consolidated First Lien Secured Leverage Ratio, as applicable), with such pro forma adjustments as are consistent with the pro forma adjustments set forth in Section 1.4.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness as of such date to (y) LTM EBITDA.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any Non-Financing Lease Obligation, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution” means, the contribution by a Parent Entity of 100% of the Capital Stock of Shutterstock (or its applicable successor in interest pursuant to the transactions described in the Merger Agreement) and its subsidiaries, which is understood to represent Shutterstock’s business, to AIH or a Restricted Subsidiary of AIH that is the Company or a Guarantor.

“Controlled Investment Affiliates” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Controlling Collateral Agent” has the meaning ascribed to such term in the First Lien Intercreditor Agreement.

“Credit Agreement” means that certain Credit Agreement dated as of February 19, 2019, by and among AIH, and the Company, as the borrowers, Midco, as holdings, JPMorgan Chase Bank, N.A. as administrative agent, collateral agent, swing line lender and L/C issuer, and the other parties thereto, as amended by that certain First Amendment to Credit Agreement, dated as of February 3, 2023, as further amended by that certain Incremental Commitment Amendment and Second Amendment to Credit Agreement, dated as of May 4, 2023 and as further amended by that certain Second Incremental Commitment Amendment and Third Amendment to Credit Agreement, dated as of February 21, 2025, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under the applicable Credit Agreement or one or more successors to such Credit Agreement or one or more new credit agreements.

“Credit Agreement Agent” means the administrative agent under the Credit Agreement (which shall initially be JPMorgan Chase Bank, N.A.) or any new credit agreements.

“Credit Agreement Collateral Agent” means the collateral agent under the Credit Agreement, which shall initially be JPMorgan Chase Bank, N.A.

“Credit Agreement Obligations” means “Obligations” as defined in the Credit Agreement.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Credit Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents).

Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Notes” means certificated Notes.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Company and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or any of the Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 3.5.

“Designated Preferred Stock” means Preferred Stock of the Company or a Parent Entity (other than Disqualified Stock) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof, the net cash proceeds of which are excluded from the calculation set forth in Section 3.3(a)(ii)(C).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Company and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or to Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)	is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 3.3; provided, however, that if such Capital Stock is issued to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) (excluding the Permitted Holders (but not excluding any future, current or former employee, director, officer, manager, contractor, consultant or advisor) or Immediate Family Members), of the Company, any of its Subsidiaries, any Parent Entity or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an affiliate by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar Fixed Rate Term B-1 Loans” means the loans in respect of the fixed rate incremental term loan commitments denominated in Dollars outstanding under the Credit Agreement.

“Dollars” or “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Capital Stock that arises only by reason of the happening of a contingency that is outside the control of the holder of such Capital Stock or any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means (x) a sale of Capital Stock (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions of securities of the Company or any Parent Entity and (b) issuances of Capital Stock to any Subsidiary of the Company or (y) a cash equity contribution to the Company.

“Euro” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

“Euro Term B-1 Loans” means the loans of such class denominated in Euros outstanding under the Credit Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Equity Interests” has the meaning ascribed to it in the definition of “Excluded Property”.

“Excluded Property” means:

(1)	any (i) Equity Interests to the extent the grant of a security interest therein is prohibited by law or requires a consent not obtained of any Governmental Authority pursuant to such law; (ii) Equity Interests in any Person, other than the Company and wholly owned Restricted Subsidiaries, to the extent not permitted by the terms of such Person’s organizational documents or joint venture documents; (iii) Equity Interests to the extent a security interest in such Equity Interests would result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar law in any applicable jurisdiction) as determined in good faith by the Company in writing (in consultation with each existing Credit Agreement Agent, if any Credit Agreement is then outstanding); (iv) Equity Interests as to which the Company (in consultation with each existing Credit Agreement Agent, if any Credit Agreement is then outstanding) determines in good faith in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Holders of the security to be afforded thereby; (v) all Voting Stock in excess of 65% of the voting equity interests of (A) any Foreign Subsidiaries or (B) any FSHCOs; and (vi) all Equity Interests of (A) indirect Foreign Subsidiaries (other than, for the avoidance of doubt, first tier Foreign Subsidiaries), (B) any direct or indirect Domestic Subsidiary (other than a Guarantor) that is a Subsidiary of a Foreign Subsidiary, (C) any Immaterial Subsidiary that is not a Guarantor or (D) any Unrestricted Subsidiary (this clause (1), the “Excluded Equity Interests”);

(2)	any fee-owned real property that does not constitute Material Real Property and all leasehold interests in real property;

(3)	vehicles and other assets subject to certificates of title;

(4)	letter-of-credit rights with a value (as determined in good faith by the Company, which determination shall be conclusive) of less than $7,500,000;

(5)	Commercial Tort Actions (as defined in the Notes Security Agreement) with a value of less than $7,500,000 (as determined in good faith by the Company, which determination shall be conclusive);

(6)	any asset or property to the extent the grant of a security interest therein is prohibited by law or requires a consent not obtained of any Governmental Authority pursuant to such law;

(7)	assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar Law in any applicable jurisdiction) as reasonably determined by the Company in writing (in consultation with each existing Credit Agreement Agent, if any Credit Agreement is then outstanding);

(8)	any lease, license or other agreement or contract or any property subject to a purchase money security interest or similar arrangement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license, agreement or contract or purchase money arrangement or create a right of termination in favor of any other party thereto (other than AIH or a wholly owned Subsidiary of AIH) after giving effect to the applicable anti-assignment provisions of the UCC of any applicable jurisdiction and other than Proceeds (as defined in the Notes Security Agreement) and receivables thereof, the assignment of which is expressly deemed effective under the UCC of any applicable jurisdiction notwithstanding such prohibition;

(9)	those assets as to which the Company (in consultation with each existing Credit Agreement Agent, if any Credit Agreement is then outstanding) determines in good faith in writing that the cost of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Holders of the security to be afforded thereby;

(10)	any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction; and

(11)	“intent-to-use” trademark or service mark applications.

Notwithstanding anything herein or the Collateral Documents to the contrary, Excluded Property will not include any proceeds, substitutions or replacements of any Excluded Property (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Property referred to above).

“Excluded Contribution” means net cash proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company.

“Existing Senior Secured Notes” means the Company’s existing 11.250% Senior Secured Notes due 2030.

“Existing Senior Secured Notes Indenture” means that certain indenture dated May 5, 2025 pursuant to which the Existing Senior Secured Notes were issued.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement, dated May 5, 2025 (as supplemented by the Intercreditor Joinder and as further amended, restated, amended and restated or otherwise modified from time to time), among the Company, the Guarantors from time to time party thereto, the Credit Agreement Agent, the Credit Agreement Collateral Agent, US Bank Trust Company, National Association, as trustee and notes collateral agent for the Existing Senior Secured Notes, and each Additional Agent (as defined therein) party thereto from time to time.

“Foreign Subsidiary” means, any Subsidiary of AIH which is neither (a) organized under the laws of the United States of America, any state thereof, or the District of Columbia nor (b) a FSHCO. Notwithstanding anything to the contrary in this Indenture, any Subsidiary of a Person described in the immediately preceding sentence shall be deemed to be a Foreign Subsidiary under this Indenture.

“FSHCO” means any Subsidiary (i) that is organized under the laws of the United States, any state thereof or the District of Columbia and (ii) has no material assets other than Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets (including cash and Cash Equivalents) incidental to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in this Indenture shall be construed, and all computations of amounts and ratios referred to in this Indenture shall be made (a) without giving effect to any election under Accounting Standards Codification Topic 825—Financial Instruments, or any successor thereto or comparable accounting principle (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

If there occurs a change in IFRS or GAAP, as the case may be, and such change would cause a change in the method of calculation of any standards, terms or measures (including all computations of amounts and ratios) used in this Indenture (an “Accounting Change”), then the Company may elect that such standards, terms or measures shall be calculated as if such Accounting Change had or had not occurred.

“Getty Investors” means Getty Investments, L.L.C., October 1993 Trust, Mark H. Getty and The Options Settlement, or any lineal descendant of J. Paul Getty (including (x) children of any such lineal descendant by adoption and step children, and (y) the spouse of any such lineal descendant), or any Affiliate of the foregoing, or, any trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Equity Interests of the Company or any Parent Holding Company.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantors” means the Company, the Guarantors and each Subsidiary of the Company which has granted a security interest pursuant to any First Lien Collateral Document (as defined in the First Lien Intercreditor Agreement) to secure any Series (as defined in the First Lien Intercreditor Agreement) of First Lien Obligations (as defined in the First Lien Intercreditor Agreement).

“Guarantee” means, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice or industry norms and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided, further, that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means AIH, Midco and each Subsidiary Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the nominee of DTC.

“Holding Company” means any Person so long as such Person directly or indirectly holds 100% of the total voting power of the Voting Stock of the Company, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such Person.

“IAI” means an institution “accredited investor” as described in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect from time to time.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary that (i) has not guaranteed any other Indebtedness of the Company and (ii) has total assets and revenues of less than 5.0% of Total Assets and Total Revenues, respectively, and, together with all other Immaterial Subsidiaries, has total assets and revenues of less than 10.0% of Total Assets and Total Revenues, in each case, measured at the end of the most recent fiscal period for which consolidated financial statements are available (which may, at the election of the Company, be internal financial statements) on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships, the estate of such individual and such other individuals above) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “incurred” and “incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(1)	all indebtedness of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, or other similar instruments;

(2)	the maximum amount of (i) all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(3)	net obligations of such Person under any Swap Contract;

(4)	all obligations of such Person to pay the deferred purchase price of property (other than (i) trade accounts payable in the ordinary course of business, (ii) any such obligations incurred under the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time, (iii) any earn-out obligation except to the extent such earn-out obligation has been determined by such Person in good faith to be due and payable and is not paid within 60 days after the date of such determination (in the amount so determined to be due and payable and remaining unpaid), (iv) expenses and other liabilities accrued in the ordinary course of business, (v) obligations resulting from take-or pay contracts entered into in the ordinary course of business and (vi) obligations due within six months of the date of incurrence);

(5)	Indebtedness of any other Person secured by a Lien on property owned or being purchased by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(6)	all Capitalized Lease Obligations;

(7)	all obligations of such Person in respect of Disqualified Stock; and

(8)	all Guarantees of such Person in respect of any of the foregoing obligations of another Person;

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business and (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Indebtedness of such Person and (B) in the case of Midco, AIH and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (5) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Initial Notes” has the meaning ascribed to it in the first recital paragraph of this Indenture.

“Insolvency or Liquidation Proceeding” means (a) any case or proceeding commenced by or against the Company or any Guarantor under any Bankruptcy Law, any other case or proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Company or any Guarantor or any similar case or proceeding relative to the Company or any Guarantor or its creditors, as such, in each case whether or not voluntary, (b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency (except for any voluntary liquidation, dissolution or other winding up to the extent permitted by the applicable First Lien Documents (as defined in the First Lien Intercreditor Agreement)) or (c) any other case or proceeding of any type or nature in which substantially all claims of creditors of the Company or any Guarantor are determined and any payment or distribution is or may be made on account of such claims.

“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sublicense agreement, distribution agreement, services agreement, intellectual property rights transfer agreement, any related agreements or similar agreements, in each case where all parties to such agreement are one or more of the Company or a Restricted Subsidiary.

“Intercreditor Agreement” means the First Lien Intercreditor Agreement and any other intercreditor agreements governing Applicable Intercreditor Arrangements.

“Intercreditor Joinder” means that certain Joinder No. 1, dated as of the Issue Date, to the First Lien Intercreditor Agreement, among the Notes Collateral Agent, the Company, AIH and JPMorgan Chase Bank, N.A., as Controlling Collateral Agent.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of advances, loans or other extensions of credit (excluding (i) accounts receivable, trade credit, advances or extensions of credit to customers, suppliers, future, present or former employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members)) of any Person in the ordinary course of business or consistent with past practice or industry norms, (ii) any debt or extension of credit represented by a bank deposit other than a time deposit, (iii) intercompany advances arising from cash management, tax and accounting operations and (iv) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice or industry norms will not be deemed to be an Investment.

For purposes of Section 3.3 and Section 3.19:

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as determined by the Company) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company; and

(3) if the Company or any Restricted Subsidiary issues, sells or otherwise disposes of Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash and Cash Equivalents by the Company or a Restricted Subsidiary in respect of such Investment to the extent such amounts do not increase any other baskets under this Indenture.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	securities issued or directly and fully guaranteed or insured by the Canadian, United Kingdom or Japanese governments, a member state of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)	debt securities or debt instruments with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(4)	investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution; and

(5)	corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investment Grade Status” shall occur when the Notes receive two of the following:

(1)	a rating of “BBB-” or higher from S&P;

(2)	a rating of “Baa3” or higher from Moody’s; or

(3)	a rating of “BBB-” or higher from Fitch;

or the equivalent of such rating by such rating organization or, if no rating of S&P, Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Investors” means (a) prior to the Merger Closing Date, (i) the Getty Investors and their respective Controlled Investment Affiliates and (ii) the Management Group and (b) on and after the Merger Closing Date, (i) the Getty Investors and their respective Controlled Investment Affiliates, (ii) the Oringer Investors and their respective Controlled Investment Affiliates and (iii) the Management Group.

“Issue Date” means October 21, 2025.

“Issuer” has the meaning assigned to such term in the preamble hereto.

“Legal Proceeding” means any judicial, regulatory, administrative or arbitral action, suit, claim, appeal, cause of action, objection, demand, inquiry, audit, notice of violation, citation, summon, subpoena, proceeding, or investigation of any nature, civil, criminal, public or private.

“Lien” means any mortgage, pledge, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any lease evidencing capitalized lease obligations having substantially the same economic effect as any of the foregoing ); provided that, for the avoidance of doubt, in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), whose consummation is not conditioned on the availability of, or on obtaining, third-party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice (which may be conditional) in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any Restricted Payment requiring irrevocable notice (which may be conditional) in advance thereof, (4) any incurrence of Indebtedness requiring irrevocable notice (which may be conditional) in advance thereof and (5) a “Change of Control.”

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“LTM EBITDA” means Consolidated EBITDA of the Company and its Restricted Subsidiaries measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available (which may, at the election of the Company, be internal financial statements), in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition or Investment, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in Section 1.4.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, future, present or former employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity, the Company or any Restricted Subsidiary:

(1)	(a) in respect of travel, entertainment, relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice or industry norms or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Company, its Subsidiaries or any Parent Entity with (in the case of this clause (1)(b)) the approval of the Board of Directors of the Company;

(2)	in respect of relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case incurred in connection with any closing or consolidation of any facility or office; or

(3)	not exceeding the greater of $10.0 million and 3.0% of LTM EBITDA in the aggregate outstanding at the time of incurrence.

“Management Group” means the executive officers and other management personnel of the Company and its Subsidiaries (or any Parent Entity and its Subsidiaries) on the Issue Date or who became officers or management personnel of the Company and its Subsidiaries (or any Parent Entity and its Subsidiaries) following the Issue Date (other than in connection with a transaction that would otherwise be a Change of Control if such persons were not included in the definition of “Permitted Holders”) or (in each case) family members or relatives thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Equity Interests of the Company or any Parent Holding Company.

“Material Intellectual Property” means intellectual property that is material to the business of AIH and the Restricted Subsidiaries (including, for the avoidance of doubt, the Company), taken as a whole.

“Material Real Property” means any parcel of real property (other than a parcel with a fair market value of less than $10,000,000) owned in fee by the Company or any Guarantor; provided, however, that one or more parcels owned in fee by such owner and located adjacent to, contiguous with, or in close proximity to, and comprising one property with a common street address, any other parcels owned in fee by such owner may, in the reasonable discretion of the Controlling Collateral Agent, be deemed to be one parcel for the purposes of this definition.

“Merger” means the proposed merger involving Getty Images Holdings, Inc., a Delaware corporation and an indirect parent company of the Company, and Shutterstock, pursuant to the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of January 6, 2025, by and among, inter alios, Getty Images Holdings, Inc. and Shutterstock.

“Merger Closing Date” means the closing date of the Merger (i.e. the Closing Date (as defined in the Merger Agreement)).

“Merger Expenses” means any fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) incurred or paid by the Company or any Restricted Subsidiary associated or in connection with the Merger.

“Midco” means Griffey Midco (DE), LLC, the direct parent of AIH.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Mortgage” means, collectively, the deeds of trust, trust deeds and mortgages made by the Company and the Guarantors in favor of the Notes Collateral Agent for the benefit of the Notes Secured Parties.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.

“Net Available Cash” with respect to any Asset Disposition means cash proceeds received (including any cash proceeds received from the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Disposition, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, consulting, investment banking, survey costs, title and recording expenses, title insurance premiums, payments made in order to obtain a necessary consent or required by applicable law, brokerage and sales commissions, relocation expenses, commissions, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such transaction;

(2)	all Taxes paid, reasonably estimated to be payable, Tax reserves set aside or payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution or deemed distribution of such proceeds to the Company or any of its Subsidiaries, transfer Taxes, deed or mortgage recording Taxes and Taxes that would be payable in connection with any deemed or actual repatriation of such proceeds), as a consequence of such transaction, including dividends or other distributions for Permitted Tax Amounts or any transactions occurring or deemed to occur to effectuate a payment under this Indenture;

(3)	all payments made on any Indebtedness which (x) is secured by any assets subject to such transaction, in accordance with the terms of any Lien upon such assets, (y) is owed by a Non-Guarantor, or (z) by applicable law must be repaid out of the proceeds from such transaction;

(4)	all distributions and other payments required to be made to non-controlling interest or minority interest holders (other than any Parent Entity, the Company or any of its Subsidiaries) in Subsidiaries or joint ventures as a result of such transaction;

(5)	all costs associated with unwinding any related Hedging Obligations in connection with such transaction;

(6)	the deduction of appropriate amounts required to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such transaction and retained by the Company or any Restricted Subsidiary after such transaction, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction;

(7)	any portion of the purchase price from such transaction placed in escrow, whether for the satisfaction of any indemnification obligations in respect of such transaction, as a reserve for adjustments to the purchase price associated with any such transaction or otherwise in connection with such transaction; and

(8)	the amount of any liabilities (other than Indebtedness in respect of the Credit Agreement and the Notes) directly associated with such asset being sold and retained by the Company or any of its Restricted Subsidiaries.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Company or any Guarantor immediately prior to such date of determination.

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments pursuant to GAAP, (b) all losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of purchase accounting, (e) the non-cash impact of accounting changes or restatements, including changes in underlying methodologies, (f) the noncash portion of “straight line” rent expense and (g) all other non-cash charges.

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements.

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.

“Note Documents” means, collectively, (a) the Notes (including Additional Notes), (b) the Collateral Documents, (c) the First Lien Intercreditor Agreement (including the Intercreditor Joinder), (d) any other Intercreditor Agreement governing Applicable Intercreditor Arrangements required to be entered into pursuant to this Indenture and (e) this Indenture (including the Note Guarantees).

“Notes Collateral Agent” means U.S. Bank Trust Company, National Association in its capacity as collateral agent under this Indenture and under the Collateral Documents or any successor or assign thereto in such capacity.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Notes Liens” means all Liens securing the Notes Obligations.

“Notes Obligations” means all Obligations of the Company and the Guarantors under the Notes, this Indenture and the Collateral Documents.

“Notes Pledge Agreement” means the Notes Pledge Agreement, dated as of the Issue Date (as amended, restated, amended and restated, supplement or otherwise modified from time to time), by and among the Grantors party thereto and the Notes Collateral Agent.

“Notes Secured Parties” means the Trustee, the Notes Collateral Agent and the Holders of the Notes.

“Notes Security Agreement” means the Notes Security Agreement, dated as of the Issue Date (as amended, restated, amended and restated, supplement or otherwise modified from time to time), by and among the Grantors party thereto and the Notes Collateral Agent.

“Obligations” means any principal, interest (including Post-Petition Interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Guarantor whether or not a claim for Post-Petition Interest is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated October 6, 2025, relating to the offering by the Company of up to $628,400,000 aggregate principal amount of 10.500% senior secured notes due 2030.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, the Secretary or any Assistant Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Option Agreement” means that certain Restated Option Agreement, dated February 9, 1998, by and between Getty Investments, L.L.C., Getty Images, Inc. and Getty Communications PLC, as amended by Waiver and Amendment to Restated Option Agreement, dated February 24, 2008, Second Amendment to Restated Option Agreement, dated July 2, 2008, Waiver and Third Amendment to Restated Option Agreement, dated August 14, 2012, the Consent Letter to Restated Option Agreement, dated February 19, 2019, Fourth Amendment to Option Agreement, dated December 9, 2021 and the Consent Letter to Restated Option Agreement, dated May 5, 2025, as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time; provided that no such amendment, restatement, supplement or other modification following the Issue Date shall expand or provide for additional circumstances pursuant to which Getty Investments, L.L.C. may exercise the option set forth in Section 2 thereof.

“Oringer Investors” means, collectively, Jonathan Oringer or any lineal descendant of Jonathan Oringer (including (x) children of any such lineal descendant by adoption and step children, and (y) the spouse of any such lineal descendant), or any Affiliate of the foregoing, or any trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Equity Interests of Midco or any Parent Holding Company.

“Parent Entity” means any direct or indirect parent of the Company (including Getty Images Holdings, Inc.).

“Parent Entity Expenses” means:

(1)	fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) incurred or paid by any Parent Entity in connection with reporting obligations under or otherwise incurred or paid in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to the Notes, the Guarantees or any other Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed or delivered with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2)	customary salary, bonus, severance, indemnity, insurance (including premiums therefor) and other benefits payable to any employee, director, officer, manager, contractor, consultant or advisor of any Parent Entity or other Persons under its articles, charter, by-laws, partnership agreement or other organizational documents or pursuant to written agreements with any such Person to the extent relating to the Company and its Subsidiaries;

(3)	(x) general corporate operating and overhead fees, costs and expenses, (including all legal, accounting and other professional fees, costs and expenses, and director and officer insurance (including premiums therefor)), listing fees and other costs and expenses attributable to being a publicly traded company and (y) other operational expenses of any Parent Entity related to the ownership or operation of the business of the Company or any of the Restricted Subsidiaries;

(4)	expenses incurred by any Parent Entity in connection with (i) any offering, sale, conversion or exchange of Capital Stock or Indebtedness (whether or not successful) and (ii) any related compensation paid to employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of such Parent Entity;

(5)	amounts payable pursuant to any management services or similar agreements or the management services provisions in an investor rights agreement or other equityholders’ agreement (including any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the reasonable determination of the Company to the Holders when taken as a whole, as compared to the management services or similar agreements as in effect immediately prior to such amendment or replacement), solely to the extent such amounts are not paid directly by the Company or its Subsidiaries; and

(6)	amounts to finance Investments that would otherwise be permitted to be made pursuant to Section 3.3 if made by the Company or a Restricted Subsidiary; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (2) the merger, consolidation or amalgamation of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited by Section 4.1) in order to consummate such Investment, (C) such Parent Entity and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture and such consideration or other payment is included as a Restricted Payment under this Indenture, (D) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to Section 3.3(a)(ii) and (E) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to a provision of Section 3.3 or pursuant to the definition of “Permitted Investment.”

“Parent Holding Company” means (a) Getty Images Holdings, Inc., (b) GGH Holdco, LLC, a Delaware limited liability company, (c) GGH Operating, LLC, a Delaware limited liability company, (d) Griffey Holdings, Inc., (e) Midco, (f) AIH, (g) any other Person that is a Subsidiary of Getty Images Holdings, Inc. and of which the Company is or becomes a Subsidiary and (h) any other Person of which the Company becomes a Subsidiary; provided that immediately after the Company first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent Holding Company of the Company immediately prior to the Company first becoming such a Subsidiary.

“Pari Passu Indebtedness” means Indebtedness of the Company which ranks equally in right of payment to the Notes or of any Guarantor which ranks equally in right of payment to the Guarantees of the Notes.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Note on behalf of the Company.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Company or any of the Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 3.5.

“Permitted Equity Transactions” means the transactions pursuant to or in connection with that certain Purchase and Subscription Agreement entered into as of September 4, 2018, by and among Getty Investments, L.L.C., Mark H. Getty, the Eligible-Tag Along Partners (as defined therein) party thereto, Carlyle Partners V, L.P., Carlyle Partners V-A, L.P., CP V Coinvestment A, L.P., CP V Coinvestment B, L.P., and Griffey Investors, L.P., a Delaware limited partnership.

“Permitted Holders” means, collectively, (i) the Investors, (ii) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any Parent Entity or the Company, acting in such capacity, (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing, any Holding Company, Permitted Plan or any Person or group that becomes a Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in subclauses (i) through (ii), collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any Parent Entity held by such group, (iv) any Holding Company and (v) any Permitted Plan. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made or waived in accordance with the requirements of this Indenture, will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Intercompany Activities” means any transactions (A) between or among the Company and its Restricted Subsidiaries that are entered into in the ordinary course of business or consistent with past practice or industry norms of the Company and its Restricted Subsidiaries and, in the reasonable determination of the Company are necessary or advisable in connection with the ownership or operation of the business of the Company and its Restricted Subsidiaries, including (i) payroll, cash management, purchasing, insurance and hedging arrangements; (ii) management, technology and licensing arrangements; and (iii) customary loyalty and rewards programs; and (B) between or among the Company, its Restricted Subsidiaries and any Captive Insurance Subsidiary.

“Permitted Investment” means (in each case, by the Company or any of the Restricted Subsidiaries):

(1)	Investments in (a) a Restricted Subsidiary (including the Capital Stock of, or guarantees of obligations of, a Restricted Subsidiary) or the Company or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)	Investments in another Person if such Person is engaged, directly or through entities that will be Restricted Subsidiaries, in any Similar Business and as a result of such Investment such other Person, in one transaction or a series of transactions, is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets (or such division, business unit, product line or business) to, or is liquidated into, the Company or a Restricted Subsidiary, and any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, combination, transfer or conveyance;

(3)	Investments in cash, Cash Equivalents or Investment Grade Securities;

(4)	Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice or industry norms;

(5)	Investments in payroll, travel, entertainment, relocation, moving related and similar advances that are made in the ordinary course of business or consistent with past practice or industry norms;

(6)	Management Advances;

(7)	Investments (including debt obligations and equity interests) (a) received in settlement, compromise or resolution of debts created in the ordinary course of business or consistent with past practice or industry norms, (b) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Company or any such Restricted Subsidiary, (c) as a result of foreclosure, perfection or enforcement of any Lien, (d) in satisfaction of judgments or (e) pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or litigation, arbitration or other disputes or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Investments made as a result of the receipt of promissory notes or other non-cash consideration (including earn-outs) from a sale or other disposition of property or assets, including an Asset Disposition;

(9)	Investments (a) existing or pursuant to binding commitments, agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any such Investment may not be increased except (i) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including in respect of any unused commitment), plus any accrued but unpaid interest (including any accretion of interest, original issue discount or the issuance of pay-in-kind securities) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Issue Date or (ii) as otherwise permitted under this Indenture and (b) made after the Issue Date in joint ventures of the Company or any of its Restricted Subsidiaries existing on the Issue Date;

(10)	Hedging Obligations, which transactions or obligations are not prohibited by Section 3.2;

(11)	pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 3.6;

(12)	any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent Entity or any Unrestricted Subsidiary as consideration;

(13)	any transaction to the extent constituting an Investment that is permitted by and made in accordance with Section 3.8(b) (except those described in Section 3.8(b)(1), (4), (8) and (9));

(14)	Investments consisting of (i) purchases or other acquisitions of inventory, supplies, materials, equipment and similar assets or (ii) licenses, sublicenses, cross-licenses, leases, subleases, assignments, contributions or other Investments of intellectual property or other intangibles or services in the ordinary course of business pursuant to any joint development, joint venture or marketing arrangements with other Persons or any Intercompany License Agreement and any other Investments made in connection therewith;

(15)	(i) Guarantees of Indebtedness not prohibited by Section 3.2 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business or consistent with past practice or industry norms, and (ii) performance guarantees and Contingent Obligations with respect to obligations that are not prohibited by this Indenture;

(16)	Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(17)	Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged or amalgamated into or consolidated with the Company or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation, or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(18)	any Investment in any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice or industry norms (including any cash management arrangements, cash pooling arrangements, intercompany loans or activities related thereto);

(19)	contributions to a “rabbi” trust for the benefit of any employee, director, officer, manager, contractor, consultant, advisor or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company, and Investments relating to non-qualified deferred payment plans in the ordinary course of business or consistent with past practice or industry norms;

(20)	(i) Investments in any joint venture in an aggregate amount not to exceed $100.0 million and (ii) Investments by (x) any Restricted Subsidiary that is not a Guarantor in any joint venture or Unrestricted Subsidiary or (y) the Company or any Guarantor in any Restricted Subsidiary that is not the Company or a Guarantor or in any joint venture or Unrestricted Subsidiary in an aggregate amount pursuant to the foregoing clauses (x) and (y) not to exceed the greater of $50.0 million and 15.0% of LTM EBITDA (provided that (i) intercompany current liabilities incurred in the ordinary course of business and consistent with past practice in connection with the cash management operations of the Company and its Restricted Subsidiaries shall not be included in calculating such limitation and (ii) such limitation shall be net of (A) any Investment by any such Person specified in clause (i) or (ii) in the Company or any Guarantor and (B) any return or distribution of capital or repayments of principal in respect thereof at any time outstanding not to exceed the fair market value of the Investment made); provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(21)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the greater of $103.0 million and 33.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause (21);

(22)	any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (22) that are at that time outstanding, not to exceed the greater of $31.0 million and 10.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause (22);

(23)	(i) Investments arising in connection with a Qualified Securitization Financing or Receivables Facility and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets in connection with a Qualified Securitization Financing or Receivables Facility;

(24)	[reserved];

(25)	repurchases of Notes;

(26)	Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 3.19;

(27)	guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business or consistent with past practice or industry norms;

(28)	Investments (a) consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice or industry norms, (b) made in the ordinary course of business or consistent with past practice or industry norms in connection with obtaining, maintaining or renewing client, franchisee and customer contracts and loans or (c) advances, loans, extensions of credit (including the creation of receivables) or prepayments made to, and guarantees with respect to obligations of, franchisees, distributors, suppliers, lessors, licensors and licensees in the ordinary course of business or consistent with past practice or industry norms;

(29)	Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice or industry norms;

(30)	Investments consisting of UCC Article 3 endorsements for collection or deposit and Article 4 trade arrangements with customers (or any comparable or similar provisions in other applicable jurisdictions) in the ordinary course of business or consistent with past practice or industry norms;

(31)	any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to the Company or any of its Subsidiaries, which Investment is made in the ordinary course of business or consistent with past practice of such Captive Insurance Subsidiary or industry norms, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(32)	Investments in connection with any Permitted Intercompany Activities, Permitted Tax Restructuring or related transactions;

(33)	Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a Casualty Event;

(34)	any other Investment so long as, immediately after giving pro forma effect to the Investment and the incurrence of any Indebtedness the net proceeds of which are used to make such Investment, (i) the Consolidated Total Leverage Ratio shall be no greater than (A) prior to the Merger Closing Date, shall be no greater than 3.25:1.00 and (B) on and after the Merger Closing Date, shall be no greater than 2.00:1.00 or (ii) the Consolidated Total Leverage Ratio would not be higher than it was immediately prior to such Investment; and

(35)	Investments made on or prior to the Merger Closing Date to consummate the Merger.

“Permitted Liens” means, with respect to any Person:

(1)	Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing (i) Indebtedness in an aggregate principal amount not exceeding the greater of $75.0 million and 20.0% of LTM EBITDA and (ii) other Obligations of any Restricted Subsidiary that is not a Guarantor;

(2)	pledges, deposits or Liens (a) in connection with workmen’s compensation laws, payroll Taxes, unemployment insurance laws, employers’ health Tax and other social security laws or similar legislation or other insurance related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (b) securing liability, reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments) for the benefit of insurance carriers under insurance or self- insurance arrangements or otherwise supporting the payments of items set forth in the foregoing clause (a), or (c) in connection with bids, tenders, completion guarantees, contracts, leases, utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, warranty, release, judgment, customs, appeal, performance bonds, guarantees of government contracts, return of money bonds, bankers’ acceptance facilities and obligations of a similar nature (including those to secure health, safety and environmental obligations), and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested Taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case incurred in the ordinary course of business or consistent with past practice or industry norms;

(3)	Liens with respect to outstanding motor vehicle fines and Liens imposed by law or regulation, including carriers’, warehousemen’s, mechanics’, landlords’, suppliers’, materialmen’s, repairmen’s, architects’, construction contractors’ or other similar Liens, in each case (x) for amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith by appropriate proceedings or (y) so long as such Liens do not individually or in the aggregate have a material adverse effect on the Company and its Subsidiaries, taken as a whole;

(4)	Liens for Taxes, assessments or other governmental charges, in each case (i) that are not yet due and payable, (ii) that are being contested in good faith by appropriate proceedings and with respect to which appropriate reserves required pursuant to GAAP (or other applicable accounting principles) have been made in respect thereof, (iii) the non-payment of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries, taken as a whole, or (iv) for property Taxes on property of the Company or one of its Subsidiaries that the Company (or the applicable Subsidiary) has determined to abandon if the sole recourse for such Tax is to such property;

(5)	encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties, exceptions on title policies insuring Liens granted on any mortgaged properties or any other collateral or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other similar agreements, charges or encumbrances, which do not in the aggregate materially interfere with the ordinary course conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(6)	Liens (a) securing Hedging Obligations, Cash Management Obligations and the costs thereof; (b) that are rights of set-off, rights of pledge or other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business or consistent with past practice or industry norms, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or consistent with past practice or industry norms or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry norms; (c) on cash accounts securing Indebtedness and other Obligations permitted to be incurred under Section 3.2(b)(8)(v) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice or industry norms and not for speculative purposes; and (e) (i) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection and (ii) in favor of a banking or other financial institution or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms and conditions of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;

(7)	leases, licenses, subleases and sublicenses of assets (including real property, intellectual property, software and other technology rights), in each case entered into in the ordinary course of business, consistent with past practice or industry norms or, with respect to intellectual property, software and other technology rights, that are not material to the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(8)	Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default under Section 6.1(a)(7);

(9)	Liens (a) securing Capitalized Lease Obligations, or Purchase Money Obligations (including any Liens securing Indebtedness and other Obligations under Section 3.2(b)(7)), or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (i) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under this Indenture and (ii) any such Liens may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets and property affixed or appurtenant thereto and accessions, additions, improvements, proceeds, dividends or distributions thereof, including after-acquired property that is (A) affixed or incorporated into the property or assets covered by such Lien, (B) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (C) the proceeds and products thereof and (b) securing any interest or title of a lessor, sublessor, franchisor, licensor or sublicensor or secured by a lessor’s, sublessor’s, franchisor’s, licensor’s or sublicensor’s interest under any Capitalized Lease Obligations or Non-Financing Lease Obligations;

(10)	Liens arising from UCC financing statements, including precautionary financing statements (or similar filings) regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries;

(11)	Liens existing on the Issue Date (excluding Liens securing the Credit Agreement and the Existing Senior Secured Notes), including any Liens securing any Refinancing Indebtedness of any Indebtedness secured by such Liens;

(12)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Subsidiary (or at the time the Company or a Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in anticipation of such other Person becoming a Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the Obligations relating to any Indebtedness or other obligations to which such Liens relate;

(13)	Liens securing Obligations relating to any Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary or the Trustee;

(14)	Liens securing Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Obligations relating to the Indebtedness or other obligations being refinanced or is in respect of property or assets that is or could be the security for or subject to a Permitted Lien hereunder;

(15)	(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture secured financing arrangement, joint venture or similar arrangement pursuant to any joint venture secured financing arrangement, joint venture or similar agreement;

(17)	Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business or consistent with past practice or industry norms;

(19)	Liens securing Indebtedness and other Obligations (a) incurred pursuant to Credit Facilities, including any letter of credit facility relating thereto, under Section 3.2(b)(1) and (b) in respect of obligations of the Company or any Subsidiary in respect of any Cash Management Obligation or Hedging Obligation provided by any lender party to any Credit Facility or Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements in respect of such Cash Management Obligation or Hedging Obligation were entered into); provided that any such Liens on the Collateral shall be subject to Applicable Intercreditor Arrangements;

(20)	Liens securing Indebtedness and other Obligations under Section 3.2(b)(5); provided that such Liens shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) acquired, or of any Person acquired or merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary, in any transaction to which such Indebtedness or other Obligation relates;

(21)	Liens securing Indebtedness and other Obligations under Section 3.2(b)(21); provided that any such Liens on the Collateral shall be subject to Applicable Intercreditor Arrangements;

(22)	Liens securing Indebtedness and other Obligations of any Non-Guarantor covering only assets of such Subsidiary securing (i) Indebtedness of such Non-Guarantor (excluding, for the avoidance of doubt, guarantee obligations in respect of Indebtedness of the Company or any Guarantor) in an aggregate principal amount not exceeding the greater of $75.0 million and 20.0% of LTM EBITDA and (ii) other obligations of such Non-Guarantor, as applicable;

(23)	Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(24)	Liens deemed to exist in connection with Investments permitted under clause (4) of the definition of “Cash Equivalents”;

(25)	Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Company or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (ii) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(26)	Liens on vehicles or equipment of the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry norms;

(27)	Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise not prohibited by this Indenture;

(28)	(a) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, and (b) Liens, pledges, deposits made or other security provided to secure liabilities to, or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of), insurance carriers in the ordinary course of business or consistent with past practice or industry norms;

(29)	Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Indenture;

(30)	Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment (including any letter of intent or purchase agreement with respect to such Investment) and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in an asset sale, in each case, solely to the extent such Investment or sale, transfer, lease or other disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(31)	Liens securing Indebtedness and other Obligations in an aggregate principal amount not to exceed the greater of (i) $31.0 million and (ii) 10.0% of LTM EBITDA at the time incurred; provided that any such Liens on the Collateral shall be subject to Applicable Intercreditor Arrangements;

(32)	Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 3.19;

(33)	Liens securing Indebtedness or other Obligations permitted under Section 3.2; provided that with respect to (a) Liens securing Secured Pari Passu Indebtedness or other Obligations secured by a Lien on the Collateral on an equivalent priority basis (without regard to control of remedies) with the Lien on the Collateral securing the Notes Obligations, at the time of incurrence and after giving pro forma effect thereto, the Consolidated First Lien Secured Leverage Ratio would be no greater than 3.00:1.00 or (b) Liens securing Secured Junior Indebtedness or other Obligations secured by a Lien on the Collateral on junior priority basis (without regard to control of remedies) with the Lien on the Collateral securing the Notes Obligations, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Total Leverage Ratio would be (i) prior to the Merger Closing Date, shall be no greater than 5.00:1.00 and (ii) on and after the Merger Closing Date, shall be no greater than 4.00:1.00; provided, further, that any such Liens shall be subject to Applicable Intercreditor Arrangements;

(34)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 3.2; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(35)	Liens arising in connection with a Qualified Securitization Financing or a Receivables Facility;

(36)	Settlement Liens;

(37)	rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;

(38)	the rights reserved to or vested in any Person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Company or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(39)	restrictive covenants affecting the use to which real property may be put and Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

(40)	Liens on property, assets or Permitted Investments used to defease or to satisfy or discharge Indebtedness; provided that such defeasance, satisfaction or discharge is not prohibited by this Indenture;

(41)	Liens relating to escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose;

(42)	Liens securing the Notes (other than any Additional Notes), the Notes Obligations and the related Guarantees (including any Liens on the Escrow Account in favor of the Notes);

(43)	Liens on assets securing any Indebtedness owed to any Captive Insurance Subsidiary by the Company or any Restricted Subsidiary; and

(44)	Liens arising in connection with any Permitted Intercompany Activities, Permitted Tax Restructuring or related transactions.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of this definition of “Permitted Liens” to which such Permitted Lien has been classified or reclassified.

“Permitted Plan” means any employee benefits plan of the Company or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Tax Amount” means for any taxable period for which the Company and/or any of its Subsidiaries is a member (or is an entity treated for U.S. federal income tax purposes as disregarded as separate from a member) of a group filing a consolidated, group, affiliate, unitary, combined or similar income or similar tax return with any Parent Entity, any dividends or other distributions to fund any such Taxes for which such Parent Entity is liable that are attributable to the taxable income of the Company and/or its applicable Subsidiaries, in an aggregate amount not to exceed the amount of any such Taxes that the Company and its applicable Subsidiaries, as applicable, would have been required to pay for such taxable period if the Company and such Subsidiaries filed such income or similar tax returns on a consolidated, combined, group, affiliated, unitary or similar basis on behalf of a consolidated, combined, affiliated, unitary or similar group consisting only of the Company and such Subsidiaries; provided that any permitted distributions described in this definition that are attributable to the taxable income of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid by any Unrestricted Subsidiary to the Company or any Guarantor for such purposes; provided, further, that any distributions otherwise described in this definition shall be permitted only to the extent such distributions relate to Taxes that are paid after the Issue Date.

“Permitted Tax Restructuring” means any reorganizations, restructurings and other activities related to Tax planning, Tax reorganization or any Tax restructuring entered into prior to, on or after the Issue Date so long as such Permitted Tax Restructuring is not materially adverse to the holders of the Notes (as determined by the Company in its sole good faith discretion). For purposes of clarity, a Permitted Tax Restructuring includes (but is not limited to) reorganizations, restructurings, and other activities related to Tax planning, Tax reorganization, or any Tax restructuring entered into by or among any Parent Entity and any Subsidiary of the Company.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Post-Acquisition Period” shall mean, with respect to any Investment, sale, transfer or other Asset Disposition of assets or property, implementation or incurrence or repayment of Indebtedness, Restricted Payment, designation of a Subsidiary as an Unrestricted Subsidiary or other event that by the terms of the Notes Documents requires pro forma with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis or to be given pro forma effect, the period beginning on the date such transaction is consummated and ending on the last day of the second full consecutive fiscal quarter immediately following the date on which such transaction is consummated.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or other Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or Insolvency or Liquidation Proceeding.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.11 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Preferred Equity Offering” means the issuance of preferred stock by Griffey Global Holdings, Inc., a Delaware corporation, and of partnership units by Griffey Investors, L.P., a Delaware limited partnership, under that certain Securities Purchase Agreement, dated as of February 19, 2019.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Priming Financing/Liability Management Transaction” means any exchange (or any similar transaction specifically designed to circumvent the restriction set forth under Section 3.14 but contemporaneously achieve the same effect as an exchange) of any Notes with issuance of Indebtedness for borrowed money the Company or any of its Subsidiaries (the “New LMT Debt”) in a transaction that is not for a bona fide business purpose and instead is specifically designed to “uptier” holders of the Notes on a non-pro rata basis into New LMT Debt that is contractually or structurally senior relative to the then existing Notes. For the avoidance of doubt, none of the following shall constitute a Priming Financing/Liability Management Transaction:

(1)	any Indebtedness incurred to finance an acquisition secured by the acquired assets and/or guaranteed by an acquired entity, so along as such Indebtedness and the acquisition are permitted under this Indenture and any acquired assets that constitute Collateral are pledged to the Notes Collateral Agent, for the benefit of the Notes Secured Parties, and any acquired entity that is or becomes a Restricted Subsidiary complies with the applicable guarantee collateral requirements set forth in this Indenture to the extent required (and within the periods required) by this Indenture;

(2)	any Indebtedness that is contractually or structurally senior to the Liens securing the Notes Obligations prior to the announcement of such Priming Financing/Liability Management Transaction; and

(3)	any Refinancing Indebtedness permitted to be incurred under this Indenture.

“Pro Forma Adjustment” means, for the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available that includes all or any part of a fiscal quarter included in any Post-Acquisition Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Issuer, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Issuer in good faith (which determination shall be conclusive) as a result of (a) actions taken or to be taken, prior to or during such Post-Acquisition Period, for the purposes of realizing reasonably identifiable and factually supportable cost savings and synergies, or (b) any additional costs incurred prior to or during such Post-Acquisition Period in connection with the combination of the operations of such Pro Forma Entity with the operations of the Issuer and the Restricted Subsidiaries; provided that so long as such actions are taken prior to or during such Post-Acquisition Period or such costs are incurred prior to or during such Post-Acquisition Period it may be assumed, for the purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings and synergies will be realizable during the entirety of such four consecutive fiscal quarters period, or such additional costs (other than non-recurring costs) will be incurred during the entirety of such four consecutive fiscal quarters period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings, synergies or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such four consecutive fiscal quarters period; provided, further, that amounts included in determining Consolidated EBITDA pursuant to clause (xi) of the definition of “Consolidated EBITDA” and pursuant to this definition shall not, in the aggregate, exceed 20.0% of Consolidated EBITDA (prior to giving effect to such adjustments) in the aggregate for any four consecutive fiscal quarters period.

“Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to enhanced accounting functions and investor relations, stockholder meetings and reports to stockholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other transaction costs, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange or issuance of public debt securities.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets, or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions: (i) the Board of Directors shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Company or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

“Receivables Assets” means (a) any accounts receivable owed to the Company or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement.

“Receivables Facility” means an arrangement between the Company or a Subsidiary and a commercial bank, an asset based lender or other financial institution or an Affiliate thereof pursuant to which (a) the Company or such Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank, asset based lender or other financial institution (or such Affiliate) Receivables Assets and (b) the obligations of the Company or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Company and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Issue Date or incurred (or established) in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, however, that:

(1)	(a) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced, replaced, exchanged, renewed, repaid or extended (or requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the maturity date of the Notes); and (b) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock, respectively, and, in the case of Subordinated Indebtedness, is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

(2)	Refinancing Indebtedness shall not include:

(i) Indebtedness of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness of the Company or a Guarantor; or

(ii) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(3)	such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a Credit Facility or other financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Section 3.2 immediately prior to such refinancing, plus (z) accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing;

provided, that clause (1) above will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Credit Facilities or Secured Indebtedness. Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Regulated Bank” means a commercial bank with a consolidated combined capital surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Responsible Officer” means, when used with respect to the Trustee or Notes Collateral Agent, as applicable, any vice president, assistant vice president, any trust officer or any other officer of the Trustee or Notes Collateral Agent, as applicable, who shall have direct responsibility for the administration of this Indenture, and also means any other officer of the Trustee or Notes Collateral Agent, as applicable, to whom any corporate trust matter relating to this Indenture is referred because of such person’s knowledge of and familiarity with the particular subject.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing one of the restrictive legends described in Section 2.1(d).

“Restricted Notes Legend” means the legend set forth in Section 2.1(d).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Obligations.

“Secured Junior Indebtedness” means any Indebtedness secured by a Lien on the Collateral on a junior priority basis (without regard to control of remedies) with the Lien on the Collateral securing the Notes Obligations.

“Secured Pari Passu Indebtedness” means any Indebtedness secured by a Lien on the Collateral on an equivalent priority basis (without regard to control of remedies) with the Lien on the Collateral securing the Notes Obligations.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means (a) any accounts receivable, mortgage receivables, loan receivables, royalty, franchise fee, license fee, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of the Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or Receivables Asset or participation interest therein issued or sold in connection with, and other fees, expenses and charges (including commissions, yield, interest expense and fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing or Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Company in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings or Receivables Facilities and other activities reasonably related thereto or another Person formed for this purpose.

“Senior Notes Indenture” means the Indenture dated as of February 19, 2019, among Wilmington Trust, National Association, as trustee, the Company and each of the guarantors party thereto, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents (as defined in the Credit Agreement).

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Shutterstock” means Shutterstock, Inc., a Delaware corporation.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“SPAC IPO” means, whether before or after the Issue Date, the acquisition, purchase, merger, amalgamation or other combination of the Company or any Parent Entity, by, or with, a publicly traded special purpose acquisition company or targeted acquisition company or any entity similar to the foregoing (a “SPAC IPO Entity”) that results in any common equity interests of the Company, any Parent Entity, or any direct or indirect parent entity of such SPAC IPO Entity (or its successor by merger, amalgamation or other combination) being publicly traded on any United States national securities exchange or over-the-counter market, or any analogous exchange or market in Canada, the United Kingdom or the European Union.

“Specified Litigation” means Alta Partners, LLC v. Getty Images Holdings, Inc., Case No. 1:22-cv-08916 (filed October 19, 2022); CRCM Institutional Master Fund (BVI) LTD et al. v. Getty Images Holdings, Inc., Case No. 1:23-cv-01074 (filed February 8, 2023); Daniel Berner v. Getty Images Holdings, Inc., Case No. 1:24-cv-04483-JSR (filed June 11, 2024); and James Lapp v. Getty Images Holdings, Inc., Case No. 1: 24-cv-05129-JSR (filed July 5, 2024); CSS, LLC v. Getty Images Holdings, Inc., Index No. 653527/2024 (filed July 12, 2024); Walleye Manager Opportunities LLC et. al. v. Getty Images Holdings, Inc., Index No. 653528/2024 (filed July 12, 2024); Funicular Funds LP v. Getty Images Holdings, Inc., Index No. 653410/2024 (filed July 5, 2024); MPF Broadway Convexity Fund I, LP et. al. v. Getty Images Holdings, Inc., Index No. 653411/2024 (filed July 5, 2024); LMR Multi-Strategy Master Fund Limited et al. v. Getty Images Holdings, Inc., Index No. 654963/2024 (filed September 20, 2024); Jordan Flannery v. Getty Images Holdings, Inc., Index No. 654961/2024 (filed September 20, 2024); and Bi-Directional Disequilibrium Fund, L.P. et al. v. Getty Images Holdings, Inc., Index No. 654960/2024 (filed September 20, 2024) (together the “Claims”), including any appeal, counterclaim, settlement or subsequent Legal Proceeding therefrom, and any losses, costs, expenses and settlements associated with any other Legal Proceeding of any nature filed prior to or after the Issue Date; provided that the substance of such Legal Proceeding arises from the same or a related set of facts to the Claims and is of a similar nature or concerning a similar cause of action as the Claims.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Facility or Receivables Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any Contingent Obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter incurred) which is expressly subordinated in right of payment or lien priority to the Notes (other than intercompany Indebtedness).

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2) any partnership, joint venture, limited liability company or similar entity of which:

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; or

(3) at the election of the Company, any partnership, joint venture, limited liability company or similar entity of which such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means any Restricted Subsidiary that Guarantees the Notes, until such Note Guarantee is released in accordance with the terms of this Indenture.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Swap Obligations” means, with respect to any Person, the obligations of such Person under Swap Contracts.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties, assessments, fees and withholdings (including backup withholdings) and any other charges in the nature of a tax (including interest, penalties, additions to tax and other liabilities with respect thereto) that are imposed by any governmental authority or other taxing authority.

“Total Assets” means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company and the Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of “Consolidated First Lien Secured Leverage Ratio.”

“Total Revenues” means, as of any date, the total consolidated revenues of the Company and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company and the Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of “Consolidated First Lien Secured Leverage Ratio.”

“Transactions” means any or all of the following: (i) the entry into the Credit Agreement and the incurrence of Indebtedness thereunder, (ii) the entry into the Senior Notes Indenture and the issuance of the senior unsecured notes of the Company thereunder, (iii) the Preferred Equity Offering and the entry into the definitive documentation with respect thereto, (iv) the Common Equity Offering and the entry into the definitive documentation with respect thereto, (v) the Permitted Equity Transactions and (vi) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or equivalent statute) as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company in the manner provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(i) at the time of such designation, such Subsidiary or any of its Subsidiaries does not own any Capital Stock of the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(ii) such designation and the Investment, if any, of the Company in such Subsidiary complies with Section 3.3.

“U.S. Dollars” or “$” means the lawful currency of the United States of America.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors. When referring to a CFC or FSHCO, the term Voting Stock shall be interpreted in a manner consistent with Treasury Regulation 1.956-2(c)(2).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the quotient (in number of years) obtained by dividing:

(1)	the sum of the products obtained by multiplying (i) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, by (ii) the amount of such payment, by

(2)	the sum of all such payments; provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness, the effects of any prepayments or amortization made on such Indebtedness prior to the date of such determination will be disregarded.

“Wholly Owned Domestic Subsidiary” means a Domestic Subsidiary of the Company, all of the Capital Stock of which is owned by the Company or a Guarantor.

Section 1.2. Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	Section 3.5(a)(3)(ii)
“Accounting Change”	Section 1.1
“Action”	Section 12.9(w)
“Additional Notes”	Recitals
“Additional Restricted Notes”	Section 2.1(b)
“Advance Offer”	Section 3.5(b)
“Advance Portion”	Section 3.5(b)
“Affiliate Transaction”	Section 3.8(a)
“Agent Members”	Section 2.1(h)(2)
“Applicable Premium Deficit”	Section 8.4(1)
“Applicable Proceeds”	Section 3.5(a)(3)
“Asset Disposition Offer”	Section 3.5(b)
“Asset Sale Payment Date”	Section 3.5(g)(2)
“Authenticating Agent”	Section 2.2
“Automatic Exchange”	Section 2.6(e)
“Automatic Exchange Date”	Section 2.6(e)
“Change of Control Offer”	Section 3.9(a)
“Change of Control Payment”	Section 3.9(a)
“Change of Control Payment Date”	Section 3.9(a)(2)
“Clearstream”	Section 2.1(b)
“Collateral Document Order”	Section 12.9(s)
“Covenant Defeasance”	Section 8.3
“Declined Excess Proceeds”	Section 3.5(b)
“Defaulted Interest”	Section 2.15
“Directing Holder”	Section 6.1(b)
“Election Date”	Section 3.3
“Escrow Account”	Section 13.1(a)
“Escrow Agent”	Section 13.1(a)
“Escrow Agreement”	Section 13.1(a)
“Escrow Outside Date”	Section 13.3
“Escrow Property”	Section 13.1(b)
“Escrow Release”	Section 13.2(a)
“Escrow Release Date”	Section 13.2(a)
“Escrow Release Officer’s Certificate”	Section 13.2(b)
“Euroclear”	Section 2.1(b)
“Event of Default”	Section 6.1(a)
“Excess Proceeds”	Section 3.5(b)
“Foreign Disposition”	Section 3.5(e)
“Global Notes”	Section 2.1(b)
“Guaranteed Obligations”	Section 10.1
“Increased Amount”	Section 3.6(d)
“Initial Agreement”	Section 3.4(b)(16)
“Initial Default”	Section 6.2(c)

Term	Defined in Section
“Institutional Accredited Investor Global Note”	Section 2.1(b)
“Institutional Accredited Investor Notes”	Section 2.1(b)
“IRS”	Section 5.3(e)
“Issuer Order”	Section 2.2
“LCT Election”	Section 3.2(c)(10)
“LCT Public Offer”	Section 3.2(c)(10)
“LCT Test Date”	Section 3.2(c)(10)
“Legal Defeasance”	Section 8.2
“Legal Holiday”	Section 14.7
“Mandatory Redemption Event”	Section 5.8(a)
“New LMT Debt”	Section 1.1
“Note Guarantees”	Section 10.1
“Noteholder Direction”	Section 6.1(b)
“Notes”	Recitals
“Notes Register”	Section 2.3
“payment default”	Section 6.1(a)(4)(A)
“Performance References”	Section 1.1
“Permanent Regulation S Global Note”	Section 2.1(b)
“Permitted Merger Closing Date Uses”	Section 3.2(b)(21)
“Permitted Payments”	Section 3.3(b)
“Position Representation”	Section 6.1(b)
“primary obligations”	Section 1.1
“primary obligor”	Section 1.1
“Proceeds Application Period”	Section 3.5(a)(3)
“protected purchaser”	Section 2.11
“Ratio Calculation Date”	Section 1.1
“Redemption Date”	Section 5.7(a)
“Redemption Price Premium”	Section 1.1
“Refunding Capital Stock”	Section 3.3(b)(2)
“Registrar”	Section 2.3
“Regulation S Global Note”	Section 2.1(b)
“Regulation S Notes”	Section 2.1(b)
“Related Person”	Section 12.9(b)
“Reserved Indebtedness Amount”	Section 3.2(c)(9)
“Restricted Global Note”	Section 2.6(e)
“Restricted Payment”	Section 3.3(a)(4)
“Restricted Period”	Section 2.1(b)
“Reversion Date”	Section 3.18(b)
“Rule 144A Global Note”	Section 2.1(b)
“Rule 144A Notes”	Section 2.1(b)
“SPAC IPO Entity”	Section 1.1
“Special Interest Payment Date”	Section 2.15(a)
“Special Mandatory Redemption”	Section 5.8(a)
“Special Mandatory Redemption Date”	Section 5.8(b)
“Special Mandatory Redemption Price”	Section 5.8(a)
“Special Record Date”	Section 2.15(a)
“Initial Lien”	Section 3.6(a)
“Successor Company”	Section 4.1(a)(1)
“Suspended Covenants”	Section 3.18(a)
“Suspension Period”	Section 3.18(b)
“Temporary Regulation S Global Note”	Section 2.1(b)
“Treasury Capital Stock”	Section 3.3(b)(2)
“Trustee”	Section 8.5
“Unrestricted Global Note”	Section 2.6(e)
“USA PATRIOT Act”	Section 14.11
“Verification Covenant”	Section 6.1(b)

Section 1.3. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) “will” shall be interpreted to express a command;

(7) any calculation, test or measure that is determined with reference to the Company’s financial statements (including, without limitation, LTM EBITDA, Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Consolidated First Lien Secured Leverage Ratio, Consolidated Total Indebtedness, Consolidated Total Leverage Ratio and Section 3.3(a)(ii)(B)) may, at the Company’s option, be determined with reference to the financial statements of a direct or indirect parent of the Company instead, so long as such calculation, test or measure would not differ by more than an immaterial amount when using the financial statements of such direct or indirect parent of the Company as compared to if such calculation, test or measure were made using the Company’s financial statements (as determined in good faith by the Company).

(8) Any ratios, tests or baskets required to be satisfied in order for a specific action to be permitted under this Indenture shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up to the nearest number (with a rounding up if there is no nearest number).

(9) If the Company or any Restricted Subsidiary takes an action that at the time of the taking would in the good faith determination of the Company be permitted under the applicable provisions of this Indenture based on the financial statements available at such time, such action shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments, modifications or restatements made in good faith to such financial statements affecting including, without limitation, LTM EBITDA, Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income or other applicable financial metric.

(10) For the avoidance of doubt, the consummation of the Contribution, the Merger and the transactions expressly contemplated by the Merger Agreement shall not be prohibited by the covenants below; provided, for the avoidance of doubt, that (i) the foregoing shall not be deemed to create the capacity to incur Indebtedness not otherwise permitted to be incurred under this Indenture and (ii) the Contribution shall not be deemed to increase (x) the amount of Restricted Payments that may be made pursuant to Section 3.3(a)(ii)(B) or (y) capacity to incur Indebtedness pursuant to Section 3.2(b)(10).

Section 1.4. Certain Compliance Calculations. Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on any ratio based exceptions, thresholds and baskets, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other exceptions, thresholds or baskets (other than ratio based baskets) on the same date. Each item of Indebtedness that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant ratio-based test.

(a) Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on any ratio based exceptions, thresholds and baskets, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility immediately prior to or in connection therewith.

(b) Any calculation or measure that is determined with reference to the Company’s financial statements (including Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Consolidated First Lien Secured Leverage Ratio and Consolidated Total Leverage Ratio) may be determined with reference to the financial statements of a Parent Entity instead, so long as such Parent Entity does not hold any material assets other than, directly or indirectly, the Capital Stock of the Company.

(c) For purposes of making any computation referred to above, any Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, operational changes, business expansions and disposed or discontinued operations, designations of any Restricted Subsidiary as an Unrestricted Subsidiary and Designations of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case that have been made by the Company or any of its Restricted Subsidiaries, during the reference period or subsequent to the reference period and on or prior to or simultaneously with the applicable Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, operational changes, business expansions, disposed or discontinued operations and designations (and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, operational change, business expansion or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the applicable ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the reference period.

(d) For purposes of this Section 1.4, whenever pro forma effect is to be given to a transaction (including the Merger), the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company (and may include, for the avoidance of doubt, cost savings, operating expenses reductions and synergies resulting from such transactions which is being given pro forma effect). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Ratio Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period except as set forth in the definition of “Consolidated First Lien Secured Leverage Ratio”. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

Article II THE NOTES

Section 2.1. Form, Dating and Terms.

(a) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $628,400,000. In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein). Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Section 2.2, Section 2.6, Section 2.11, Section 2.13, Section 5.6 or Section 9.5, in connection with an Asset Disposition Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.9.

Notwithstanding anything to the contrary contained herein, the Company may not issue any Additional Notes, unless such issuance is in compliance with Section 3.2 and Section 3.6.

With respect to any Additional Notes, the Company shall set forth in an Officer’s Certificate or one or more indentures supplemental hereto, the following information:

(A) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(B) the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue and the first interest payment date; and

(C) whether such Additional Notes shall be Restricted Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 14.3, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture. Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent. If any Additional Notes are not fungible with any other Notes for United States federal income tax purposes or if the Company otherwise determines that any Additional Notes should be differentiated from any other Notes, such Additional Notes will have a separate CUSIP number; provided that, for the avoidance of doubt, such Additional Notes will still constitute a single series with all other Notes issued under this Indenture for all purposes of this Indenture.

If any Additional Notes are issued, the Company shall prepare and the Trustee or Notes Collateral Agent, as applicable, shall execute a joinder to any of the Intercreditor Agreements if required by the terms of such Intercreditor Agreement.

(b) The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be sold initially only to (A) QIBs, (B) IAIs and (C) non-U.S. Persons eligible to participate in an offering pursuant to Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, persons reasonably believed to be QIBs, IAIs and purchasers in reliance on Regulation S and IAIs in accordance with Rule 501 under the Securities Act, in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Company from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes offered and sold to persons reasonably believed to be QIBs in the United States of America (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) and (e) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and any Additional Restricted Notes offered and sold outside the United States of America (the “Regulation S Notes”) shall initially be issued in the form of a temporary global Note (the “Temporary Regulation S Global Note”). Beneficial interests in the Temporary Regulation S Global Note will be exchanged for beneficial interests in a corresponding permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) and (e) (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, each a “Regulation S Global Note”) within a reasonable period after the expiration of the Restricted Period. Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II for credit to the respective accounts of the purchasers (or to such other accounts as they may direct), including, but not limited to, accounts at Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”). Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Temporary Regulation S Global Note may only be transferred to non-U.S. persons pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein. Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and Additional Restricted Notes sold to IAIs (the “Institutional Accredited Investor Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) and (e) (the “Institutional Accredited Investor Global Note”) deposited with the Trustee, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

The Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent designated by the Company maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d) and (e). The Company shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c) Denominations. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(d) Restrictive Legend. Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (ii) the Company and the Trustee receive an Opinion of Counsel reasonably satisfactory to the Company to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act, the Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note shall bear the following legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (A)(2), (A)(3), (A)(7) OR (A)(8) OF REGULATION D UNDER THE SECURITIES ACT) OR (C) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 903 OR RULE 904 OF REGULATION S, (2) AGREES THAT IT WILL NOT, PRIOR TO THE DATE THAT IS [IN THE CASE OF RULE 144A GLOBAL NOTES AND INSTITUTIONAL ACCREDITED INVESTOR GLOBAL NOTES: ONE YEAR][IN THE CASE OF REGULATION S GLOBAL NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF THIS SECURITY) HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH GETTY IMAGES, INC. (THE “ISSUER”) OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY OR ANY PREDECESSOR OF THIS SECURITY, OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY OF ITS SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) (I) QIBS, (II) PURSUANT TO OFFERS AND SALES TO INSTITUTIONAL “ACCREDITED INVESTORS” PURSUANT TO RULE 501(A)(1), (A)(2), (A)(3), (A)(7) OR (A)(8) OF REGULATION D UNDER THE SECURITIES ACT OR (III) PURSUANT TO OFFERS AND SALES TO A NON-U.S. PERSON IN OFFSHORE TRANSACTIONS MEETING THE REQUIREMENTS OF REGULATION S UNDER THE SECURITIES ACT (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED THAT THE ISSUER AND THE NOTES TRUSTEE SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATION OF TRANSFER IN THE FORM APPEARING IN THE INDENTURE IS COMPLETED AND DELIVERED BY THE TRANSFER TO THE NOTES TRUSTEE.

(e) [Reserved].

(f) Global Note Legend. Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(g) Temporary Regulation S Note Legend. Each Temporary Regulation S Global Note shall also bear the following legend on the face thereof:

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).

(h) Book-Entry Provisions. (i) This Section 2.1(h) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC.

(1) Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian for DTC and (z) bear legends as set forth in Section 2.1(f). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or its respective nominees, except as set forth in Section 2.1(h)(4) and Section 2.1(i). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(2) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(3) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(i) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(4) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(i), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(5) The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(6) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(i) Definitive Notes. Except as provided below in this paragraph (i), owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Company that it is unwilling or unable to continue as Depositary for the Global Note and the Company fail to appoint a successor depositary within 90 days of such notice, or (B) there shall have occurred and be continuing an Event of Default with respect to the Notes under this Indenture and DTC shall have requested the issuance of Definitive Notes. In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A) or (B) of the preceding sentence, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes. In addition, any Note transferred to an affiliate (as defined in Rule 405 under the Securities Act) of the Company or evidencing a Note that has been acquired by an affiliate in a transaction or series of transactions not involving any public offering must, until one year after the last date on which the Company or any Affiliate of the Company was an owner of the Note, be in the form of a Definitive Note and bear the legend regarding transfer restrictions in Section 2.1(d). If required to do so pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures.

(1) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(i) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 2.1(d).

(2) If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(3) If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(4) Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Temporary Regulation S Global Note prior to the end of the Restricted Period.

Section 2.2. Execution and Authentication. One Officer of the Issuer shall sign the Notes by manual, facsimile, pdf or other electronic signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $628,400,000, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, in each case upon a written order of the Company signed by one Officer of the Issuer (the “Issuer Order”) and (3) under the circumstances set forth in Section 2.6(e), Initial Notes in the form of an Unrestricted Global Note, in each case upon an Issuer Order. Such Issuer Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the Holder and whether the Notes are to be Initial Notes or Additional Notes.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Responsible Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Company or any Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated or merged or amalgamated with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger or amalgamation, or into which the Company or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, amalgamation, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

Section 2.3. Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of each such agent. If the Company fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.6. The Company or any Guarantor may act as Paying Agent, Registrar or transfer agent.

The Company initially appoints DTC to act as Depositary with respect to the Global Notes. The Company initially appoints the Trustee as the Registrar and Paying Agent for the Notes and the Company may remove any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee.

Section 2.4. Paying Agent to Hold Money in Trust. Prior to 10:00 a.m. New York City time, on each due date of the principal of, premium, if any, or interest on any Note is due and payable, the Company shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. The Company shall require the Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Company or other obligors on the Notes), shall notify the Trustee in writing of any default by the Company or any Guarantor in making any such payment and shall during the continuance of any default by the Company (or any other obligor upon the Notes) or any Guarantor in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Company or a Subsidiary of the Company) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, Insolvency or Liquidation Proceeding, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.5. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Company.

Section 2.6. Transfer and Exchange.

(a) A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6. The Trustee will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the Notes Register maintained by the Trustee for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(i), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Trustee shall refuse to register any requested transfer or exchange that does not comply with this Section 2.6(a).

(b) Transfers of Rule 144A Notes and Institutional Accredited Investor Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date that is one year after the later of the date of its original issue and the last date on which the Company or any Affiliate of the Company was the owner of such Notes (or any predecessor thereto):

(1) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC;

(2) a registration of transfer of an Institutional Accredited Investor Note or a beneficial interest therein to an IAI shall be made upon receipt by the Company and the Registrar or its agent of a certificate substantially in the form set forth in Exhibit E from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Company; and

(3) a registration of transfer of a Rule 144A Note or a beneficial interest therein to a non-U.S. Person shall be made upon receipt by the Company and the Registrar or its agent of a certificate substantially in the form set forth in Exhibit D from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Company.

(c) Transfers of Regulation S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(1) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2) a transfer of a Regulation S Note or a beneficial interest therein to an IAI shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Exhibit E hereof from the proposed transferee and receipt by the Company and Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Company; and

(3) a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Exhibit D hereof from the proposed transferee and receipt by the Company and Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Company.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Exhibit D or any additional certification.

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (1) an Initial Note is being transferred pursuant to an effective registration statement, (2) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.6(e) or (3) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e) Automatic Exchange from Global Note Bearing Restricted Notes Legend to Global Note Not Bearing Restricted Notes Legend. Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Global Note bearing the Restricted Notes Legend (a “Restricted Global Note”) may be automatically exchanged into beneficial interests in a Global Note not bearing the Restricted Notes Legend (an “Unrestricted Global Note”) without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (1) with respect to the Notes issued on the Issue Date, the Issue Date or (2) with respect to Additional Notes, if any, the issue date of such Additional Notes, or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”). Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Company shall (i) provide written notice to DTC and the Trustee at least fifteen (15) calendar days prior to the Automatic Exchange Date, instructing DTC to exchange all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which the Company shall have previously otherwise made eligible for exchange with DTC, (ii) provide prior written notice to each Holder at such Holder’s address appearing in the register of Holders at least fifteen (15) calendar days prior to the Automatic Exchange Date, which notice must include (w) the Automatic Exchange Date, (x) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (y) the “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests will be transferred and (z) the “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (iii) on or prior to the Automatic Exchange Date, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Company, in an aggregate principal amount equal to the aggregate principal amount of Restricted Global Notes to be exchanged into such Unrestricted Global Notes.

Notwithstanding anything to the contrary in this Section 2.6(e), during the fifteen (15) calendar day period prior to the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.6(e) shall be permitted without the prior written consent of the Company. As a condition to any Automatic Exchange, the Company shall provide, and the Trustee shall be entitled to conclusively rely upon, an Officer’s Certificate and Opinion of Counsel to the Company to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Restricted Global Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Trustee, as custodian for the Depositary to reflect the Automatic Exchange. Upon such exchange of beneficial interests pursuant to this Section 2.6(e), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.

(f) Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g) Obligations with Respect to Transfers and Exchanges of Notes. To permit registrations of transfers and exchanges, the Company shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Company’s and Registrar’s written request.

No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Section 2.2, Section 2.6, Section 2.11, Section 2.13, Section 5.6 or Section 9.5).

The Company (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) 15 calendar days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 calendar days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the form of Note attached hereto as Exhibit A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(i) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d).

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee. Neither the Trustee nor the Notes Collateral Agent shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee and Notes Collateral Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. None of the Trustee, the Notes Collateral Agent or any of their agents shall have any responsibility for any actions taken or not taken by DTC.

Section 2.7. Temporary Notes. Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate Temporary Regulation S Global Notes. Temporary Regulation S Global Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for Temporary Regulation S Global Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall, upon receipt of an Authentication Order, authenticate definitive Notes in exchange for Temporary Regulation S Global Notes. Holders and beneficial holders, as the case may be, of Temporary Regulation S Global Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.8. [Reserved].

Section 2.9. [Reserved].

Section 2.10. [Reserved].

Section 2.11. Mutilated, Destroyed, Lost or Stolen Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Company and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Company and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Company shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Company or the Trustee in connection therewith. Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Company to protect the Company, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Company, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Company shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.11, the Company may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.11, every new Note issued pursuant to this Section 2.11, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.12. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those paid pursuant to Section 2.11 and those described in this Section 2.12 as not outstanding. A Note does not cease to be outstanding in the event the Company or an Affiliate of the Company holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 14.5 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Responsible Officer of the Trustee actually knows to be held by the Company or an Affiliate of the Company shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.11 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.11.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.13. Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Company consider appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute, and the Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

Section 2.14. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee). If the Company or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.14. The Company may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

Section 2.15. Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Company maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:

(a) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.15(a). Thereupon the Company shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 20 calendar days and not less than 15 calendar days prior to the Special Interest Payment Date and not less than 10 calendar days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Article XIV, not less than 10 calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.15(b).

(b) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Company to the Trustee of the proposed payment pursuant to this Section 2.15(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.15, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.16. CUSIP and ISIN Numbers. The Company in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

Section 2.17. Joint and Several Liability. Except as otherwise expressly provided herein, the Company and the Guarantors shall be jointly and severally liable for the performance of all obligations and covenants under this Indenture, the Notes and the Collateral Documents.

Article III COVENANTS

Section 3.1. Payment of Notes. The Company shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 10:00 a.m. New York City time on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Company shall pay interest on overdue principal at the rate specified therefor in the Notes, and they shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Section 3.2. Limitation on Indebtedness.

(a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any of the Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness), if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Consolidated Total Leverage Ratio would have been no greater than (i) prior to the Merger Closing Date, 5.00:1.00 and (ii) on and after the Merger Closing Date, 4.00:1.00; provided, further, that Non-Guarantors may not Incur Indebtedness under this Section 3.2(a) if, after giving pro forma effect to such Incurrence (including a pro forma application of the net proceeds therefrom), more than an aggregate of the greater of (a) $78.0 million and (b) 25.0% of LTM EBITDA of Indebtedness of Non-Guarantors would be outstanding pursuant to this Section 3.2(a) at such time when taken together with the aggregate amount of Indebtedness of Non-Guarantors outstanding pursuant to Sections 3.2(b)(5) and 3.2(b)(11).

(b) Section 3.2(a) shall not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness Incurred under any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and Guarantees in respect of such Indebtedness, up to an aggregate principal amount at the time of Incurrence not exceeding the sum of (a) the sum of (i) on and after the Merger Closing Date, the greater of $150.0 million and 50.0% of LTM EBITDA, (ii) $180.0 million, representing the aggregate revolving credit commitment amount under the Credit Agreement as of the Issue Date, (iii) €434.5 million, representing the outstanding principal amount of the Euro Term B-1 Loans as of the Issue Date, (iv) the outstanding principal amount of the Dollar Fixed Rate Term B-1 Loans as of the Issue Date, and (v) the outstanding principal amount of the Existing Senior Secured Notes as of the Issue Date, (b) an additional amount of Secured Pari Passu Indebtedness such that, if after giving pro forma effect to the Incurrence of such additional amount and the application of the proceeds therefrom, the Consolidated First Lien Secured Leverage Ratio would be no greater than 3.00:1.00 outstanding at any one time and (c) an additional amount of Secured Junior Indebtedness such that, if after giving pro forma effect to the Incurrence of such additional amount and the application of the proceeds therefrom, the Consolidated Total Leverage Ratio would be no greater than (A) prior to the Merger Closing Date, shall be no greater than 5.00:1.00 and (B) on and after the Merger Closing Date, shall be no greater than 4.00:1.00 outstanding at any one time and in each case, any Refinancing Indebtedness in respect thereof;

(2) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness or other obligations is not prohibited by the terms of this Indenture;

(3) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that:

(i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary; and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be; provided further that any Indebtedness of the Company or a Guarantor owing to any Restricted Subsidiary that is not a Guarantor shall be made subject to customary subordination terms;

(4) Indebtedness represented by (i) the Notes (other than any Additional Notes), including any Guarantee thereof, (ii) any Indebtedness (other than Indebtedness Incurred pursuant to Section 3.2(b)(1) and Section 3.2(b)(4)(i)) outstanding on the Issue Date and any Guarantees thereof, (iii) Refinancing Indebtedness (including, with respect to the Notes and any Guarantee thereof) Incurred in respect of any Indebtedness described in this Section 3.2(b)(4) or Section 3.2(b)(2) or Section 3.2(b)(5) or Incurred pursuant to Section 3.2(a), and (iv) Management Advances;

(5) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is merged or consolidated with or into the Company or a Restricted Subsidiary) or Indebtedness attaching to assets that are acquired by the Company or any Restricted Subsidiary (including any Indebtedness assumed by the Company or any Restricted Subsidiary in connection with any acquisition of any assets or Person), in each case after the Issue Date as the result of an acquisition or Investment not prohibited by this Indenture and any Refinancing Indebtedness in respect thereof (other than, in each case, any Person that becomes a Restricted Subsidiary after the Issue Date solely as a result of a Delaware LLC Division); provided that (i) such Indebtedness is not Incurred in contemplation of such acquisition or other Investment and (ii) after giving pro forma effect to the Incurrence of such Indebtedness, the Consolidated Total Leverage Ratio would be no greater than (x) 4.00:1.00 and (y) the Consolidated Total Leverage Ratio immediately prior to such consummation of such acquisition or other Investment;

(6) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7) Indebtedness (i) represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this subclause (i) and then outstanding, does not exceed the greater of (x) $65.0 million and (y) 20.0% of LTM EBITDA at the time of Incurrence, and any Refinancing Indebtedness in respect thereof and (ii) arising out of Sale and Leaseback Transactions;

(8) Indebtedness in respect of (i) workers’ compensation claims, health, disability or other employee benefits, property, casualty or liability insurance, self-insurance obligations, customer guarantees, performance, indemnity, surety, judgment, bid, appeal, advance payment (including progress premiums), or other guarantees or other similar bonds, instruments or obligations, completion guarantees and warranties or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or consistent with past practice or industry norms; (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice or industry norms; (iii) customer deposits and advance payments (including progress premiums) received from customers for goods or services purchased in the ordinary course of business or consistent with past practice or industry norms; (iv) letters of credit, bankers’ acceptances, discounted bills of exchange, discounting or factoring of receivables or payables for credit management purposes, warehouse receipts, guarantees or other similar instruments or obligations issued or entered into, or relating to liabilities or obligations Incurred in the ordinary course of business or consistent with past practice or industry norms; (v) Cash Management Obligations; and (vi) Settlement Indebtedness;

(9) Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs, deferred purchase price or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets a Person (including any Capital Stock of a Subsidiary) or Investment (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business, assets, Person or Investment for the purpose of financing such acquisition or disposition);

(10) Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (10) and then outstanding, will not exceed 100% of the net cash proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock or otherwise contributed to the equity (in each case, other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) of the Company, in each case, subsequent to the Issue Date, and any Refinancing Indebtedness in respect thereof; provided, however, that (i) any such net cash proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Company and its Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any net cash proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause (10) to the extent such net cash proceeds or cash have been applied to make Restricted Payments;

(11) Indebtedness of Non-Guarantors in an aggregate principal amount not to exceed the greater of (a) $75.0 million and (b) 20.0% of LTM EBITDA at the time of incurrence, and any Refinancing Indebtedness in respect thereof; provided that Non-Guarantors may not incur Indebtedness under this clause if, after giving pro forma effect to such incurrence (including a pro forma application of the net proceeds therefrom), more than an aggregate of the greater of (a) $78.0 million and (b) 25.0% of LTM EBITDA of Indebtedness of Non-Guarantors would be outstanding pursuant to this clause at such time when taken together with the aggregate amount of Indebtedness of Non-Guarantors outstanding pursuant to Section 3.2(a) and Section 3.2(b)(5).

(12) (i) Indebtedness issued by the Company or any of its Subsidiaries to any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity, in each case to finance the purchase or redemption of Capital Stock of the Company or any Parent Entity that is not prohibited by Section 3.3 and (ii) Indebtedness consisting of obligations under deferred compensation or any other similar arrangements Incurred in the ordinary course of business, consistent with past practice or industry norms or in connection with the Merger, any Investment or any acquisition (by merger, consolidation, amalgamation or otherwise);

(13) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business or consistent with past practice or industry norms;

(14) Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed the greater of (i) $78.0 million and (ii) 25.0% of LTM EBITDA and any Refinancing Indebtedness in respect thereof;

(15) Indebtedness in respect of any Qualified Securitization Financing or any Receivables Facility;

(16) any obligation, or guaranty of any obligation, of the Company or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Company or a Restricted Subsidiary Incurred in the ordinary course of business or consistent with past practice or industry norms for all or any portion of the amounts payable by such customers to the Person extending such credit;

(17) Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Issue Date, including, if so consistent, that (1) the repayment of such Indebtedness is conditional upon such customer ordering a specific amount or volume, as applicable, of goods or services and (2) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(18) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy or discharge the Notes or exercise the Company’s legal defeasance or covenant defeasance, in each case, in accordance with this Indenture;

(19) Indebtedness of the Company or any of its Restricted Subsidiaries arising pursuant to or in connection with any Permitted Intercompany Activities, Permitted Tax Restructuring or related transactions;

(20) to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Company and its Subsidiaries; and

(21) Indebtedness, the proceeds of which are used, on the Merger Closing Date, solely to (x) pay all or a portion of the “Maximum Cash Election Consideration” (as defined in the Merger Agreement) and/or (y) refinance any Indebtedness of Shutterstock and its Subsidiaries outstanding immediately prior to the Merger Closing Date (the foregoing clauses (x) and (y), collectively, the “Permitted Merger Closing Date Uses”); provided that (1) no amounts shall be permitted to be Incurred pursuant to this clause (21) until the Merger Closing Date (other than with respect to Indebtedness funded into escrow pending consummation of the Merger, which Indebtedness shall not be permitted to be released from escrow prior to the Merger Closing Date, except to the extent such release is substantially concurrent), (2) no amounts shall be permitted to be Incurred pursuant to this clause (21) unless, as of the Merger Closing Date, the Company has first used all capacity to Incur Indebtedness pursuant to Section 3.2(b)(1)(b) and (3) the maximum amount that may be Incurred pursuant to this clause (21) shall be an amount equal to the Permitted Merger Closing Date Uses less available capacity to Incur Indebtedness pursuant to Section 3.2(b)(1)(b); provided, further that, for the avoidance of doubt, on and after the Merger Closing Date, the basket described in this clause (21) shall not provide capacity for any subsequent debt incurrence.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.2:

(1) in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 3.2(a) and Section 3.2(b), the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness (or any portion thereof) and include the amount and type of such Indebtedness in Section 3.2(a) or in one of the clauses of Section 3.2(b); provided that all Indebtedness outstanding on the Issue Date under the Credit Agreement (and any Refinancing Indebtedness in respect thereof) shall be deemed Incurred on the Issue Date under Section 3.2(b)(1)(a)(ii), Section 3.2(b)(1)(a)(iii) or Section 3.2(b)(1)(a)(iv) (as applicable) and may not be reclassified; provided, further, that all Indebtedness outstanding on the Issue Date under the Existing Senior Secured Notes (and any Refinancing Indebtedness in respect thereof) shall be deemed incurred on the Issue Date under Section 3.2(b)(1)(a)(v) and may not be reclassified;

(2) additionally, all or any portion of any item of Indebtedness may later be reclassified as having been Incurred pursuant to any type of Indebtedness described in Section 3.2(a) and Section 3.2(b) so long as such Indebtedness is permitted to be incurred pursuant to such provision and any related Liens are permitted to be incurred at the time of reclassification (it being understood that any Indebtedness incurred pursuant to one of the clauses of Section 3.2(b) shall cease to be deemed incurred or outstanding for purposes of such clause but shall be deemed incurred for the purposes of Section 3.2(a) from and after the first date on which the Company or its Restricted Subsidiaries could have incurred such Indebtedness under Section 3.2(a) without reliance on such clause);

(3) at the time of incurrence, division, classification or reclassification, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the categories of Indebtedness described in Section 3.2(a) or Section 3.2(b)(1) through Section 3.2(b)(21) (or any portion thereof) without giving pro forma effect to the Indebtedness incurred, divided, classified or reclassified pursuant to any other clause or paragraph above (or any portion thereof) when calculating the amount of Indebtedness that may be incurred, divided, classified or reclassified pursuant to any such clause or Section (or any portion thereof) at such time;

(4) in the case of any Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing;

(5) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(6) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are incurred pursuant to any Credit Facility and are being treated as incurred pursuant to Sections 3.2(a) or (b) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(7) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(8) Indebtedness permitted by this Section 3.2 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.2 permitting such Indebtedness;

(9) for all purposes under this Indenture, including for purposes of calculating the Consolidated First Lien Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, in connection with the incurrence, issuance or assumption of any Indebtedness pursuant to Section 3.2(a) or Section 3.2(b) or the incurrence or creation of any Lien pursuant to the definition of “Permitted Liens” or otherwise, the Company may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be (any such committed amount elected until revoked as described below, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if such Consolidated First Lien Secured Leverage Ratio, Consolidated Total Leverage Ratio or other provision of this Indenture, as applicable, is complied with (or satisfied) with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this Section 3.2, the definition of “Permitted Liens” or Section 3.6, as applicable, whether or not the Consolidated First Lien Secured Leverage Ratio, the Consolidated Total Leverage Ratio or other provision of this Indenture, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is complied with (or satisfied) for all purposes (including as to the absence of any continuing Default or Event of Default); provided that for purposes of subsequent calculations of the Consolidated First Lien Secured Leverage Ratio, the Consolidated Total Leverage Ratio or other provision of this Indenture, as applicable, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until the Company revokes an election of a Reserved Indebtedness Amount;

(10) when calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions), in each case, at the option of the Company (the Company’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) either (a) the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into (or, if applicable, the date of delivery of an irrevocable declaration of a Restricted Payment or similar event or the date of any notice, which may be conditional, of such a repayment, repurchase or refinancing of Indebtedness is given to the holders of such Indebtedness), or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction) (an “LCT Public Offer”) in respect of a target of a Limited Condition Transaction and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions) and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued, assumed or incurred at the LCT Test Date or at any time thereafter); provided that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Company may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be the applicable LCT Test Date for purposes of such ratios, tests or baskets and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, test or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transaction related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions).

For the avoidance of doubt, if the Company has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or Total Assets of the Company or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any applicable exchange rate utilized in calculating compliance with any dollar-based provision of this Indenture changes from the LCT Test Date to the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, such change will not be taken into account for purposes of determining whether any Indebtedness or Lien that is being incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness complies with any such dollar-based provision of this Indenture, or in connection with compliance by the Company or any Restricted Subsidiary with any other provision of the Note Documents or any other transaction undertaken in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness; (3) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (4) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes (or, if applicable, the irrevocable notice is terminated, expires or passes or, as applicable, the offer in respect of an LCT Public Offer for, such acquisition is terminated), as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction;

(11) notwithstanding anything in this Section 3.2 to the contrary, in the case of any Indebtedness Incurred to refinance Indebtedness initially incurred in reliance on a clause of Section 3.2(b) measured by reference to a percentage of LTM EBITDA at the time of Incurrence, if such refinancing would cause the percentage of LTM EBITDA restriction to be exceeded if calculated based on the percentage of LTM EBITDA on the date of such refinancing, such percentage of LTM EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing; and

(12) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.2.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 3.2, the Company shall be in default of this covenant).

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

For purposes of this Indenture, (a) unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured and (b) senior Indebtedness shall not be treated as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors.

Section 3.3. Limitation on Restricted Payments.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including, any such payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(X) dividends, payments or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(Y) dividends, payments or distributions payable to the Company or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis);

(2) purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company or any Parent Entity held by Persons other than the Company or a Restricted Subsidiary;

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to Section 3.2(b)(3)); or

(4) make any Restricted Investment;

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) above are referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(i) an Event of Default shall have occurred and be continuing (or would immediately thereafter result therefrom);

(ii) the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments (as defined below) made pursuant to Section 3.3(b)(1) (without duplication) and (7), but excluding all other Restricted Payments made pursuant to Section 3.3(b)) would exceed the sum of (without duplication):

(A) an amount equal to 50% of Consolidated Net Income for the period (treated as one accounting period) from October 1, 2024, to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit; provided that in no event shall the amount under this clause (A) be less than zero);

(B) 100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Company from the issue or sale of its Capital Stock or as the result of a merger or consolidation with another Person subsequent to the Issue Date or otherwise contributed to the equity (in each case, other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company or a Restricted Subsidiary (including the aggregate principal amount of any Indebtedness of the Company or a Restricted Subsidiary contributed to the Company or a Restricted Subsidiary for cancellation) or that becomes part of the capital of the Company or a Restricted Subsidiary through consolidation or merger subsequent to the Issue Date (other than (x) net cash proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary, (y) cash or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 3.3(b)(6) and (z) Excluded Contributions);

(C) 100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(D) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by means of: (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Company or the Restricted Subsidiaries and repurchases and redemptions of, or cash distributions or cash interest received in respect of, such Restricted Investments from the Company or the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or the Restricted Subsidiaries, in each case after the Issue Date; or (ii) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a dividend, payment or distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under Section 3.3(b)(17) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 3.3(b)(17), as the case may be) or a dividend from a Person that is not a Restricted Subsidiary after the Issue Date; and

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Company, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under Section 3.3(b)(17), and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 3.3(b)(17), as the case may be; or

(iii) in the case of a Restricted Payment under clauses (1), (2) and (3) above, immediately after giving pro forma effect to the making of any such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, the (i) Consolidated First Lien Secured Leverage Ratio would (A) prior to the Merger Closing Date, exceed 3.50:1.00 and (B) on and after the Merger Closing Date, exceed 2.75:1.00 and (ii) Consolidated Total Leverage Ratio would (A) prior to the Merger Closing Date, exceed 5.50:1.00 and (B) on and after the Merger Closing Date, exceed 4.75:1.00.

(b) Section 3.3(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of this Indenture as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(2) (a) any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Capital Stock, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company or any Parent Entity to the extent contributed to the Company (in each case, other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Section 3.3(b)(13), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of any Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be incurred pursuant to Section 3.2;

(4) any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 3.2;

(5) any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Subordinated Indebtedness of the Company or a Restricted Subsidiary or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(i) from net cash proceeds to the extent permitted under Section 3.5, but only if the Company shall have first complied with the terms described under Section 3.5 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to prepaying, purchasing, repurchasing, redeeming, defeasing, discharging, retiring or otherwise acquiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(ii) to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of (A) a Change of Control (or other similar event described therein as a “change of control”) or (B) an Asset Disposition (or other similar event described therein as an “asset disposition” or “asset sale”), but only if the Company shall have first complied with the terms described under Section 3.5 or Section 3.9, as applicable, and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(iii) consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(6) a Restricted Payment to pay for the prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Capital Stock of the Company or any Parent Entity held by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity pursuant to any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Company or any Parent Entity in connection with such prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition), including any Capital Stock rolled over, accelerated or paid out by or to any employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity in connection with any transaction; provided, however, that the aggregate Restricted Payments made under this clause do not exceed the greater of $31.0 million and 10.0% of LTM EBITDA in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i) the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the capital of the Company (other than through an Excluded Contribution), the cash proceeds from the sale of Capital Stock of any Parent Entity, in each case, to any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 3.3(a)(ii); plus

(ii) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries (or any Parent Entity to the extent contributed to the Company) after the Issue Date; less

(iii) the amount of any Restricted Payments made in previous calendar years pursuant to clauses (i) and (ii) of this Section 3.3(b)(6);

and provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by subclauses (i) and (ii) of this clause (6) in any fiscal year; provided, further, that (i) cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or Restricted Subsidiaries or any Parent Entity in connection with a repurchase of Capital Stock of the Company or any Parent Entity and (ii) the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or similar instruments if such Capital Stock represents all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional shares of such Capital Stock or in respect of withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Section 3.3 or any other provision of this Indenture;

(7) the declaration and payment of dividends on Disqualified Stock of the Company or any of its Restricted Subsidiaries or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 3.2;

(8) payments made or expected to be made by the Company or any Restricted Subsidiary (including payments by the Company or any Restricted Subsidiary to a Parent Entity so that such Parent Entity may make payments) in respect of withholding or similar Taxes payable in connection with the exercise or vesting of Capital Stock or any other equity award by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any Restricted Subsidiary or any Parent Entity and purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, equity-based awards or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof or payments in respect of withholding or similar Taxes payable upon exercise or vesting thereof;

(9) dividends, loans, advances or distributions to any Parent Entity or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):

(i) Permitted Tax Amounts;

(ii) amounts constituting or to be used for purposes of making payments to the extent specified in Section 3.8(b)(2), (3), (5), (11), (12), (13), (15) and (19); and

(iii) the amounts required for any Parent Entity to pay expenses, costs, judgments, settlements and losses in connection with any Specified Litigation in an aggregate amount not to exceed $150.0 million; and

(iv) the amounts required for any Parent Entity to pay its franchise or similar taxes required to maintain its legal existence or any Parent Entity Expenses;

(10) (i) the declaration and payment of dividends on the common stock or common equity interests of the Company or any Parent Entity (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Capital Stock), following a public offering of such common stock or common equity interests (or such exchangeable securities, as applicable), in an amount in any fiscal year not to exceed 6.0% of the amount of net cash proceeds received by or contributed to the Company or any of its Restricted Subsidiaries from any such public offering; or (ii) in lieu of all or a portion of the dividends permitted by clause (i), any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of the Company’s or any Parent Entity’s Capital Stock (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Capital Stock) for aggregate consideration that, when taken together with dividends permitted by clause (i), does not exceed the amount contemplated by clause (ii);

(11) payments by the Company, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Company or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 3.3 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Company);

(12) Restricted Payments that are made (a) in an amount not to exceed the amount of Excluded Contributions or (b) in an amount equal to the amount of net cash proceeds from an asset sale or disposition in respect of property or assets acquired, if the acquisition of such property or assets was financed with Excluded Contributions;

(13) (i) the declaration and payment of dividends on Designated Preferred Stock of the Company or any of its Restricted Subsidiaries issued after the Issue Date; (ii) the declaration and payment of dividends to a Parent Entity in an amount sufficient to allow such Parent Entity to pay dividends to holders of its Designated Preferred Stock issued after the Issue Date; and (iii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clause (ii), the amount of dividends paid to a Person pursuant to such clause shall not exceed the cash proceeds received by the Company or the aggregate amount contributed in cash to the equity of the Company (other than through the issuance of Disqualified Stock or an Excluded Contribution of the Company), from the issuance or sale of such Designated Preferred Stock; provided, further, in the case of clauses (i) and (iii), that for the most recently ended four fiscal quarters for which consolidated financial statements are available (which may, at the Company’s election, be internal financial statements) immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 3.2(a);

(14) [reserved];

(15) distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing or Receivables Facility;

(16) any Restricted Payment made in connection with the Merger or the Merger Agreement and any fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related thereto, including Merger Expenses, or used to fund amounts owed to Affiliates in connection with the Merger or the Merger Agreement (including dividends to any Parent Entity to permit payment by such Parent Entity of such amounts), and any Restricted Payments in respect of working capital adjustments or purchase price adjustments in connection with any Permitted Investment or to satisfy indemnity or other obligations in connection with any Permitted Investment;

(17) (i) Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed the greater of $50.0 million and 15.0% of LTM EBITDA at such time, and (ii) any Restricted Payments, so long as (x) immediately after giving effect to any such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) pro forma effect to the payment of any such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, the Consolidated Total Leverage Ratio (A) prior to the Merger Closing Date, shall be no greater than 2.75:1.00 and (B) on and after the Merger Closing Date, shall be no greater than 2.00:1.00;

(18) mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment;

(19) (i) the redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor in an aggregate amount outstanding at the time made, taken together with all other redemptions, defeasances, repurchases, exchanges or other acquisitions or retirements of Subordinated Indebtedness made pursuant to this clause, not to exceed the greater of $50.0 million and 15.0% of LTM EBITDA at such time, and (ii) the redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor, so long as, (x) immediately after giving effect to any such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) immediately after giving pro forma effect to the payment of any such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, the Consolidated Total Leverage Ratio shall be no greater than (A) prior to the Merger Closing Date, 3.75:1.00 and (B) on and after the Merger Closing Date, 2.50:1.00;

(20) payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a merger, amalgamation, consolidation or transfer of assets that complies with Section 4.1;

(21) Restricted Payments to a Parent Entity to finance Investments that would otherwise be permitted to be made pursuant to this Section 3.3 if made by the Company; provided that (a) such Restricted Payment shall be made substantially concurrently with the closing of such Investment (or any time following the closing of such Investment with respect to earn-out or similar payments), (b) such Parent Entity shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Company or one or more Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited by Section 4.1) to consummate such Investment, (c) such Parent Entity and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, (d) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to Section 3.3(a)(ii) except to the extent the fair market value at the time of such receipt of such property exceeds the Restricted Payment made pursuant to this Section 3.3(b)(21) and (e) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this Section 3.3 (other than pursuant to Section 3.3(b)(12)) or pursuant to the definition of “Permitted Investment” (other than pursuant to clause (12) thereof); and

(22) any Restricted Payment made in connection with a Permitted Intercompany Activity, Permitted Tax Restructuring or related transactions.

For purposes of determining compliance with this Section 3.3, in the event that a Restricted Payment or Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in Section 3.3(b), or is permitted pursuant to Section 3.3(a) and/or one or more of the clauses contained in the definition of “Permitted Investment,” the Company will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 3.3, including as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investment”; provided that if the Consolidated Total Leverage Ratio incurrence test for the incurrence of any Restricted Payment would be satisfied on a pro forma basis as of the end of any subsequent fiscal quarter after the incurrence, the reclassification discussed in this paragraph shall be deemed to have occurred automatically.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith.

In connection with any commitment, definitive agreement or similar event relating to an Investment or other Restricted Payment, the Company or the applicable Restricted Subsidiary may designate such Investment or other Restricted Payment as having occurred on the date of the commitment, definitive agreement or similar event relating thereto (such date, the “Election Date”) if, after giving pro forma effect to such Investment or other Restricted Payment and all related transactions in connection therewith and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to make such Investment on the relevant Election Date in compliance with this Indenture, and any related subsequent actual making of such Investment or other Restricted Payment will be deemed for all purposes under this Indenture to have been made on such Election Date, including for purposes of calculating any ratio, compliance with any test, usage of any baskets hereunder (if applicable) and Consolidated EBITDA and for purposes of determining whether there exists any Default or Event of Default (and all such calculations on and after the Election Date until the termination, expiration, passing, rescission, retraction or rescindment of such commitment, definitive agreement or similar event shall be made on a pro forma basis giving effect thereto and all related transactions in connection therewith).

If the Company or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the provisions of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of the Company for any period.

For the avoidance of doubt, this Section 3.3 shall not restrict the making of, or dividends or other distributions in amounts sufficient to make, any “AHYDO catch-up payment” in the minimum amount necessary with respect to any Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under this Indenture.

Notwithstanding the foregoing, in no event shall any of the Company, AIH or any non-Guarantor Restricted Subsidiary sell, transfer or otherwise dispose (whether pursuant to a sale, lease, license, transfer, Restricted Payment described in clauses (1), (2) or (4) of the definition thereof, or otherwise or related to the exclusive rights thereto) of Material Intellectual Property (in each case other than grants of non-exclusive licenses in the ordinary course of business) to any Unrestricted Subsidiary.

Section 3.4. Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(2) make any loans or advances to the Company or any Restricted Subsidiary; or

(3) sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b) The provisions of Section 3.4(a) shall not prohibit:

(1) any encumbrance or restriction pursuant to (a) any Credit Facility or (b) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(2) any encumbrance or restriction pursuant to the Note Documents;

(3) any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(4) any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (4), if another Person is the Successor Company (as defined below), any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;

(5) any encumbrance or restriction:

(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(ii) contained in mortgages, pledges, charges or other security agreements permitted under the Note Documents or securing Indebtedness of the Company or a Restricted Subsidiary permitted under the Note Documents to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements;

(iii) contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice or industry norms; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; or

(iv) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(6) any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under the Note Documents, in each case, that impose encumbrances or restrictions on the property so acquired;

(7) any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8) customary provisions in leases, licenses, equityholder agreements, joint venture agreements, organizational documents and other similar agreements and instruments;

(9) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(10) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice or industry norms;

(11) any encumbrance or restriction pursuant to Hedging Obligations;

(12) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred or issued subsequent to the Issue Date pursuant to the provisions of Section 3.2 that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(13) restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Securitization Facility or Receivables Facility;

(14) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of Section 3.2 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions, taken as a whole, contained in the Credit Agreement or the Existing Senior Secured Notes Indenture, together with the security documents associated therewith, or the Note Documents as in effect on the Issue Date or (ii) in comparable financings (as determined in good faith by the Company) and where, in the case of clause (ii), either (a) the Company determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments on the Notes or (b) such encumbrance or restriction applies only during the continuance of a default in respect of a payment relating to such agreement or instrument;

(15) any encumbrance or restriction existing by reason of any Lien permitted under Section 3.6; or

(16) any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) through (15) of this Section 3.4(b) or this clause (16) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) through (15) of this Section 3.4(b) or this clause (16); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company).

Section 3.5. Limitation on Sales of Assets and Subsidiary Stock.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2) in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition in excess of the greater of $25.0 million and 8.0% of LTM EBITDA, together with all other Asset Dispositions since the Issue Date (on a cumulative basis), (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) within 18 months from the later of (A) the date of such Asset Disposition and (B) the receipt of the Net Available Cash from such Asset Disposition (as may be extended by an Acceptable Commitment as defined below, the “Proceeds Application Period”), an amount equal to the Net Available Cash (the “Applicable Proceeds”) is applied, to the extent the Company or any Restricted Subsidiary, as the case may be, elects:

(i) (A) to reduce, prepay, repay or purchase any Secured Pari Passu Indebtedness, including the Notes, the Existing Senior Secured Notes and the Indebtedness under the Credit Agreement (or any Refinancing Indebtedness in respect thereof), (B) to reduce, prepay, repay or purchase any other Secured Indebtedness other than Secured Pari Passu Indebtedness so long as the proceeds are with respect to assets securing such Secured Indebtedness and not constituting Collateral; (C) to reduce, prepay, repay or purchase any other Secured Indebtedness or Pari Passu Indebtedness so long as the proceeds are with respect to assets not constituting Collateral and so long as the Company ratably repays the Notes, (D) to make an offer in accordance with the procedures set forth below for an Asset Disposition Offer (whether or not accepted), to redeem Notes as described under Section 5.7 or purchase Notes through open-market purchases or in privately negotiated transactions, or (E) to reduce, prepay, repay or purchase any Indebtedness of a Non-Guarantor (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary); provided, however, that, in connection with any reduction, prepayment, repayment or purchase of Indebtedness pursuant to this clause (i), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (other than obligations in respect of any asset-based credit facility to the extent the assets sold or otherwise disposed of in connection with such Asset Disposition constituted “borrowing base assets”) to be reduced in an amount equal to the principal amount so reduced, prepaid, repaid or purchased;

(ii) (A) to invest (including capital expenditures) in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary); or (B) to invest (including capital expenditures) in any one or more businesses, properties or assets that replace the businesses, properties and/or assets that are the subject of such Asset Disposition, with any such investment made by way of a capital or other lease valued at the present value of the minimum amount of payments under such lease (as reasonably determined by the Company); provided, however, that a binding agreement shall be treated as a permitted application of Applicable Proceeds from the date of such commitment with the good faith expectation that an amount equal to Applicable Proceeds will be applied to satisfy such commitment within 6 months of such commitment (an “Acceptable Commitment”); provided, further, that if any Acceptable Commitment is later canceled or terminated for any reason before such amount is applied, then such Net Available Cash shall constitute Excess Proceeds; or

(iii) any combination of the foregoing;

provided that (1) pending the final application of the amount of any such Applicable Proceeds pursuant to this Section 3.5, the Company or the applicable Restricted Subsidiaries may apply such Applicable Proceeds temporarily to reduce Indebtedness (including under the Credit Facilities) or otherwise apply such Applicable Proceeds in any manner not prohibited by this Indenture, and (2) the Company or any Restricted Subsidiary, as the case may be, may elect to invest in Additional Assets prior to receiving the Applicable Proceeds attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with clause (ii) above with respect to such Asset Disposition.

(b) If, with respect to any Asset Disposition, at the expiration of the Proceeds Application Period with respect to such Asset Disposition, there remains Applicable Proceeds in excess of the greater of $50.0 million and 15.0% of LTM EBITDA (such amount of Applicable Proceeds that are equal to the greater of $50.0 million and 15.0% of LTM EBITDA, “Declined Excess Proceeds,” and such amount of Applicable Proceeds that are in excess of the greater of $50.0 million and 15.0% of LTM EBITDA, “Excess Proceeds”), then subject to the limitations with respect to Foreign Dispositions set forth below, the Company shall make an offer (an “Asset Disposition Offer”) no later than ten business days after the expiration of the Proceeds Application Period to all Holders of Notes and, if required by the terms of any Secured Pari Passu Indebtedness, to all holders of such Secured Pari Passu Indebtedness or, so long as the Excess Proceeds are with respect to assets not constituting Collateral, other Pari Passu Indebtedness, to purchase the maximum principal amount of such Notes and Secured Pari Passu Indebtedness or Pari Passu Indebtedness, as applicable, on a pro rata basis, that may be purchased out of such Excess Proceeds, if any, at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof (or in the event such other Indebtedness was issued with original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any (or such lesser price with respect to such Secured Pari Passu Indebtedness or Pari Passu Indebtedness, as applicable, if any, as may be provided by the terms of such other Indebtedness), to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing such Secured Pari Passu Indebtedness or Pari Passu Indebtedness, as applicable, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. Notices of an Asset Disposition Offer shall be sent by first-class mail or sent electronically, at least 10 days but not more than 60 days before the purchase date to each Holder of the Notes at such Holder’s registered address, with a copy to the Trustee, or otherwise in accordance with the applicable procedures of DTC. The Company may satisfy the foregoing obligation with respect to the Applicable Proceeds by making an Asset Disposition Offer prior to the expiration of the Proceeds Application Period (the “Advance Offer”) with respect to all or a part of the Applicable Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture.

(c) To the extent that the aggregate amount (or accreted value, as applicable) of Notes and, if applicable, any other Secured Pari Passu Indebtedness or Pari Passu Indebtedness, as applicable, validly tendered or otherwise surrendered in connection with an Asset Disposition Offer made with Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) is less than the amount offered in an Asset Disposition Offer, the Company may include any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) in Declined Excess Proceeds, and use such Declined Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of the Notes or, if applicable, Secured Pari Passu Indebtedness or Pari Passu Indebtedness, as applicable, validly tendered pursuant to any Asset Disposition Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Company shall allocate the Excess Proceeds among the Notes and Secured Pari Passu Indebtedness or Pari Passu Indebtedness, as applicable, to be purchased on a pro rata basis on the basis of the aggregate principal amount (or accreted value, as applicable) of tendered Notes and Secured Pari Passu Indebtedness or Pari Passu Indebtedness, as applicable; provided that no Notes or other Secured Pari Passu Indebtedness or Pari Passu Indebtedness, as applicable, will be selected and purchased in an unauthorized denomination. Upon completion of any Asset Disposition Offer, the amount of Applicable Proceeds and Excess Proceeds shall be reset at zero.

(d) To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than Dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in Dollars that is actually received by the Company upon converting such portion into Dollars.

(e) Notwithstanding any other provisions of this Section 3.5, (i) to the extent that any of or all the Net Available Cash of any Asset Disposition received or deemed to be received by a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments, in each case, from being repatriated to the United States, an amount equal to the portion of such Net Available Cash so affected will not be required to be applied in compliance with this Section 3.5, so long, but only so long, as the applicable local law or regulation, applicable organizational documents or agreements or other impediments will not permit repatriation to the United States (the Company hereby agreeing to use reasonable efforts (as determined in the Company’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law or regulation, applicable organizational documents or other impediments to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, applicable organizational impediment or other impediment, an amount equal to such repatriated Net Available Cash will be promptly (and in any event not later than five (5) Business Days after such repatriation could be made) applied (net of Taxes payable or reserved against as a result thereof, to the extent not already taken into account in the definition of “Net Available Cash”) (whether or not such repatriation actually occurs) in compliance with this Section 3.5 and (ii) to the extent that the Company has determined in good faith that repatriation of, or an obligation to repatriate, any of or all the Net Available Cash of any Foreign Disposition could have a non-de minimis adverse Tax consequence (as determined by the Company), the Net Available Cash so affected will not be required to be applied in compliance with this Section 3.5 so long, but only so long, as the non-de minimis Tax consequence could result from the repatriation, or an obligation to repatriate, to the United States (the Company hereby agreeing to use reasonable efforts (as determined in the Company’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law or regulation, applicable organizational documents or other impediments to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Available Cash no longer has a non-de minimis Tax consequence, the amount of such Net Available Cash will be promptly (and in any event not later than five Business Days after such repatriation could be made) applied (net of Taxes payable or reserved against as a result thereof, to the extent not already taken into account in the definition of “Net Available Cash”) (whether or not repatriation actually occurs) in compliance with this Section 3.5. For the avoidance of doubt, nothing in this Section 3.5 shall require the Company to cause any amounts to be repatriated to the United States (whether or not such amounts are used in or excluded from the determination of the amount of any mandatory prepayments hereunder). The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(f) For the purposes of Section 3.5(a)(2), the following shall be deemed to be cash:

(1)	the assumption by the transferee of Indebtedness or other liabilities, contingent or otherwise, of the Company or a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Guarantor) or the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(2)	securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash and Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Disposition;

(3)	Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4)	(4) consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary; and

(5)	(5) any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 3.5 that is at that time outstanding, not to exceed the greater of $50.0 million and 15.0% of LTM EBITDA, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(g) Upon the commencement of an Asset Disposition Offer, the Company shall send, or cause to be sent, by first class mail or electronically, a notice to the Trustee and to each Holder at its registered address. The notice shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Asset Disposition Offer. Any Asset Disposition Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Disposition Offer shall state:

(1) that the Asset Disposition Offer is being made pursuant to this Section 3.5 and that, to the extent lawful, all Notes properly tendered and not withdrawn shall be accepted for payment (unless prorated);

(2) the Asset Disposition payment amount, the Asset Disposition offered price, and the date on which Notes properly tendered and accepted for payment shall be purchased, which date shall be at least 10 days and not later than 60 days from the date such notice is sent (the “Asset Sale Payment Date”);

(3) that any Notes not properly tendered or accepted for payment shall continue to accrue interest in accordance with the terms thereof;

(4) that, unless the Company defaults in making such payment, any Notes accepted for payment pursuant to the Asset Disposition Offer shall cease to accrue interest on and after the Asset Sale Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to any Asset Disposition Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice at least three Business Days before the Asset Sale Payment Date;

(6) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than two Business Days prior to the Asset Sale Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(7) that if the aggregate principal amount of Notes surrendered by Holders exceeds the Asset Disposition payment amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000 or integral multiples of $1,000 in excess thereof shall be purchased); and

(8) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry).

(h) If the Asset Sale Payment Date is on or after a record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.

(i) On the Asset Sale Payment Date, the Company will, to the extent permitted by law,

(1) accept for payment all Notes issued by them or portions thereof properly tendered pursuant to the Asset Disposition Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Asset Disposition payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

(j) To the extent that the provisions of any securities laws or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Company shall not be deemed to have breached its obligations described in this Indenture by virtue of compliance therewith. The Company may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

(k) The provisions of this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Notwithstanding the foregoing, in no event shall any of the Company, AIH or any non-Guarantor Restricted Subsidiary sell, transfer or otherwise dispose (whether pursuant to a sale, lease, license, transfer, Restricted Payment described in clauses (1), (2) or (4) of the definition thereof, or otherwise or related to the exclusive rights thereto) of Material Intellectual Property (in each case other than grants of non-exclusive licenses in the ordinary course of business) to any Unrestricted Subsidiary.

Section 3.6. Limitation on Liens.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or permit to exist any Lien (each, an “Initial Lien”) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Company or any Restricted Subsidiary, except:

(1) if such Initial Lien is a Permitted Lien; or

(2) in the case of Initial Liens on any asset or property that is not Collateral, the Notes or the Note Guarantees are equally and ratably secured, with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness), the Obligations secured by such Initial Lien until such time as such Obligations are no longer secured by a Lien, except that the foregoing shall not apply to Liens securing the Notes (other than Additional Notes) and the related Note Guarantees.

(b) Any Lien created for the benefit of the Holders pursuant to Section 3.6(a) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

(c) For purposes of determining compliance with this Section 3.6, (i) a Lien securing an item of Indebtedness (or any portion thereof) need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens,” the Company may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and at the time of incurrence, division, classification or reclassification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Liens or Indebtedness (or any portion thereof) that may be incurred pursuant to any other clause or paragraph (or any portion thereof) at such time.

(d) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 3.7. Limitation on Guarantees.

(a) The Company will not permit any of its Wholly Owned Domestic Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Domestic Subsidiaries if such non-Wholly Owned Domestic Subsidiaries Guarantee the Credit Agreement or other capital markets debt securities of the Company or any Guarantor), other than a Guarantor, a Captive Insurance Subsidiary, a Foreign Subsidiary or a Securitization Subsidiary, to Guarantee the payment of (i) the Credit Agreement or any other Credit Facility permitted under Section 3.3(b)(1) or (ii) capital markets debt securities of the Company or any other Guarantor in an aggregate principal amount in excess of the greater of $31.0 million and 10.0% of LTM EBITDA, unless:

(1) such Restricted Subsidiary within 90 days (i) executes and delivers a supplemental indenture to this Indenture providing for a Guarantee by such Restricted Subsidiary and (ii) executes and delivers a supplement or joinder to the Collateral Documents or new Collateral Documents and takes all actions required under this Indenture and the applicable Collateral Documents to perfect the Liens created thereunder; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such Note Guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Note Guarantee; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under this Indenture;

provided that this Section 3.7 shall not be applicable (i) to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or (ii) in the event that the Guarantee of the Company’s obligations under the Notes or this Indenture by such Subsidiary would not be permitted under applicable law.

(b) The Company shall cause Shutterstock and each of its Subsidiaries, within 20 Business Days of the Merger Closing Date, to execute and deliver to the Trustee a supplemental indenture to this Indenture in the form of Exhibit B hereto pursuant to which Shutterstock and each of its Subsidiaries shall provide a Guarantee of the Company’s obligations under the Notes and this Indenture.

(c) The Company may elect, in its sole discretion, to cause or allow, as the case may be, any Subsidiary or any of its Parent Entities that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary or Parent Entity shall not be required to comply with the 90-day period described in Section 3.7(a) and such Guarantee may be released at any time in the Company’s sole discretion so long as any Indebtedness of such Subsidiary then outstanding could have been incurred by such Subsidiary (either (x) when so incurred or (y) at the time of the release of such Guarantee) assuming such Subsidiary were not a Guarantor at such time.

(d) If any Guarantor becomes an Immaterial Subsidiary, the Company shall have the right, by delivery of a supplemental indenture executed by the Company to the Trustee, to cause such Immaterial Subsidiary to automatically and unconditionally cease to be a Guarantor, subject to the requirement described in Section 3.7(a) that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary (except that if such Subsidiary has been properly designated as an Unrestricted Subsidiary it shall not be so required to become a Guarantor or execute a supplemental indenture); provided that such Immaterial Subsidiary shall not be permitted to Guarantee the Credit Agreement or other Indebtedness of the Company or the other Guarantors, unless it again becomes a Guarantor.

Section 3.8. Limitation on Affiliate Transactions.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate value in excess of the greater of $15.0 million and 5.0% of LTM EBITDA unless:

(1) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2) in the event such Affiliate Transaction involves an aggregate value in excess of the greater of $50.0 million and 15.0% of LTM EBITDA, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 3.8(a)(2) if such Affiliate Transaction is approved by a majority of the Disinterested Directors of the Company, if any.

(b) Section 3.8(a) shall not apply to:

(1) any Restricted Payment or other transaction permitted to be made or undertaken pursuant to Section 3.3 (including Permitted Payments) or any Permitted Investment;

(2) any issuance, transfer or sale of (A) Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise to any Parent Entity, Permitted Holder or future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any of its Parent Entities and (B) directors’ qualifying shares and shares issued to foreign nationals as required under applicable law;

(3) any Management Advances and any waiver or transaction with respect thereto;

(4) (a) any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries and (b) any merger, amalgamation or consolidation with any Parent Entity, provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger, amalgamation or consolidation is otherwise not prohibited under this Indenture;

(5) the payment of compensation, fees, costs, reimbursements and expenses to, and indemnities (including under insurance policies) and reimbursements, employment and severance arrangements, and employee benefit and pension expenses provided on behalf of, or for the benefit of, future, current or former employees, directors, officers, managers, contractors, consultants, distributors or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any Parent Entity or any Restricted Subsidiary (whether directly or indirectly and including through their Controlled Investment Affiliates or Immediate Family Members);

(6) the entry into and performance of obligations of the Company or any of the Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 3.8 or to the extent not disadvantageous in any material respect in the reasonable determination of the Company to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date;

(7) any transaction effected as part of a Qualified Securitization Financing or Receivables Facility, or any disposition or acquisition of Securitization Assets, Receivables Assets or related assets in connection with any Qualified Securitization Financing or Receivables Facility;

(8) transactions with customers, vendors, clients, joint venture partners, suppliers, contractors, distributors or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice or industry norms, which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Company, or are on terms, taken as a whole, that are not materially less favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9) any transaction between or among the Company or any Restricted Subsidiary and any Person (including a joint venture or an Unrestricted Subsidiary) that is an Affiliate of the Company or an Associate or similar entity solely because the Company or a Restricted Subsidiary or any Affiliate of the Company or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(10) any issuance, sale or transfer of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company, any Parent Entity or any of its Restricted Subsidiaries or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary;

(11) (a) payments by the Company or any Restricted Subsidiary (or distributions or dividends by the Company in lieu of such payments) to any Permitted Holder (whether directly or indirectly), including to its Affiliates or its designees, of management, consulting, monitoring, refinancing, transaction, advisory, indemnities and other fees, costs and expenses (plus any unpaid management, consulting, monitoring, transaction, advisory, indemnities and other fees, costs and expenses accrued in any prior year) and any exit and termination fees (including any such cash lump sum or present value fee upon the consummation of a corporate event, including an initial public offering or a SPAC IPO) pursuant to any management services or similar agreements or the management services or other relevant provisions in an investor rights agreement, limited partnership agreement, limited liability company agreement or other equityholders’ agreement, as the case may be, between any Permitted Holder or certain of the management companies associated with any Permitted Holder or their advisors or Affiliates, if applicable, and the Company and/or its Parent Entities or Subsidiaries, as in effect from time to time (including any amendment thereto or replacement thereof with terms reasonably consistent with the terms of similar agreements entered into by similar advisors as reasonably determined by the Company or any Parent Entity on behalf of the Company at the time such management or similar agreement is entered into by the Permitted Holder) and (b) payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent Entity) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved in the case of each of clauses (a) and (b) in the reasonable determination of the Company or do not exceed the greater of $15.0 million and 5.0% of LTM EBITDA;

(12) payment to any Permitted Holder of all out-of-pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in the Company and its Subsidiaries;

(13) the Merger and the payment of all fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) associated or in connection with the Merger, including Merger Expenses;

(14) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8(a)(1);

(15) the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any equityholders, investor rights or similar agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date and any similar agreement that it (or any Parent Entity) may enter into thereafter; provided that the existence of, or the performance by the Company or any Restricted Subsidiary (or any Parent Entity) of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise, when taken as a whole, more disadvantageous to the Holders in any material respect in the reasonable determination of the Company than those in effect on the Issue Date;

(16) any purchases by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of the Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates;

(17) (i) investments by Affiliates in securities or loans of the Company or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Company or such Restricted Subsidiary generally to other non-affiliated third-party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities or loans of the Company or any of the Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Company and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(18) payments by the Company and its Restricted Subsidiaries pursuant to any tax sharing agreements among any Parent Entity, the Company and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries; provided that in each case the aggregate amount of such payments to any Parent Entity with respect to any taxable year does not exceed the amount that the Company and its Restricted Subsidiaries would be permitted to pay under Section 3.3(b)(9)(i);

(19) payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Company and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any of its Parent Entities pursuant to any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement with any such employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Company in good faith;

(20) any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement between the Company or its Restricted Subsidiaries and any distributor, employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) approved by the reasonable determination of the Company or entered into in connection with the Merger;

(21) any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Restricted Subsidiary permitted under Section 3.5 or entered into with any Business Successor, in each case, that the Company determines in good faith is either fair to the Company or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(22) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary under Section 3.19 and pledges of Capital Stock of Unrestricted Subsidiaries;

(23) (i) any lease entered into between the Company or any Restricted Subsidiary, as lessee, and any Affiliate of the Company, as lessor and (ii) any operational services or other arrangement entered into between the Company or any Restricted Subsidiary and any Affiliate of the Company, in each case, which is approved as being on arm’s length terms by the reasonable determination of the Company;

(24) intellectual property licenses and research and development agreements in the ordinary course of business or consistent with past practice or industry norms;

(25) payments to or from, and transactions with, any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice or industry norms (including any cash management arrangements or activities related thereto);

(26) the payment of fees, costs and expenses related to registration rights and indemnities provided to equityholders pursuant to equityholders, investor rights, registration rights or similar agreements;

(27) transactions undertaken in the ordinary course of business or consistent with past practice or industry norms pursuant to membership in a purchasing consortium;

(28) Permitted Intercompany Activities, Permitted Tax Restructurings, Intercompany License Agreements or related transactions; and

(29) with respect to any of the foregoing transactions permitted pursuant to this Section 3.8, any amendment, extension, renewal, modification or replacement of any such arrangement or agreement (so long as any such amendment, extension, renewal, modification or replacement is not adverse in any material respect when taken as a whole to the Holders in the good faith judgment of the Company taken as a whole).

In addition, if the Company or any of its Restricted Subsidiaries (i) purchases or otherwise acquires assets or properties from a Person which is not an Affiliate, the purchase or acquisition by an Affiliate of the Company of an interest in all or a portion of the assets or properties acquired shall not be deemed an Affiliate Transaction (or cause such purchase or acquisition by the Company or a Restricted Subsidiary to be deemed an Affiliate Transaction) or (ii) sells or otherwise disposes of assets or other properties to a Person who is not an Affiliate, the sale or other disposition by an Affiliate of the Company of an interest in all or a portion of the assets or properties sold shall not be deemed an Affiliate Transaction (or cause such sale or other disposition by the Company or a Restricted Subsidiary to be deemed an Affiliate Transaction).

Notwithstanding the foregoing, in no event shall any of the Company, AIH or any non-Guarantor Restricted Subsidiary sell, transfer or otherwise dispose (whether pursuant to a sale, lease, license, transfer, Restricted Payment described in clauses (1), (2) or (4) of the definition thereof, or otherwise or related to the exclusive rights thereto) of Material Intellectual Property (in each case other than grants of non-exclusive licenses in the ordinary course of business) to any Unrestricted Subsidiary.

Section 3.9. Change of Control.

(a) If a Change of Control occurs, unless a third party makes a Change of Control Offer or the Company has previously or substantially concurrently therewith delivered a redemption notice with respect to all the outstanding Notes as described under Section 5.7, the Company shall make an offer to purchase all of the Notes pursuant to the offer described in this Section 3.9 (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose names the Notes are registered at the close of business on such record date will receive the interest due on the repurchase date. Within 30 days following any Change of Control, the Company will deliver or cause to be delivered a notice of such Change of Control Offer electronically in accordance with the applicable procedures of DTC or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC describing the transaction or transactions that constitute the Change of Control and with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 3.9, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2) the purchase price and the purchase date, which date will be no earlier than 10 days nor later than 60 days from the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice, except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described in clause (8) below (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest, on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date or otherwise comply with DTC procedures;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased or otherwise comply with DTC procedures;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by the Company, consistent with this Section 3.9, that a Holder must follow.

The Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

(b) On the Change of Control Payment Date, the Company will, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

(c) The Company will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption of all outstanding Notes has been given pursuant to this Indenture as described under Section 5.7, unless and until there is a default in the payment of the redemption price on the applicable Redemption Date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied. Notwithstanding anything to the contrary in this Section 3.9, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.

(d) [Reserved].

(e) To the extent that the provisions of any securities laws, rules or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Company shall not be deemed to have breached its obligations described in this Indenture by virtue of compliance therewith. The Company may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

(f) The provisions of this Indenture related to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.

Section 3.10. Reports.

(a) So long as any Notes are outstanding, the Company will furnish to the Trustee, within 15 days after the time frames specified in the rules and regulations of the SEC for a non-accelerated filer (including any available grace periods):

(1) all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a report on the annual financial statements by the Company’s independent auditors;

(2) all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements prepared in accordance with GAAP; and

(3) promptly (and not required to be sooner than the filing deadlines applied to current reports on Form 8-K) after the occurrence of any of the following events, all current reports that would be required to be filed with the SEC on Form 8-K as in effect on the Issue Date (if the Company had been a reporting company under Section 15(d) of the Exchange Act); provided that the foregoing shall not obligate the Company to make available (i) any information regarding the occurrence of any of the following events if the Company determines in its reasonable determination that such event that would otherwise be required to be disclosed is not material to the Holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries taken as a whole, (ii) an exhibit or a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Company or any of its Subsidiaries and any director, officer or manager of the Company or any of its Subsidiaries, (iii) copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K or (iv) any trade secrets, privileged or confidential information obtained from another Person and competitively sensitive information:

(a)	the entry into or termination of material agreements;

(b)	significant acquisitions or dispositions (which shall only be with respect to acquisitions or dispositions that are significant pursuant to the definition of “Significant Subsidiary”);

(c)	bankruptcy;

(d)	cross-default under direct material financial obligations;

(e)	a change in the Company’s certifying independent auditor;

(f)	the appointment or departure of directors or executive officers (with respect to the principal executive officer, president, principal financial officer, principal accounting officer and principal operating officer only);

(g)	non-reliance on previously issued financial statements; and

(h)	change of control transactions,

in each case, in a manner that complies in all material respects with the requirements specified in such form, except as described in this Section 3.10 and subject to exceptions consistent with the presentation of information in the Offering Memorandum; provided, however, that the Company shall not be required to provide (i) segment reporting and disclosure (including any required by FASB Accounting Standards Codification Topic 280), (ii) separate financial statements or other information contemplated by Rules 3-05, 3-09, 3-10, 3-16 or 4-08 of Regulation S-X (or any successor provisions) or any schedules required by Regulation S-X, (iii) information required by Regulation G under the Exchange Act or Item 10, Item 302, Item 402 or Item 601 of Regulation S-K (or any successor provision), (iv) XBRL exhibits, (v) earnings per share information, (vi) information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and (vii) other information customarily excluded from an offering memorandum, including any information that is not otherwise of the type and form currently included in the Offering Memorandum relating to the Notes. In addition, notwithstanding the foregoing, the Company will not be required to (i) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, or (ii) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K (or any successor provision). To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured. In addition, to the extent not satisfied by the foregoing, the Company will agree that, for so long as any Notes are outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) under the Exchange Act, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b) Substantially concurrently with the furnishing or making such information available to the Trustee pursuant to Section 3.10(a), the Company shall also use its commercially reasonable efforts to post copies of such information required by Section 3.10(a) on a website (which may be nonpublic, require a confidentiality acknowledgment and may be maintained by the Company or a third party) to which access will be given to Holders, bona fide prospective investors in the Notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Company), and securities analysts (to the extent providing analysis of an investment in the Notes) and market making financial institutions that are reasonably satisfactory to the Company who agree to treat such information and reports as confidential; provided that the Company may deny access to any competitively sensitive information and reports otherwise to be provided pursuant to this Section 3.10(b) to any Holder, bona fide prospective investors, security analyst or market maker that is a competitor of the Company and its Subsidiaries to the extent that the Company determines in good faith that the provision of such information and reports to such Person would be competitively harmful to the Company and its Subsidiaries. The Company may condition the delivery of any such reports to such Holders, prospective investors in the Notes and securities analysts and market making financial institutions on the agreement of such Persons to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports (and the information contained therein) and information for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein) and information.

(c) The Company will participate in quarterly conference calls (which may be a single conference call together with investors and lenders holding other securities or Indebtedness of the Company, its Restricted Subsidiaries and/or any Parent Entity) to discuss results of operations. The conference calls will be held following the last day of each fiscal quarter of the Company and not later than 20 Business Days after the Company distributes the financial information as set forth in Section 3.10(a). No fewer than two days prior to each conference call, the Company will issue a press release or otherwise announce the time and date of such conference call (which may be made available on a nonpublic website as described in Section 3.10(b)) and providing instructions for Holders, prospective investors in the Notes, securities analysts and market making financial institutions to obtain access to such call.

(d) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, taken as a whole, hold in the aggregate more than 5.0% of the Total Assets of the Company (calculated for the Company and all of its Subsidiaries, not just Restricted Subsidiaries) for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available, then the annual and quarterly financial information required by Section 3.10(a)(1) or (2) will include in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section a presentation of selected financial metrics (such financial metrics to be determined in the Company’s sole discretion) of such Unrestricted Subsidiaries as a group.

(e) Notwithstanding anything to the contrary set forth herein, the Company shall be deemed to have satisfied its obligations in this Section 3.10 with respect to financial information relating to the Company by furnishing financial information relating to any Parent Entity; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity (and other Parent Entities included in such information, if any), on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

(f) Notwithstanding anything to the contrary set forth herein, if the Company or any Parent Entity has furnished the Holders of Notes or filed with the SEC the reports described in the preceding clauses of this Section 3.10 with respect to the Company or any Parent Entity, the Company shall be deemed to be in compliance with the provisions of this Section 3.10.

(g) Delivery of reports, information and documents to the Trustee under this Indenture is for informational purposes only and the information and Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein, or determinable from information contained therein including the Company’s compliance with any of its covenants (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall have no duty to review or analyze reports delivered to it.

Section 3.11. Maintenance of Office or Agency.

The Company will maintain an office or agency where the Notes will be payable and where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The corporate trust office of the Trustee, which initially shall be located at U.S. Bank Trust Company, National Association, 100 Wall St Ste 600, New York, NY 10005, Attention: Global Corporate Trust, shall be such office or agency of the Company unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Trustee, and the Company hereby appoint the Trustee as its agent to receive all such presentations and surrenders.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Company will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency. No office of the Trustee shall be an office or agency of the Company for service of process on the Company or any Guarantors, which office or agency is as set forth in Section 14.1.

Section 3.12. Existence. Except as otherwise provided in this Article III, Article IV and Section 10.2(b) and subject to the ability of the Company or any Restricted Subsidiary to convert (or similar action) to another form of legal entity under the laws of the jurisdiction under which the Company or such Restricted Subsidiary then exists, and except in connection with the Transactions, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect their existence and the corporate, partnership, limited liability company or other existence of each Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Company and each Restricted Subsidiary; provided, however, that the Company shall not be required to preserve any such right, license or franchise or the corporate, partnership, limited liability company or other existence of any Restricted Subsidiary if the respective Board of Directors or, with respect to a Restricted Subsidiary that is not a Significant Subsidiary (or group of Restricted Subsidiaries that taken together would not be a Significant Subsidiary), any Officer of the Company determines that the preservation thereof is no longer necessary or desirable in the conduct of the business of the Company and each of the Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders.

Section 3.13. Permitted Activities of the Parent Guarantors.

(a) Midco shall not conduct, transact or otherwise engage in any material business or operations; provided, that the following shall be permitted in any event: (i) its ownership of the Equity Interests of AIH and activities incidental thereto; (ii) the entry into, and the performance of its obligations with respect to, the Note Documents or documentation relating to other Indebtedness, and other agreements contemplated hereby and thereby; (iii) the consummation of the Merger; (iv) the payment of dividends and distributions, the making of contributions to the capital of its Subsidiaries, the Guarantee of Indebtedness not prohibited from being incurred hereunder by AIH, the Company or any of its Restricted Subsidiaries and other transactions not prohibited by this Indenture; (v) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers, employees, consultants and independent contractors and those of its Subsidiaries); (vi) the performing of its obligations with respect to the organizational documents of any Parent Entity and any indemnification agreement and the other agreements or activities contemplated thereby; (vii) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Stock); (viii) the participation in tax, accounting and other administrative matters as a member of the consolidated group of Midco or any other Parent Entity and AIH, including compliance with applicable Laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers, employees, consultants and independent contractors; (ix) the holding of any cash and Cash Equivalents (but not operating any property); (x) the entry into, and performance of its obligations with respect to, contracts and other arrangements with officers, managers, employees, consultants, independent contractors and directors of Midco or any of its Subsidiaries or any Parent Entity relating to their employment or directorships (including the providing of indemnification to such Persons) and (xi) any activities incidental to the foregoing. Midco shall not create, incur, assume or suffer to exist any Lien on any Equity Interests of AIH (other than Liens pursuant to any (x) Note Document, (y) any agreement or instrument governing Indebtedness that is permitted under Section 3.2 or (z) non-consensual Liens arising solely by operation of Law) and shall not incur any Indebtedness (other than in respect of Disqualified Stock or Guarantees permitted by clause (iv) above). Notwithstanding the foregoing, this Section 3.13 shall not prevent any merger of Midco and Griffey Holdings, Inc.

(b) AIH shall not conduct, transact or otherwise engage in any material business or operations; provided, that the following shall be permitted in any event: (i) its direct ownership of the Equity Interests of the Company and activities incidental thereto; (ii) the entry into, and the performance of its obligations with respect to, the Note Documents or documentation relating to other Indebtedness, and other agreements contemplated hereby and thereby; (iii) the consummation of the Merger; (iv) the payment of dividends and distributions, the making of contributions to the capital of its Subsidiaries, the Guarantee of Indebtedness not prohibited from being incurred under this Indenture by the Company or any of its Restricted Subsidiaries, the incurrence of Indebtedness under this Indenture or other Indebtedness permitted to be incurred under this Indenture by the Company or any of its Restricted Subsidiaries and other transactions not prohibited by this Indenture; (v) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers, employees and those of its Subsidiaries); (vi) the performing of its obligations with respect to the organizational documents of a Parent Entity and any indemnification agreement and the other agreements or activities contemplated thereby; (vii) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Stock); (viii) the participation in tax, accounting and other administrative matters as a member of the consolidated group of AIH or any other Parent Entity and the Company, including compliance with applicable Laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers, employees and those of its Subsidiaries, (ix) the holding of any cash and Cash Equivalents (but not operating any property); (x) the entry into, and performance of its obligations with respect to, contracts and other arrangements with officers, managers, employees, consultants, independent contractors and directors of AIH or any of its Subsidiaries or any Parent Entity relating to their employment or directorships (including the providing of indemnification to such Persons) and (xi) any activities incidental to the foregoing. Notwithstanding the foregoing, this Section 3.13 shall not prevent any merger of AIH and the Company, and this Section 3.13 shall cease to apply and terminate in the event of any such merger.

Section 3.14. Priming Financing/Liability Management Transaction.

(a) The Company shall not, nor shall it permit any Restricted Subsidiary to, enter into or effect any Priming Financing/Liability Management Transaction.

Section 3.15. Compliance Certificate. The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company, an Officer’s Certificate, the signers of which shall be the President or any Vice President of the Company, stating that in the course of the performance by the signer of his or her duties as an Officer thereof, he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date. If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Company are taking or proposes to take with respect thereto.

Section 3.16. Amendments to Option Agreement.

The Company shall not, nor shall it permit any Restricted Subsidiary to, amend, modify or change any term or condition of the Option Agreement in any manner that is, taken as a whole, materially adverse to the interests of the Notes Secured Parties.

Section 3.17. Statement by Officers as to Default. The Company shall deliver to the Trustee, within 30 days after the Company becomes aware of the occurrence of any Default or Event of Default (unless such Default or Event of Default shall have been cured or waived prior to the expiration of such 30-day period), an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Company are taking or proposes to take with respect thereto.

Section 3.18. Suspension of Certain Covenants on Achievement of Investment Grade Status. (a)Following the first day: (1) the Notes have achieved Investment Grade Status; and (2) no Default or Event of Default has occurred and is continuing under this Indenture, then, beginning on that day and continuing until the Reversion Date, the Company and its Restricted Subsidiaries will not be subject to Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.7, Section 3.8 and Section 4.1(a)(3) (collectively, the “Suspended Covenants”).

(b) If at any time the Notes cease to have such Investment Grade Status, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.” The Company shall not be permitted to designate any Unrestricted Subsidiary for the applicable series of Notes during a Suspension Period unless such designation would be permitted if the Suspension Period was not in effect.

(c) On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.2(b)(4)(ii). On and after the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens pursuant to clause (11) of such definition. Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 3.3(a). On the Reversion Date, the amount of Excess Proceeds shall be reset at zero. Any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.8(b)(6). Any encumbrance or restriction on the ability of any Restricted Subsidiary to take any action described in Section 3.4(a)(1) through Section 3.4(a)(3) that becomes effective during the Suspension Period will be deemed to have existed on the Issue Date, so that it is classified as permitted under Section 3.4(b)(1). In addition, any future obligation to grant further Note Guarantees shall be released. All such obligations to grant Guarantees shall be reinstated upon the Reversion Date. No Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Company or its Restricted Subsidiaries during the Suspension Period so long as such actions were permitted when taken.

(d) On and after each Reversion Date, the Company and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period. There can be no assurance that the Notes will ever achieve or maintain Investment Grade Status.

(e) The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Status or of the occurrence of a Reversion Date.

Section 3.19. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if no Default or Event of Default would be in existence following such designation; provided that, notwithstanding anything to the contrary herein, no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary owns or exclusively licenses any Material Intellectual Property at the time of designation. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments pursuant to Section 3.3 or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(b) Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by delivering to the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions and was not prohibited by Section 3.3. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture, and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 3.2 the Company will be in default of Section 3.2.

(c) The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 3.2 (including pursuant Section 3.2(b)(5) treating such redesignation as an acquisition for the purpose of such Section 3.2(b)(5)) and Section 3.6 calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation. Any such designation by the Company shall be evidenced to the Trustee by delivering to the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions.

Section 3.20. After Acquired Property; Further Assurances.

(a) Subject to the limitations and exceptions of this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and any other Intercreditor Agreement, from and after the Issue Date, upon the acquisition by the Company or any Guarantor of any property or assets constituting Collateral or upon a Restricted Subsidiary (including a newly created or acquired one) becoming a Guarantor, then the Company or such Guarantor shall within the time periods specified in the applicable Collateral Documents (or, in the case of Material Real Properties, 90 days) (subject, in each case, to any extensions agreed by each then existing Credit Agreement Agent pursuant to each then outstanding Credit Agreement) execute and deliver such mortgages (including Mortgages (solely in the case of Material Real Properties)), deeds of trust, security instruments (including supplements to any applicable Collateral Document), financing statements, certificates and opinions of counsel as shall be necessary to vest in the Notes Collateral Agent a perfected security interest, subject only to Permitted Liens, in such property or assets constituting Collateral.

(b) With respect to any Collateral constituting Material Real Property (that is not Excluded Property) acquired after the Issue Date, to the extent likewise provided with respect to the Credit Agreement, the Company or the applicable Guarantor shall provide title reports, fully paid American Land Title Association Lender’s Extended Coverage pro forma title insurance policies or the equivalent or other form available in the applicable jurisdiction in form and substance, with endorsements and in an amount consistent with the corresponding endorsement in respect of the Credit Agreement and American Land Title Association/American Congress on Surveying and Mapping form surveys in form and substance reasonably acceptable to the Credit Agreement Agent.

(c) On or following the Issue Date and subject to the First Lien Intercreditor Agreement, the perfection exceptions set forth in the Collateral Documents and any other applicable limitations, promptly following written request of the Notes Collateral Agent, the Company and the Guarantors shall (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Note Document or any other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as required from time to time in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Collateral Documents (it being understood that the Notes Collateral Agent has no duty to make any such request). Notwithstanding anything to the contrary in any Note Documents, neither the Company nor any other Guarantor shall be required to make any filings or take any other actions to perfect, evidence or create the Lien on and security interest in any intellectual property except for filings in the United States Patent and Trademark Office or the United States Copyright Office and the filing of UCC financing statements.

Article IV SUCCESSOR COMPANY; SUCCESSOR PERSON

Section 4.1. Merger, Amalgamation and Consolidation.

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one transaction or a series of related transactions, to any Person, unless:

(1) the Company is the surviving Person or the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized or existing under the laws of the jurisdiction of the Company or the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes, this Indenture and the Collateral Documents pursuant to supplemental indentures or other documents and instruments;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, either (i) the applicable Successor Company or the Company would be able to incur at least an additional $1.00 of Indebtedness pursuant to Section 3.2(a) or (ii) the Consolidated Total Leverage Ratio of the Company and its Restricted Subsidiaries would not be higher than it was immediately prior to giving effect to such transaction; and

(4) the Company shall have delivered to the Trustee and the Notes Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) is a legal and binding agreement enforceable against the Successor Company; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of Section 4.1(a)(2) and (3).

(b) [Reserved].

(c) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Note Documents, and the Company will automatically and unconditionally be released and discharged from its obligations under the Note Documents.

(d) [Reserved].

(e) Notwithstanding any other provision of this Section 4.1, (i) the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Guarantor, (ii) the Company may consolidate or otherwise combine with or merge into an Affiliate that is (A) organized or existing under the laws of the jurisdiction of the Company or the United States of America, any State of the United States or the District of Columbia or (B) incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company, (iii) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company or a Guarantor and (iv) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary.

(f) The foregoing provisions (other than the requirements of Section 4.1(a)(2) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary).

(g) [Reserved].

(h) Subject to certain limitations described in this Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor shall consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one or a series of related transactions, to any Person, unless:

(1) the other Person is the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(2) (A) either (x) the Company or a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all the obligations of the Guarantor under its Note Guarantee, this Indenture and the Collateral Documents; and

(B) immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing; or

(3) the transaction constitutes a sale, disposition or transfer of the Guarantor or the conveyance, transfer or lease of all or substantially all of the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise not prohibited by this Indenture.

(i) Notwithstanding any other provision of this Section 4.1, any Guarantor may (a) consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to another Guarantor or the Company, (b) consolidate or otherwise combine with or merge into an Affiliate (i) organized or existing under the laws of the jurisdiction of the Company or the United States of America, any State of the United States or the District of Columbia or (ii) incorporated or organized for the purpose of changing the legal domicile of the Guarantor, reincorporating the Guarantor in another jurisdiction, or changing the legal form of the Guarantor, (c) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, (d) liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company and (e) engage in any Permitted Tax Restructuring. Notwithstanding anything to the contrary in this Section 4.1, the Company may contribute Capital Stock of any or all of its Subsidiaries to any Guarantor.

(j) [Reserved].

(k) Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Article V   REDEMPTION OF SECURITIES

Section 5.1. Notices and Opinions to Trustee.

(a) If the Company elect to redeem Notes pursuant to the optional redemption provisions of Section 5.7, the Company must furnish to the Trustee, at least 10 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the Redemption Date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Any optional redemption referenced in such Officer’s Certificate may be canceled by the Company at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

(b) The Trustee will accept, and shall be entitled to rely on, such Officer’s Certificate as sufficient evidence of the satisfaction of the conditions precedent to such redemption, without further inquiry, in which event it will be conclusive and binding on the Holders.

Section 5.2. Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which such Notes are listed, as certified to the Trustee by the Company, and in compliance with the requirements of DTC, or if the Notes are not so listed or such exchange prescribes no method of selection and such Notes are not held through DTC or DTC prescribes no method of selection, the Trustee will select by lot or on a pro rata basis, subject to adjustments so that no Note in an unauthorized denomination remains outstanding after such redemption; provided, however, that no Note of $2,000 in aggregate principal amount or less shall be redeemed in part.

Section 5.3. Notice of Redemption.

(a) At least 10 days but not more than 60 days before a Redemption Date (or such shorter period as is specified solely in respect of any Special Mandatory Redemption), the Company will send or cause to be sent, by electronic delivery or, at the Company’s option, by first class mail postage prepaid, a notice of redemption to each Holder (with a copy to the Trustee) whose Notes are to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, with a copy to the Trustee, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article VIII or Article XI hereof.

(b) The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:

(1) the Redemption Date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(9) if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the Redemption Date or by the Redemption Date so delayed.

(c) If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, unless the Company defaults in the payment of the redemption price, interest ceases to accrue on Notes or portions of them called for redemption.

(d) At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at their expense; provided, however, that the Company has delivered to the Trustee, at least five Business Days (or such shorter period as may be agreed to in writing by the Trustee) before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 5.3, an Officer’s Certificate requesting that the Trustee give such notice, which shall include a form of the notice setting forth the information provided in the preceding clauses of this Section 5.3.

(e) Any redemption notice must include the following language:

IMPORTANT INFORMATION REGARDING TAX CERTIFICATION AND POTENTIAL WITHHOLDING:

Pursuant to U.S. federal tax laws, you have a duty to provide the applicable type of tax certification form issued by the U.S. Internal Revenue Service (“IRS”) to U.S. Bank Trust Company, National Association to ensure payments are reported accurately to you and to the IRS. In order to permit accurate withholding (or to prevent withholding), a complete and valid tax certification form must be received by U.S. Bank Trust Company, National Association before payment of the redemption proceeds is made to you. Failure to timely provide a valid tax certification form as required will result in the maximum amount of U.S. withholding tax being deducted from any redemption payment that is made to you.

Section 5.4. Effect of Notice of Redemption. Once notice of redemption is sent in accordance with Section 5.3, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price. Notice of any redemption of the Notes may, at the Company’s discretion, be given prior to the completion of a transaction or event (including an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction or event, and may include multiple amounts of Notes that may be redeemed and the conditions precedent applicable to such amounts. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Company in its discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Section 5.5. Deposit of Redemption or Purchase Price.

On or prior to 10:00 a.m. New York City time on the Redemption Date or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the Redemption Date or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest up to, but excluding the Redemption Date shall be paid on the Redemption Date to the Person in whose name such Note was registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1.

Section 5.6. Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Issuer Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

Section 5.7. Optional Redemption.

(a) At any time prior to November 15, 2027, the Company may redeem the Notes in whole or in part, at its option, upon not less than 10 nor more than 60 days’ prior notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the Notes Register, at a redemption price equal to 100% of the principal amount of such Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(b) At any time and from time to time on or prior to November 15, 2027, the Company may redeem the Notes with the net cash proceeds received by the Company from any Equity Offering at a redemption price equal to 110.500% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, in an aggregate principal amount for all such redemptions not to exceed 40% of the aggregate principal amount of the Notes issued under this Indenture on the Issue Date (together with Additional Notes); provided that (1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering and (2) not less than 50% of the aggregate principal amount of the Notes issued under this Indenture on the Issue Date remains outstanding immediately thereafter (excluding Notes held by the Company or any of its Restricted Subsidiaries), unless all such Notes are redeemed substantially concurrently. The Trustee shall select the Notes to be purchased in the manner described under Section 5.1 through Section 5.6.

(c) At any time and from time to time on or after November 15, 2027, the Company may redeem the Notes in whole or in part, at its option, upon not less than 10 nor more than 60 days’ notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the Notes Register at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable Redemption Date, if redeemed during the twelve-month period beginning on November 15 of the year indicated below:

Year	Percentage
2027	105.250%
2028	102.625%
2029 and thereafter	100.000%

(d) Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption. In determining whether the Holders of at least 90% of the aggregate principal amount of the outstanding Notes have validly tendered and not validly withdrawn such Notes in a tender offer, including a Change of Control Offer or Asset Disposition Offer, the Notes owned by the Company or their Affiliates or by funds controlled or managed by any Affiliate of the Company, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer.

Section 5.8. Mandatory Redemption.

(a) In the event that (i) the Escrow Outside Date occurs and the Escrow Agent shall not have received an Escrow Release Officer’s Certificate on or prior to such date, (ii) the Issuer informs the Escrow Agent and the Trustee in writing that, in the reasonable judgment of the Issuer, the Merger will not be consummated on or prior to the Escrow Outside Date or (iii) the Issuer informs the Escrow Agent and the Trustee in writing that the Merger Agreement has been terminated prior to the Escrow Outside Date (any such event being a “Mandatory Redemption Event”), the Issuer shall redeem all of the Notes (the “Special Mandatory Redemption”) at a price equal to 100.0% of the initial issue price of the Notes (the “Special Mandatory Redemption Price”), plus accrued and unpaid interest on the Notes to, but excluding, the Special Mandatory Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

(b) Notice of the Special Mandatory Redemption shall be delivered by the Issuer (or the Trustee, if applicable pursuant to the Escrow Agreement) substantially in the form attached as Exhibit F hereto no later than one (1) Business Day following the Mandatory Redemption Event, to the Trustee, the Holders and the Escrow Agent, and shall provide that the Notes shall be redeemed on a date that is no later than the third (3rd) Business Day following the Mandatory Redemption Event (or such date as may be required by the applicable procedures of DTC) (in each case, a “Special Mandatory Redemption Date”).

(c) On or prior to the Special Mandatory Redemption Date, pursuant to the Escrow Agreement, the Escrow Agent shall pay to the Trustee for payment to each Holder of Notes an amount up to the Special Mandatory Redemption Price for all outstanding Notes, plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date and, substantially concurrently with the payment to such Holders and after payment of accrued and unpaid fees, costs and expenses of the Trustee, the Notes Collateral Agent and the Escrow Agent, deliver any excess Escrowed Property (if any) to the Issuer.

(d) For the avoidance of doubt, the Issuer shall not be required to effect any Special Mandatory Redemption following the Escrow Release and shall not be required to effect any Special Mandatory Redemption following the Completion Date.

(e) Any redemption made pursuant to this Section 5.8 shall be made pursuant to the procedures set forth in this Indenture and the Escrow Agreement, except to the extent inconsistent with this Section 5.8.

Section 5.9. No Mandatory Redemption or Sinking Fund. Except as set forth in Section 5.8, the Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Company may be required to offer to purchase the Notes under Section 3.5 and Section 3.9. The Company, their direct or indirect equity holders (including the Investors), their respective Affiliates and members of management may at any time and from time to time seek to purchase the Notes in the open market, by tender offer or otherwise.

Article VI DEFAULTS AND REMEDIES

Section 6.1. Events of Default.

(a) Each of the following is an “Event of Default”:

(1) default in any payment of interest on any Note when due and payable, continued for 30 days;

(2) default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company or any Guarantor to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of at least 30% in aggregate principal amount of the outstanding Notes with any agreement or obligation contained in this Indenture; provided that in the case of a failure to comply with Section 3.10, such period of continuance of such default or breach shall be 120 days after written notice described in this clause (3) has been given;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Significant Subsidiary, or the payment of which is Guaranteed by the Company or any Significant Subsidiary other than Indebtedness owed to the Company or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(A) is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(B) results in the acceleration of such Indebtedness prior to its stated final maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been so accelerated, aggregates to $45.0 million or more at any one time outstanding;

(5) the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary:

(A) commences a voluntary bankruptcy case or other Insolvency or Liquidation Proceeding under any Bankruptcy Law;

(B) consents to the entry of an order for relief against it in an involuntary bankruptcy or insolvency case or other Insolvency or Liquidation Proceeding under any Bankruptcy Law;

(C) consents to the appointment of a Custodian of it or for substantially all of its property;

(D) makes a general assignment for the benefit of its creditors pursuant to any Bankruptcy Law;

(E) consents to or acquiesces in the institution of a bankruptcy or an Insolvency or Liquidation Proceeding against it; or

(F) takes any comparable action under any foreign Bankruptcy Laws or other laws otherwise relating to insolvency;

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or a Significant Subsidiary, or group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary, in an involuntary bankruptcy case or other Insolvency or Liquidation Proceeding;

(B) appoints a Custodian of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, for substantially all of the property of the Company or such Significant Subsidiary or such group of Restricted Subsidiaries, as applicable;

(C) orders the winding up or liquidation of the Company or a Significant Subsidiary, or group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(D) any similar relief is granted under any foreign laws;

and the order, decree or relief remains unstayed and in effect for 60 consecutive days;

(7) failure by the Company or a Significant Subsidiary to pay final judgments aggregating in excess of $45.0 million (measured at the date of such judgment) other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 90 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(8) any Note Guarantee by a Significant Subsidiary ceases to be in full force and effect, other than in accordance with the terms of this Indenture;

(9) unless such Liens have been released in accordance with the provisions of the Note Documents, the Notes Liens with respect to all or a material portion of the Collateral in excess of $45.0 million cease to be valid or enforceable, or the Company shall assert or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable; and

(10) the failure by the Company to consummate the Special Mandatory Redemption to the extent required, or to maintain funds in the Escrow Account equal to the Special Mandatory Redemption Price on or at any time after the Issue Date, as described under Section 5.8.

(b) Notwithstanding the foregoing, a default under Section 6.1(a)(3), Section 6.1(a)(4) or Section 6.1(a)(7) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Company of the Default (with a copy to the Trustee if notice is given by the Holders) and, with respect to Section 6.1(a)(3) or Section 6.1(a)(7), the Company does not cure such Default within the time specified in Section 6.1(a)(3) or Section 6.1(a)(7) after receipt of such notice. Any notice of Default, notice of acceleration or instruction to the Trustee or the Notes Collateral Agent, as applicable, to provide a notice of Default, notice of acceleration or take any other action with respect to an alleged Default or Event of Default (a “Noteholder Direction”) provided by any one or more Holders (other than a Regulated Bank) (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Company and the Trustee and the Notes Collateral Agent, if applicable, that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Noteholder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC, shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee and the Notes Collateral Agent, if applicable.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee and the Notes Collateral Agent, as applicable, an Officer’s Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default or Event of Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee and the Notes Collateral Agent, if applicable, an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default or Event of Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant.

If an Officer’s Certificate has been delivered to the Trustee and Notes Collateral Agent, if applicable, the Trustee and Notes Collateral Agent shall refrain from acting in accordance with such Noteholder Direction until such time as the Company provides to the Trustee an Officer’s Certificate certifying that (i) the Directing Holder has satisfied its Verification Covenant, (ii) the Directing Holder has failed to satisfy its Verification Covenant or (iii) a court of competent jurisdiction has ruled that such Directing Holder was, at such time, not in breach of its Position Representation.

Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity such Directing Holder may have offered the Trustee or the Notes Collateral Agent), with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee and the Notes Collateral Agent shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default, shall not be permitted to act thereon and shall be restricted from accepting and acting on any future Noteholder Direction in relation to such Event of Default. If the Directing Holder has satisfied its Verification Covenant, then the Trustee shall be permitted to act in accordance with such Noteholder Direction. Notwithstanding the above, if such Directing Holder’s participation is not required to achieve the requisite level of consent of Holders required under this Indenture to give such Noteholder Direction, the Trustee shall be permitted to act in accordance with such Noteholder Direction notwithstanding any action taken or to be taken by the Company (as described above). The Trustee shall be entitled to conclusively rely on any Noteholder Direction (provided that the relevant Position Representations are provided in accordance with the provisions of the preceding paragraph) or Officer’s Certificate delivered to it in accordance with this Indenture without verification, investigation or otherwise as to the statements made therein.

Each of the Company, each Holder and each beneficial owner, by accepting a Note, acknowledges and agrees that the Trustee and Notes Collateral Agent (or any of their respective agents) shall not be liable to any party, howsoever arising, for acting or refraining to act in accordance with (i) the foregoing provisions, (ii) any Noteholder Direction, (iii) any Officer’s Certificate or (iv) its duties under this Indenture, as each of the Trustee, Notes Collateral Agent or any of their respective agents may determine in its sole discretion. Each of the Trustee, Notes Collateral Agent and any of their respective agents shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture and shall have no obligation (i) to inquire, as to, monitor, investigate, verify or otherwise determine if a Holder or beneficial owners has a Net Short position, (ii) inquire, investigate or verify the merits, validity, accuracy or authenticity of any Position Representation, Verification Covenant or Officer’s Certificate, as the case may be, (iii) inquire if the Company will seek action to determine if a Directing Holder has breached its Position Representation, (iv) enforce any Verification Covenant, (v) investigate or verify any statements or certifications in any Officer’s Certificate, (vi) monitor any court proceedings undertaken in connection therewith, (vii) monitor or investigate whether any Default or Event of Default has been publicly reported, (viii) make any calculations, investigations or determinations with respect to any Net Short position or otherwise or (ix) be responsible or liable for any delay in acting upon Noteholder Direction that the foregoing provisions may cause. Each of the Trustee, Notes Collateral Agent and their respective agents shall be entitled to rely on its rights, authorities, protections, benefits and immunities under this Indenture at all times, including, without limitation, for actions that are taken and subsequently stayed or annulled.

For the avoidance of doubt, (i) the Trustee will treat all Holders equally with respect to their rights under this section and (ii) the percentage of Notes held by any Holder participating in a Noteholder Direction will be calculated in relation to the aggregate principal amount of the Notes then outstanding.

Notwithstanding anything in the preceding seven paragraphs to the contrary, any Noteholder Direction delivered to the Trustee and the Notes Collateral Agent, if applicable, during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs. In addition, for the avoidance of doubt, the foregoing paragraphs shall not apply to any Holder that is a Regulated Bank; provided that, if a Regulated Bank is a Directing Holder or beneficial owner directing DTC, it shall provide a written representation to the Company and the Trustee that it is a Regulated Bank.

Notwithstanding any of the foregoing, none of the Trustee, the Notes Collateral Agent nor any of their respective agents shall have any liability to the Company, any Holder, any beneficial owner or any other Person in acting in good faith on a Noteholder Direction.

Section 6.2. Acceleration.

(a) If an Event of Default (other than an Event of Default described in Section 6.1(a)(5) or Section 6.1(a)(6)) occurs and is continuing, the Trustee by written notice to the Company or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Company and the Trustee may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.1(a)(4) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled, waived and rescinded if the event of default or payment default triggering such Event of Default shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.

(b) If an Event of Default described in Section 6.1(a)(5) or Section 6.1(a)(6) occurs and is continuing, the principal of, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(c) (i) If a Default for a failure to report or failure to deliver a required certificate in connection with another Default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another Default that resulted solely because of that Initial Default shall also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed under Section 3.10, or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by Section 3.10 or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture. Any time period in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

(d) If the Notes are accelerated or otherwise become due prior to their stated maturity date, in each case, as a result of an Event of Default (including an Event of Default described in Section 6.1(a)(5) or Section 6.1(a)(6)), the Applicable Premium or the amount by which the applicable redemption price of the Notes exceeds the principal amount of the Notes (the “Redemption Price Premium”), will also be due and payable without any further action as though such voluntary prepayment had occurred, and any such Redemption Price Premium shall constitute part of the Notes Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. If the applicable Redemption Price Premium becomes due and payable, it shall be deemed to be additional Notes, and interest shall accrue on the full principal amount of the Notes (including the applicable Redemption Price Premium) from and after the triggering event, including in connection with an Event of Default described in Section 6.1(a)(5) and Section 6.1(a)(6). Any Redemption Price Premium payable pursuant to this Section 6.2(d) shall be presumed to be the liquidated damages sustained by each applicable Holder as the result of the early termination and the Company agrees that it is reasonable under the circumstances currently existing. Any applicable Redemption Price Premium shall also be payable in the event the Notes Obligations (and/or this Indenture) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. Any Redemption Price Premium pursuant to this Section 6.2(d) shall be presumed to be the liquidated damages sustained by each holder as a result of the early prepayment and the Company and the Guarantors agree that it is reasonable under the circumstances currently existing. THE COMPANY AND EACH GUARANTOR EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Company expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Redemption Price Premium described herein is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) such Redemption Price Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Holders and the Company giving specific consideration in this transaction for such agreement to pay the Redemption Price Premium; and (D) the Company shall be estopped hereafter from claiming differently than as agreed to in this Section 6.2(d). The Company expressly acknowledges that the agreement to pay the applicable Redemption Price Premium to Holders as herein described is a material inducement to Holders to enter into this Indenture.

Section 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest, on the Notes or to enforce the performance of any provision of the Notes, this Indenture and the Collateral Documents. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 6.4. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal of or interest on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any such acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest, premium, if any, and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) the Company has paid the Trustee and the Notes Collateral Agent their compensation and reimbursed the Trustee and Collateral Agent for their reasonable expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (4) of Section 6.1, the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

Section 6.5. Control by Majority. Subject to the terms of the Collateral Documents, the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or the Notes Collateral Agent. However, the Trustee or Notes Collateral Agent may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any actions are unduly prejudicial to such Holders) or would involve the Trustee in personal liability; provided, however, that the Trustee and Notes Collateral Agent may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, each of the Trustee and Notes Collateral Agent shall be entitled to indemnification satisfactory to each of them against all fees, losses, liabilities and expenses (including attorney’s fees and expenses) that may be caused by taking or not taking such action.

Section 6.6. Limitation on Suits. Subject to Section 6.7, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the outstanding Notes have requested in writing the Trustee or the Notes Collateral Agent, as applicable, to pursue the remedy;

(3) such Holders have offered in writing and, if requested, provided to the Trustee and the Notes Collateral Agent, if applicable, security and/or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee or the Notes Collateral Agent has not complied with such request within 60 days after the receipt of the written request and the offer of security and/or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee or the Notes Collateral Agent a written direction that, in the opinion of the Trustee or the Notes Collateral Agent, as applicable, is inconsistent with such request within such 60-day period.

Section 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), and subject to Section 6.5, the contractual right of any Holder to institute suit for the enforcement of payment of principal of or interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, shall not be impaired without the consent of such Holder; provided that, for the avoidance of doubt, the amendment, supplement or modification of this Indenture in accordance with Article IX, and any remedy obtained or proceeding instituted therefor in accordance with Section 6.5, in each case shall be deemed not to impair the contractual right of any Holder to institute suit for the enforcement of payment of principal of or interest on the Notes held by such Holder.

Section 6.8. Collection Suit by Trustee. If an Event of Default specified in Section 6.1(a)(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.6.

Section 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel) and the Holders allowed in any Insolvency or Liquidation Proceedings or other judicial proceedings relative to the Company, their Subsidiaries or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such Insolvency or Liquidation Proceeding or other judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to each of the Trustee and Notes Collateral Agent any amount due it for the compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel, and any other amounts due the Trustee or the Notes Collateral Agent under Section 7.6 and Section 12.9(aa).

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, compromise, adjustment or composition or similar restructuring plan affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities.

(a) Subject to Section 12.4 and the provisions of the First Lien Intercreditor Agreement and any other Intercreditor Agreement and the Collateral Documents, if the Trustee collects any money or property pursuant to this Article VI it shall pay out the money or property in the following order:

FIRST: to the Trustee and the Notes Collateral Agent for amounts due to it under Section 7.6 and Section 12.9(aa);

SECOND: to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively; and

THIRD: to the Company, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor or as a court of competent jurisdiction may direct in a final non-appealable judgment.

(b) The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Company shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

Section 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

Article VII TRUSTEE

Section 7.1. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing and is actually known or notified in writing to a Responsible Officer of the Trustee, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default that is actually known or notified in writing to a Responsible Officer of the Trustee:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth as duties of the Trustee in this Indenture, the Notes, the Collateral Documents or the Intercreditor Agreements and no implied covenants or obligations shall be read into this Indenture or the other Note Documents against the Trustee; and

(2) in the absence of gross negligence on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(1) this Section 7.1(c) does not limit the effect of Section 7.1;

(2) the Trustee shall not be liable for any action taken or error of judgment made in good faith by a Responsible Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4) no provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.1.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

Section 7.2. Rights of Trustee. Subject to Section 7.1:

(a) The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, judgment, order or other paper or document (whether in its original, facsimile or other electronic form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Company as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Company. The Trustee shall have no liability or responsibility for the filing, timeliness or content of any such reports. The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or the Company’s website under this Indenture, or participate in any conference calls.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the execution and delivery of a supplemental indenture in the form of Exhibit B hereto by Shutterstock and its Subsidiaries as required by Section 3.7(b) hereof. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the acts or omissions of any agent or attorney appointed with due care by it hereunder.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in reliance on the advice or opinion of such counsel.

(f) The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Responsible Officer of the Trustee has actual knowledge thereof and written notice of any event which is in fact such a Default, Event of Default or of any such Significant Subsidiary is received by a Responsible Officer of the Trustee at the corporate trust office of the Trustee specified in Section 3.11, and such notice references the Notes and this Indenture.

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and under the other Note Documents, and to each agent, custodian and other Person employed to act hereunder, including the Notes Collateral Agent.

(h) Neither the Trustee nor the Notes Collateral Agent shall be under any obligation to exercise any of the rights or powers vested in it by this Indenture or the other Note Documents at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered, and if requested, provided to the Trustee and Notes Collateral Agent, if applicable, security or indemnity satisfactory to each of them against the losses, liabilities and expenses which may be incurred therein or thereby.

(i) The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Responsible Officer of the Trustee, and the delivery of reports or other information provided to the Trustee or otherwise publicly available shall not constitute actual or constructive knowledge or notice.

(j) Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on its part, conclusively rely upon an Officer’s Certificate.

(k) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, judgment, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Company and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(n) In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(o) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by one Officer of the Company.

(p) The permissive rights of the Trustee under this Indenture and the Note Documents shall not be construed as duties.

(q) The Trustee may, as it determines appropriate in its sole discretion, appoint a separate trustee or co-trustee, and the Trustee shall not have any responsibility or liability relating to such appointment or the action or inaction by such separate or co-trustee.

(r) The Company shall provide, upon request by the Trustee, such information as is necessary to determine the nature of any income on which any tax or withholding obligations apply. The Trustee shall have the right to withhold from any payments if such is required to comply with applicable tax law, and the Trustee shall be indemnified from any liability related to tax withholding. The Company shall also provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. In connection with any proposed transfer outside the book-entry system, the Company shall provide to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(s) Neither the Trustee nor the Notes Collateral Agent shall be responsible or liable for the preparation, filing, correctness, or accuracy of any UCC financing statements, or the existence, validity, or perfection (or maintenance thereof) of any lien or security interest.

Section 7.3. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, the Guarantors or their respective Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section 7.9. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

Section 7.4. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or the other Note Documents, shall not be accountable for the Company’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Company pursuant to the terms of this Indenture or the other Note Documents and shall not be responsible for any statement of the Company in this Indenture, the Note Documents or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.5. Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Responsible Officer has actual knowledge thereof, the Trustee shall send electronically or by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 60 days after it is actually known to a Responsible Officer. Except in the case of a Default or Event of Default in payment of principal of, or interest on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders.

Section 7.6. Compensation and Indemnity. The Company shall pay to the Trustee and the Notes Collateral Agent from time to time compensation for its services hereunder and under the Notes as the Company, the Trustee and the Notes Collateral Agent shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse each of the Trustee and the Notes Collateral Agent upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee and the Notes Collateral Agent. The Company and Guarantors, jointly and severally, shall indemnify the Trustee, the Notes Collateral Agent, their officers, directors, employees and agents against any and all fees, loss, liability, damages, claims, costs or expenses, including taxes (other than taxes based upon the income of the Trustee or the Notes Collateral Agent) (including reasonable attorneys’ and agents’ fees and expenses and court costs) incurred by it without willful misconduct or gross negligence, as determined by a final nonappealable order of a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties hereunder, under the Notes and the other Note Documents, including the fees, costs and expenses incurred in connection with any action, claim or suit brought to enforce this Indenture (including this Section 7.6), the Notes and the other Note Documents and of defending itself against any claims (whether asserted by any Holder, the Company, any Guarantor or otherwise). The Trustee and the Notes Collateral Agent shall notify the Company promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee or the Notes Collateral Agent to so notify the Company shall not relieve the Company of their obligations hereunder. The Company shall defend the claim and the Trustee and the Notes Collateral Agent, as applicable, shall provide reasonable cooperation at the Company’s expense in the defense. The Trustee and the Notes Collateral Agent may have separate counsel and the Company shall pay the fees and expenses of such counsel; provided that the Company shall not be required to pay the fees and expenses of such separate counsel if it assumes the Trustee’s and the Notes Collateral Agent’s, as applicable, defense, and, in the reasonable judgment of outside counsel to the Trustee or the Notes Collateral Agent, as applicable, there is no conflict of interest between the Company and the Trustee and the Notes Collateral Agent, as applicable, in connection with such defense; provided, further, that the Company shall be required to pay the reasonable fees and expenses of such counsel in evaluating such conflict.

To secure the Company’s payment obligations in this Section 7.6, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s and the Notes Collateral Agent’s respective right to receive payment of any amounts due under this Section 7.6 shall not be subordinate to any other liability or Indebtedness of the Company.

The Company’s payment obligations pursuant to this Section 7.6 shall survive the discharge of this Indenture and the resignation or removal of the Trustee and the Notes Collateral Agent. Without prejudice to any other rights available to the Trustee or the Notes Collateral Agent under applicable law, when the Trustee or the Notes Collateral Agent incurs fees, expenses or renders services after the occurrence of a Default specified in Section 6.1(a)(5) or Section 6.1(a)(6), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.7. Replacement of Trustee.

The Trustee may resign at any time by so notifying the Company in writing not less than 30 days prior to the effective date of such resignation. The Holders of a majority in aggregate principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Company’s written consent, which consent will not be unreasonably withheld. The Company shall remove the Trustee if:

(1) the Trustee fails to comply with Section 7.9;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Company, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.6.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.9, unless the Trustee’s duty to resign is stayed, any Holder, who has been a bona fide Holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.7, the Company’s obligations under Section 7.6 shall continue for the benefit of the retiring Trustee. The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

Section 7.8. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

Section 7.9. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is authorized to exercise corporate trustee power. The Trustee shall have a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

Section 7.10. Trustee’s Application for Instruction from the Company. Any application by the Trustee for written instructions from the Company may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Officer of the Company actually receive such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

Section 7.11. Collateral Documents; Intercreditor Agreements. By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and Notes Collateral Agent, as the case may be, to execute and deliver the Intercreditor Agreements and any other Collateral Documents in which the Trustee or the Notes Collateral Agent, as applicable, is named as a party, including any Collateral Documents executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Intercreditor Agreements or any other Collateral Documents, the Trustee and the Notes Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

Section 7.12. Escrow Authorization. Each Holder, by its acceptance of a Note, (i) consents and agrees to the terms of the Escrow Agreement, including documents related thereto, as the same may be in effect or may be amended from time to time in writing by the parties thereto and (ii) authorizes and directs the Trustee to enter into the Escrow Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuer shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Escrow Agreement, to assure and confirm to the Trustee the security interest contemplated by the Escrow Agreement or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purpose herein expressed. The Issuer shall take, or shall cause to be taken, any and all actions reasonably required to cause the creation and maintenance of, as security for the obligations of the Issuer under this Indenture and the Notes as provided in the Escrow Agreement, valid and enforceable first priority perfected Liens in and on all of the Escrowed Property, in favor of the Trustee for its benefit and for the benefit of the Holders, superior to and prior to the rights of third Persons and subject to no other Liens. The Trustee shall have no duty to file any financing or continuation statements or otherwise take any actions to perfect the Lien granted under the Escrow Agreement. The Trustee shall not be liable for the validity, perfection, priority or enforceability of the Lien granted under the Escrow Agreement.

Article VIII LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.1. Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Company and the Guarantors may, at their option and at any time, elect to have either Section 8.2 or Section 8.3 be applied to all outstanding Notes, and have Liens, if any, on the Collateral securing the Notes released and upon compliance with the conditions set forth in this Article VIII.

Section 8.2. Legal Defeasance and Discharge. Upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.2, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth in Section 8.4 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under such Notes, the Note Guarantees, this Indenture and the Collateral Documents (and the Trustee, on written demand of and at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust referred to in Section 8.4;

(2) the Company’s obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.11 concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee and the Company’s or Guarantors’ obligations in connection therewith; and

(4) this Article VIII with respect to provisions relating to Legal Defeasance.

Subject to compliance with this Section 8.2, the Company may exercise their option under this Section 8.2 notwithstanding the prior exercise of their option under Section 8.3.

Section 8.3. Covenant Defeasance. Upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.3, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4, be released from each of their obligations under the covenants contained in Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 3.7, Section 3.8, Section 3.9, Section 3.10, Section 3.18, Section 3.19, Section 3.20 and Section 4.1 (except Section 4.1(a)(1) and (2)) with respect to the outstanding Notes on and after the date of the conditions set forth in Section 8.4 are satisfied and have Liens, if any, on the Collateral securing the Notes released (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, The Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1, but, except as specified in this Section 8.3, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4, Section 6.1(a)(3) (solely with respect to the defeased covenants listed above), Section 6.1(a)(4), Section 6.1(a)(5) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary), Section 6.1(a)(6) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary), Section 6.1(a)(7), Section 6.1(a)(8) and Section 6.1(a)(9) shall not constitute Events of Default.

Section 8.4. Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or Section 8.3:

(1) the Company (i) must irrevocably deposit in trust (the “defeasance trust”) with the Trustee cash in Dollars or U.S. Government Obligations or a combination thereof for the payment of principal, premium (if any), and interest on the Notes to redemption or maturity, as the case may be; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the Redemption Date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two Business Days prior to the Redemption Date that confirms that such Applicable Premium Deficit shall be applied toward such redemption, and (ii) specify whether such Notes are being defeased to maturity or to a particular Redemption Date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee, an Opinion of Counsel, subject to customary assumptions, representations and exclusions, to the effect that beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income Tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income Tax on the same amounts and in the same manner and at the same times as beneficial owners would have been subject to U.S. federal income Tax if such deposit and defeasance had not occurred (and in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the U.S. Internal Revenue Service or change in applicable U.S. federal income Tax law occurring after the issuance of the Notes);

(3) the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Company; and

(4) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions, the beneficial owners of the Notes, in their capacity as holders of the Notes, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(5) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(6) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(7) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions and may rely on any Officer’s Certificate as to matters of fact), each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with.

Section 8.5. Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agents) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or U.S. Government Obligations held by it as provided in Section 8.4 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.6. Repayment to the Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Company on their written request unless an abandoned property law designates another Person or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustees thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.7. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Dollars or U.S. Government Obligations in accordance with Section 8.2 or Section 8.3, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or Section 8.3 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or Section 8.3, as the case may be; provided, however, that, if the Company make any payment of principal of, premium or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Article IX AMENDMENTS

Section 9.1. Without Consent of Holders. Notwithstanding Section 9.2, the Company, any Guarantor (with respect to its Note Guarantee or this Indenture), as applicable, the Trustee, the Notes Collateral Agent and the other parties thereto, as applicable, may amend, supplement or modify this Indenture and any other Note Documents and the Company may direct the Trustee or the Notes Collateral Agent to enter, and the Trustee or the Notes Collateral Agent shall enter into an amendment to the Note Documents, without the consent of any Holder, to:

(1) cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to any provision under the heading “Description of the Notes” in the Offering Memorandum or reduce the minimum denomination of the Notes;

(2) provide for the assumption by a successor Person of the obligations of the Company or a Guarantor under any Note Document or to comply with Section 4.1;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of this Indenture relating to the form of the Notes (including related definitions);

(4) add to or modify the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Company or any Restricted Subsidiary;

(5) make any change (including changing the CUSIP or other identifying number on any Notes) that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder in any material respect;

(6) at the Company’s election, comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act, if such qualification is required;

(7) make such provisions as necessary for the issuance of Additional Notes in accordance with the terms of this Indenture;

(8) provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with Section 3.2 or grant a Lien in accordance with Section 3.6, to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under the Note Documents;

(9) evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee, Notes Collateral Agent or successor Paying Agent hereunder pursuant to the requirements hereof or to provide for the accession by the Trustee or Notes Collateral Agent to any Note Document;

(10) to add or release Collateral from, or subordinate, the Notes Liens when permitted or required by the Note Documents;

(11) add an obligor or a Guarantor under this Indenture;

(12) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes not prohibited by this Indenture, including to facilitate the issuance and administration of Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer the Notes;

(13) mortgage, pledge, hypothecate or grant any other Lien in favor of the Notes Collateral Agent for its benefit and the benefit of the Trustee, the Holders and the holders of any future Secured Pari Passu Indebtedness, as additional security for the payment and performance of all or any portion of the Notes Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Notes Collateral Agent pursuant to the Note Documents or otherwise;

(14) to secure additional Secured Pari Passu Indebtedness and add additional secured creditors holding other Secured Pari Passu Indebtedness so long as such Secured Pari Passu Indebtedness is not prohibited by the provisions of the Note Documents;

(15) comply with the rules and procedures of any applicable securities depositary; and

(16) make any amendment to the provisions of this Indenture, the Guarantees and/or the Notes to eliminate the effect of any Accounting Change or in the application thereof as described in the last paragraph of the definition of “GAAP.”

The First Lien Intercreditor Agreement and the Collateral Documents may be amended without notice to or the consent of any Holder, the Trustee or the Notes Collateral Agent in connection with the entry into the First Lien Intercreditor Agreement or any other Applicable Intercreditor Arrangements or any such Collateral Documents of any class of additional secured creditors holding other Secured Pari Passu Indebtedness in a transaction permitted under this Indenture.

The Company and the Guarantors, if applicable, in the execution of any amended or supplemental indenture or amendment or supplement to the Note Documents unless such amended or supplemental indenture affects the Trustee’s or Notes Collateral Agent’s own rights, duties or immunities under this Indenture, the other Note Documents or otherwise, in which case the Trustee and Notes Collateral Agent, if applicable, may in their discretion, but will not be obligated to, enter into such amended or supplemental indenture or amendment or supplement to the Note Documents.

Section 9.2. With Consent of Holders.

(a) Except as provided in this Section 9.2, the Company, the Guarantors, the Trustee and the Notes Collateral Agent may amend, supplement or otherwise modify the Note Documents with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, including, without limitation, consents obtained before or after a Change of Control or in connection with a purchase of, or tender offer or exchange offer for, Notes, and, subject to Section 6.4 and Section 6.7, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Note Documents may be waived with the consent of the Holders of at least of a majority in aggregate principal amount of then outstanding Notes (including consents obtained before or after a Change of Control or in connection with a purchase of or tender offer or exchange offer for Notes). Section 2.12 and Section 14.5 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2. Upon the request of the Company, and upon delivery to the Trustee of evidence of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.6 and Section 14.3, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture or other amendment to the Note Documents unless such amended or supplemental indenture or other amendment to the Note Documents affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture or other amendment to the Note Documents.

Upon the request of the Company, and upon the filing with the Trustee and Notes Collateral Agent, as applicable, of evidence of the consent of the Holders as aforesaid, and upon receipt by the Trustee and Notes Collateral Agent of the documents described in Section 9.6 and Section 14.3, the Trustee and Notes Collateral Agent, if applicable, shall join with The Company and the Guarantors, if applicable, in the execution of any amended or supplemental indenture or amendment or supplement to the Note Documents unless such amended or supplemental indenture or amendment or supplement to the Note Documents affects the Trustee’s or Notes Collateral Agent’s own rights, duties or immunities under this Indenture, the Note Documents or otherwise, in which case the Trustee and Notes Collateral Agent, if applicable, may in their discretion, but will not be obligated to, enter into such amended or supplemental indenture or amendment or supplement to the Note Documents.

(b) Without the consent of each Holder affected, an amendment, supplement or waiver may not, with respect to any Notes issued thereunder and held by a nonconsenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Section 3.5 and Section 3.9);

(3) reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to Section 3.5 and Section 3.9);

(4) reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as set forth in Section 5.7;

(5) make any such Note payable in currency other than that stated in this Indenture of such Note;

(6) impair the contractual right of any Holder to institute suit for the enforcement of any payment of principal of and interest on such Holder’s Notes on or after the due dates therefor;

(7) waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of such Notes outstanding and a waiver of the payment default that resulted from such acceleration);

(8) make any change in the amendment or waiver provisions which require the Holders’ consent described in this sentence; or

(9) make any change to or modify the ranking of the Notes or the Note Guarantees that would adversely affect the Holders.

Notwithstanding the foregoing, without the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may make any change in any Collateral Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral, in each case with the effect of (i) releasing the Liens on all or substantially all of the Collateral which secure the Notes Obligations or (ii) changing or altering the priority of the Notes Liens in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders, other than, in each case, as provided under the terms of this Indenture, the Collateral Documents or the Intercreditor Agreement.

It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

Section 9.3. [Reserved].

Section 9.4. Revocation and Effect of Consents and Waivers.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section 9.4 or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.5. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.6. Trustee and Notes Collateral Agent to Sign Amendments. The Trustee and Notes Collateral Agent shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and Notes Collateral Agent. In executing any amended or supplemental indenture, the Trustee and the Notes Collateral Agent shall receive and (subject to Section 7.1 and Section 7.2) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 14.3, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or amendment or supplement to the Note Documents is authorized or permitted by this Indenture and is valid, binding and enforceable against the Company or any Guarantor, as the case may be, in accordance with its terms. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the execution and delivery of a supplemental indenture in the form of Exhibit B hereto by Shutterstock and its Subsidiaries as required by Section 3.7(b) hereof.

Article X GUARANTEE

Section 10.1. Guarantee. Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees (the “Note Guarantees”), as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder, the Trustee and the Notes Collateral Agent, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes, fees, expenses, indemnities and all other Obligations and liabilities of the Company under this Indenture (including without limitation Post-Petition Interest accruing after the filing of any petition or application in bankruptcy, or the commencement of any other Insolvency or Liquidation Proceeding, reorganization or like proceeding, relating to the Company or any Guarantor whether or not a claim for post-filing or Post-Petition Interest is allowed in such proceeding and the obligations under Section 7.6 and Section 12.9(aa)) (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Note Guarantees will rank senior in right of payment to such other Indebtedness.

To evidence its Note Guarantee set forth in this Article X, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Note Guarantee set forth in this Article X shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Note Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 10.2, Article VIII, Article VIII or Article XI. Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded, avoided, or must otherwise be restored by any Holder upon or in connection with the bankruptcy, insolvency or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including Post-Petition Interest accruing after the filing of any petition or application in bankruptcy or the commencement of any Insolvency or Liquidation Proceeding, reorganization or like proceeding relating to the Company or any Guarantor whether or not a claim for post-filing or Post-Petition Interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Note Guarantee.

Each Guarantor also agrees to pay any and all fees and reasonable out-of-pocket, costs and expenses (including attorneys’ fees and expenses) incurred by the Notes Collateral Agent, Trustee or the Holders in enforcing any rights under this Section 10.1.

Section 10.2. Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, not render the obligations of such Guarantor under its Note Guarantee subject to avoidance under applicable law as a fraudulent conveyance, fraudulent transfer or unjust preference, including under federal, foreign, state or provincial law and otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) Any Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged:

(1) upon a sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation, dividend, distribution or otherwise) of the Capital Stock of such Subsidiary Guarantor or the sale, exchange, transfer or other disposition, of all or substantially all of the assets of the Guarantor, in each case, to any Person other than to the Company or a Restricted Subsidiary and as otherwise not prohibited by this Indenture;

(2) upon the designation in accordance with this Indenture of the Subsidiary Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(3) upon defeasance or discharge of the Notes, as provided in Article VIII or Article XI;

(4) to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of the guarantee referred to in such clause;

(5) such Guarantor being (or being substantially concurrently) released or discharged from all of its Guarantees of payment (i) by the Company of any Indebtedness of the Company under the Credit Agreement or (ii) in the case of a Note Guarantee made by a Guarantor (each, an “Other Guarantee”) as a result of its guarantee of other Indebtedness of the Company or a Guarantor pursuant to Section 3.7 by the Company or the applicable Guarantor of the relevant Indebtedness, except in the case of (i) or (ii), a release as a result of payment under such Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release);

(6) the merger, amalgamation or consolidation of any Guarantor with and into the Company or another Guarantor or upon the liquidation of such Guarantor, in each case, in compliance with the applicable provisions of this Indenture; or

(7) as described under Article IX or in accordance with the provisions of the Intercreditor Agreements.

(c) If as a result of a transaction permitted under this Indenture any Subsidiary Guarantor is to be released from its Note Guarantee solely as a result of becoming not wholly owned directly by the Company or one or more of its wholly owned Restricted Subsidiaries, then such Subsidiary Guarantor shall not be released from its Note Guarantee unless such transaction is consummated in good faith for fair market value with a bona fide third party that is not an Affiliate and for a bona fide business purpose (in each case, as determined by the Company in good faith).

Section 10.3. Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Note Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee, the Notes Collateral Agent and the Holders and each Guarantor shall remain liable to the Trustee, the Notes Collateral Agent and the Holders for the full amount guaranteed by such Guarantor hereunder.

Section 10.4. No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee, the Notes Collateral Agent or any Holder against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee, the Notes Collateral Agent or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owed to the Trustee, the Notes Collateral Agent and the Holders by the Company on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee, the Notes Collateral Agent and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

Article XI SATISFACTION AND DISCHARGE

Section 11.1. Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, and the Liens, if any, on the Collateral securing the Notes will be released, when:

(a) either:

(1) all the Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the Trustee for cancellation; or

(2) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise or (ii) will become due and payable within one year at their Stated Maturity or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

(b) the Company has deposited or caused to be deposited with the Trustee, money in Dollars or U.S. Government Obligations, or a combination thereof, as applicable, in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption, and any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two Business Days prior to the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(c) the Company has paid or caused to be paid all other sums payable under this Indenture;

(d) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Article XI relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with clauses (a), (b) and (c)).

Notwithstanding the satisfaction and discharge of this Indenture, the indemnification rights of the Trustee and the Notes Collateral Agent under Section 7.6 and Section 12.9(aa) and the Company’s obligations with respect thereto and, if money has been deposited with the Trustee pursuant to clause (b) of this Section 11.1, the provisions of Section 11.2 and Section 8.6, will survive.

Section 11.2. Application of Trust Money. Subject to the provisions of Section 8.6, all money deposited with the Trustee pursuant to Section 11.1 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent for itself), as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; provided that such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.1 by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.1; provided that if the Company have made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of their obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Article XII COLLATERAL

Section 12.1. Collateral Documents. The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Notes Obligations according to the terms hereunder or thereunder shall be secured as provided in the Collateral Documents, subject to the terms of the Intercreditor Agreements. The Trustee and the Company hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral for the benefit of the Holders and the Trustee and pursuant to the terms of the Collateral Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs the Notes Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company and the Guarantors shall, at their sole expense, take all actions (including the filing and recording of financing statements, continuation statements, amendments to financing statements and other documents) that may be required under applicable law, or that the Trustee or the Notes Collateral Agent reasonably requests in writing, in order to ensure the creation, perfection and priority (or continuance thereof) of the security interests created or intended to be created by the Collateral Documents, in each case subject to perfection exceptions set forth therein and subject to the Intercreditor Agreements.

Section 12.2. Perfection and Non-Perfection of Security Interests in Collateral. Subject to the terms of the Collateral Documents and the Intercreditor Agreements, the Company and the Guarantors shall, to the extent any liens on or security interests in the Collateral securing the Notes are not perfected on or prior to the Issue Date, use commercially reasonable efforts to have all such security interests perfected, to the extent required by this Indenture and the Collateral Documents, no later than 60 days after the Issue Date.

Section 12.3. Release of Liens

(a) The Liens securing the Note Guarantee of any Guarantors will be automatically released when such Guarantor’s Note Guarantee is released in accordance with the terms of this Indenture. In addition, the Liens securing the obligations under the Notes will be released, and the Trustee (subject to its receipt of the Officer’s Certificate as provided below) shall execute documents evidencing such release, or instruct the Notes Collateral Agent to execute, as applicable, the same at the Company’s sole cost and expense, under one or more of the following circumstances:

(i) in whole upon:

(A) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Note Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(B) satisfaction and discharge of this Indenture as set forth under Article XI; or

(C) a Legal Defeasance or Covenant Defeasance of this Indenture as set forth under Article VIII;

(ii) in whole or in part, with the consent of the requisite Holders of the Notes in accordance with Article IX including consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes;

(iii) in part, as to any asset constituting Collateral:

(A) that is sold or otherwise disposed of (I) by the Company or any of the Guarantors to any Person that is not the Company or a Guarantor to the extent not prohibited by this Indenture and the Collateral Documents, (II) if all other Liens on that asset securing the Credit Agreement Obligations then secured by that asset are released by the Credit Agreement Collateral Agent (other than as a result of the discharge in full of the Credit Agreement Obligations) or (III) in connection with the taking of an enforcement action by the Controlling Collateral Agent in respect of the Credit Agreement Obligations in accordance with the Intercreditor Agreements,

(B) that is held by a Guarantor that ceases to be a Guarantor,

(C) that becomes Excluded Property or

(D) that is otherwise released in accordance with, and as expressly provided for by the terms of this Indenture, the Intercreditor Agreement and the Collateral Documents;

(b) In the case of a release in accordance with Section 12.3(a), to the extent commercially practicable, the Company will deliver written notice of the release to the Trustee (it being understood that the failure to so notify the Trustee will not invalidate or otherwise affect the release or constitute a breach of any covenant, or a Default or Event of Default, hereunder). With respect to any release of Collateral, upon receipt of an Officer’s Certificate stating that all conditions precedent under this Indenture and the Collateral Documents and the Intercreditor Agreements, as applicable, to such release have been met and that it is proper for the Trustee or Notes Collateral Agent to execute and deliver the documents requested by the Company in connection with such release, and any necessary or proper instruments of termination, satisfaction, discharge or release prepared by the Company, the Trustee shall, or shall cause the Notes Collateral Agent to, execute, deliver or acknowledge (at the Company’s expense) such instruments or releases to evidence the release and discharge of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents or the Intercreditor Agreements. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any Collateral Document or in the Intercreditor Agreements to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officer’s Certificate.

Section 12.4. Suits to Protect the Collateral. Subject to the provisions of Article VII and the Collateral Documents and the Intercreditor Agreement, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(a) enforce any of the terms of the Collateral Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, the Trustee and the Notes Collateral Agent shall have the power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.4 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 12.5. Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of itself and the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.6. Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XII to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.

Section 12.7. Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XII upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article XII; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 12.8. Release Upon Termination of the Company’s obligations. In the event that the Company delivers to the Trustee an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Notes, the Note Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Company shall have exercised their Legal Defeasance option or their Covenant Defeasance option, in each case in compliance with the provisions of Article VIII, the Trustee shall deliver to the Company and the Notes Collateral Agent a notice, in form reasonably satisfactory to the Notes Collateral Agent, stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article VIII), and any rights it has under the Collateral Documents, and upon receipt by the Notes Collateral Agent of such notice, the Notes Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done (at the expense of the Company) all acts reasonably requested by the Company to release and discharge such Lien as soon as is reasonably practicable.

Section 12.9. Notes Collateral Agent.

(a) The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture, the Collateral Documents and the Intercreditor Agreements and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreements and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements, and consents and agrees to the terms of the Intercreditor Agreements and each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 12.9. The provisions of this Section 12.9 are solely for the benefit of the Notes Collateral Agent and none of the Trustee, any of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 12.4. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provisions of this Indenture, the Intercreditor Agreements and the Collateral Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents and the Intercreditor Agreements, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Note Documents to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents and the Intercreditor Agreements or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Notes Collateral Agent may perform any of its duties under this Indenture, the Collateral Documents or the Intercreditor Agreements by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates, (a “Related Person”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith.

(c) None of the Notes Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Collateral Document or the Intercreditor Agreements or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, or any other Note Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Collateral Documents or the Intercreditor Agreements, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Collateral Documents or the Intercreditor Agreements, or for any failure of any Grantor or any other party to this Indenture, the Collateral Documents or the Intercreditor Agreements to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Collateral Documents or the Intercreditor Agreements or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d) The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any other Grantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, judgment, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Collateral Documents or the Intercreditor Agreements unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Collateral Documents or the Intercreditor Agreements in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.9).

(f) The Notes Collateral Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Notes Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 12.9 (and Section 7.6) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture. If the Notes Collateral Agent consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Notes Collateral Agent and assume all of the rights and obligations of the Notes Collateral Agent under this Indenture, the Intercreditor Agreements and the Collateral Documents.

(g) U.S. Bank Trust Company, National Association, shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Collateral Documents or the Intercreditor Agreements, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h) The Notes Collateral Agent and the Trustee are authorized and directed to (i) enter into (including by way of joinder or accession) the Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into (including by way of joinder or accession) the Intercreditor Agreements, (iii) make the representations of the Holders set forth in the Collateral Documents and Intercreditor Agreements, (iv) bind the Holders on the terms as set forth in the Collateral Documents and the Intercreditor Agreements and (v) perform and observe its obligations under the Collateral Documents and the Intercreditor Agreements.

(i) If at any time or times the Trustee shall receive (i) by payment, foreclosure, realization, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements.

(j) The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(k) The Notes Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Collateral Document or the Intercreditor Agreements other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Collateral Documents.

(l) If the Company or any Guarantor (i) incurs Secured Pari Passu Indebtedness at any time when no First Lien Intercreditor Agreement is in effect or at any time when Indebtedness constituting First Lien Obligations (as defined in the First Lien Intercreditor Agreement) entitled to the benefit of an existing First Lien Intercreditor Agreement is concurrently retired, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into a pari passu Intercreditor Agreement in favor of a designated agent or representative for the holders of such Secured Pari Passu Indebtedness so incurred, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such Intercreditor Agreement on substantially the same terms as the First Lien Intercreditor Agreement with such changes as are permitted by this Indenture without a consent of the Holders (at the sole expense and cost of the Company, including legal fees and expenses of the Trustee and the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m) If the Company or any Guarantor (i) incurs Secured Junior Indebtedness permitted under this Indenture and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into a junior Lien intercreditor agreement on terms that are market and customary in favor of a designated agent or representative for the holders of such Secured Junior Indebtedness, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Trustee and the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(n) No provision of this Indenture, the Intercreditor Agreements or any Collateral Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) if it shall have received indemnity satisfactory to the Notes Collateral Agent against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreements or the Collateral Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Notes Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Notes Collateral Agent in its sole discretion, protecting the Notes Collateral Agent from all such liability. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this Section 12.9(n) if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(o) The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreements and the Collateral Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Company (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(p) Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, pandemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(q) The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any other Grantor under this Indenture, the Intercreditor Agreements and the Collateral Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Note Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreements or any Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreements and any Collateral Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreements and the Collateral Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreements and the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreements and any Collateral Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreements and the Collateral Documents unless expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Note Documents.

(r) The parties hereto and the Holders hereby agree and acknowledge that the Notes Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreements, the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements and the Collateral Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral.

(s) Upon the receipt by the Notes Collateral Agent of a written request of the Company signed by one Officer of the Issuer (a “Collateral Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Collateral Document to be executed after the Issue Date. Such Collateral Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Collateral Document Order referred to in, this Section 12.9(s), and (ii) instruct the Notes Collateral Agent to execute and enter into such Collateral Document. Any such execution of a Collateral Document shall be at the direction and expense of the Company, upon delivery to the Notes Collateral Agent of an Officer’s Certificate stating that all conditions precedent to the execution and delivery of the Collateral Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Collateral Documents.

(t) Subject to the provisions of the applicable Collateral Documents and the Intercreditor Agreements, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the Intercreditor Agreements and the Collateral Documents to which it is a party (or joinders thereto) and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, except as expressly set forth herein, the Notes Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

(u) After the occurrence of an Event of Default, the Trustee may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreements.

(v) The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the Intercreditor Agreements and to the extent not prohibited under the Intercreditor Agreements, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

(w) Subject to the terms of the Collateral Documents, in each case that the Notes Collateral Agent may or is required hereunder or under any other Note Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Note Document, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. Subject to the terms of the Collateral Documents, if the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(x) Notwithstanding anything to the contrary in this Indenture or any other Note Document, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Note Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.

(y) Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Company or the Guarantors, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 14.4. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the execution and delivery of a supplemental indenture in the form of Exhibit B hereto by Shutterstock and its Subsidiaries as required by Section 3.7(b) hereof. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(z) Notwithstanding anything to the contrary contained herein, the Notes Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Collateral Documents and the Collateral.

(aa)   The Company shall pay compensation to, reimburse expenses of and indemnify the Notes Collateral Agent in accordance with Section 7.6, with references in such section to “Trustee” deemed to be references to “Notes Collateral Agent.”

Section 12.10. Designations. For purposes of the provisions hereof and the Intercreditor Agreements requiring the Company to designate Indebtedness hereunder or under the Intercreditor Agreements, any such designation shall be sufficient if such requirements under such Intercreditor Agreement are satisfied.

Section 12.11. No Impairment of the Security Interests. Except as otherwise permitted under this Indenture, the Intercreditor Agreements and the Collateral Documents, neither the Company nor any of the Guarantors will be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the validity of the security interest with respect to the Collateral for the benefit of the Trustee, the Notes Collateral Agent and the Holders of the Notes.

Section 12.12. Insurance. The Company shall use its commercially reasonable efforts to maintain insurance, and shall use commercially reasonable efforts to cause each of its Restricted Subsidiaries to maintain insurance, with financially sound and reputable insurers (using commercially reasonable efforts to name the Notes Collateral Agent as an additional insured or loss payee, as applicable, no later than sixty (60) days after the Issue Date), with respect to such of its properties, against such risks, casualties and contingencies and in such types and amounts as are consistent with sound business practice, it being understood that this Section 12.12 shall not prevent the use of deductible or excess loss insurance and shall not prevent (i) the Company or any of its Subsidiaries from acting as a self-insurer or maintaining insurance with another Subsidiary or Subsidiaries of the Company so long as such action is consistent with sound business practice or (ii) the Company from obtaining and owning insurance policies covering activities of its Subsidiaries. Notwithstanding the foregoing, the Company and each of the Restricted Subsidiaries will not be required to take any action pursuant to this Section 12.12 unless and to the extent the same is required pursuant to the Credit Agreement.

Article XIII Escrow Matters

Section 13.1. Escrow Account

(a) On the Issue Date, the Company will enter into an escrow agreement (as amended, supplemented or modified from time to time, the “Escrow Agreement”) among the Company, the Trustee and U.S. Bank National Association, as escrow agent (in such capacity, together with its successors, the “Escrow Agent”), pursuant to which an amount equal to the gross proceeds of the offering of the Notes issued under the Indenture on the Issue Date will be deposited into a segregated escrow account (the “Escrow Account”) pending the consummation of the Merger. By its acceptance of the Notes, each Holder shall be deemed to authorize and direct the Trustee to execute, deliver and perform its obligations under the Escrow Agreement.

(b) The Escrow Account shall not include cash to fund any accrued and unpaid interest owing to Holders of the Notes, which is included in the Special Mandatory Redemption Price. The initial funds deposited in the Escrow Account, and all other funds, securities, interest, dividends, distributions, earnings and other property and payments credited to the Escrow Account in connection with the Notes (less any property and/or funds paid in accordance with the Escrow Agreement) are referred to, collectively, as the “Escrowed Property.” The Escrowed Property shall be the property of the Escrow Agent and shall be controlled by the Escrow Agent, on behalf of the Trustee and the Holders of the Notes.

(c) In the event that the Escrowed Property is at any time insufficient to fund the Special Mandatory Redemption Price, if applicable, the Issuer shall deposit (or cause to be deposited) into the Escrow Account an amount sufficient to fully fund the Special Mandatory Redemption Price. For the avoidance of doubt, the Issuer is not hereby obligated to prefund the Escrow Account with any accrued and unpaid interest that may be payable upon a Mandatory Redemption Event.

Section 13.2. Release of Escrowed Property.

(a) The release of the proceeds in the Escrow Account to the Company to consummate the Merger (the “Escrow Release”) (the date of such release being the “Escrow Release Date”) will be subject to the satisfaction of certain conditions precedent set forth in the Escrow Agreement.

(b) The Company will only be entitled to cause the Escrow Agent to release the Escrowed Property for the Escrow Release upon delivery to the Escrow Agent and the Trustee, on or prior to the Escrow Outside Date, of an Officer’s Certificate (the “Escrow Release Officer’s Certificate”), upon which both the Escrow Agent and the Trustee shall be entitled to rely absolutely without further investigation, that the following conditions will be met substantially concurrently with or promptly following the Escrow Release on the Escrow Release Date:

(1) funds held in the Escrow Account will be used to consummate, or in connection with the consummation or financing of, the Merger,

(2) the Merger will be consummated substantially concurrently with the release of the funds from the Escrow Account and

(3) the conditions set forth in the Escrow Agreement shall have been, or substantially concurrently shall be, satisfied or waived.

Section 13.3. Special Mandatory Redemption.

If the Merger is not consummated on or prior to October 6, 2026 (the “Escrow Outside Date”), or upon the occurrence of certain other events, none of the Escrowed Property will be released to the Company to consummate the Merger but instead will be released to the Trustee for the purpose of redeeming all of the Notes pursuant to Section 5.8 hereof.

Section 13.4. Trustee Direction to Execute Escrow Agreement.

The Trustee is hereby authorized and directed to execute and deliver the Escrow Agreement. The Company shall grant the Trustee, for its benefit and the benefit of the Holders, subject to certain liens of the Escrow Agent, a first-priority security interest in the Escrow Account and the Escrowed Property to secure the payment of the Special Mandatory Redemption Price of the Notes; provided, however, that such liens and security interests shall automatically be released and terminated on the Escrow Account and Escrowed Property at such time as the Escrowed Property is released from the Escrow Account.

Article XIV Miscellaneous

Section 14.1. Notices.

Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Company:

Getty Images, Inc.
605 Fifth Avenue S, Suite 400
Seattle, WA 98104
Facsimile No.:    206-925-5622
Phone No.:         206-925-7105
Attention:          General Counsel

in each case, with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West, 395 9th Ave

New York, NY 10001

Attention:     Ryan Dzierniejko

Noel Hughes

if to the Trustee, at its corporate trust office, which corporate trust office for purposes of this Indenture is at the date hereof located at:

U.S. Bank Trust Company, National Association

100 Wall St STE 600

New York, NY 10005

Attn: Global Corporate Trust

if to the Notes Collateral Agent, at its corporate trust office, which corporate trust office for purposes of this Indenture is at the date hereof located at:

U.S. Bank Trust Company, National Association

100 Wall St STE 600

New York, NY 10005

Attn: Global Corporate Trust

The Company, the Trustee or the Notes Collateral Agent by written notice to each other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Company or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and five calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee or the Notes Collateral Agent shall be deemed delivered upon receipt.

Any notice or communication sent to a Holder shall be delivered to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee or the Notes Collateral Agent shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

Section 14.2. [Reserved].

Section 14.3. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company or any of the Guarantors to the Trustee or the Notes Collateral Agent to take or refrain from taking any action under this Indenture, the Notes or the Collateral Documents, the Company or such Guarantor, as the case may be, shall furnish to the Trustee and, if such action related to a Collateral Document, the Notes Collateral Agent an Officer’s Certificate and an Opinion of Counsel (which shall include the statements set forth in Section 14.4) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture, the Notes or the Collateral Documents relating to the proposed action have been satisfied. Notwithstanding the foregoing, no Opinion of Counsel under this Section will be required (i) in connection with the issuance of the Initial Notes on the Issue Date, (ii) in connection with a release permitted by Section 12.3 and Section 12.8 or (iii) in connection with the execution and delivery of a supplemental indenture in the form of Exhibit B hereto by Shutterstock and its Subsidiaries as required by Section 3.7(b) hereof.

Section 14.4. Statements Required in Certificate and Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture, the Notes or Collateral Documents shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

Section 14.5. When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by an Issuer, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee or Notes Collateral Agent shall be protected in relying on any such direction, waiver or consent, only Notes which a Responsible Officer of the Trustee or Notes Collateral Agent, as applicable, actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 14.6. Rules by Trustee, Paying Agent and Registrar . The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 14.7. Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the jurisdiction of the place of payment. If a payment date, including any Redemption Date, is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

Section 14.8. Governing Law. THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES, THE COLLATERAL DOCUMENTS AND THE INTERCREDITOR AGREEMENTS SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 14.9. Jurisdiction. The Company and the Guarantors agree that any suit, action or proceeding against the Company or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Notes, including any Note Guarantees, the Collateral Documents or the Intercreditor Agreements may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or proceeding. The Company and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantees, the Collateral Documents, the Intercreditor Agreements or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Company and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Company or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Company or the Guarantors, as the case may be, are subject by a suit upon such judgment.

Section 14.10. Waivers of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE AND THE NOTES COLLATERAL AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, ANY NOTE GUARANTEES, THE COLLATERAL DOCUMENTS OR THE INTERCREDITOR AGREEMENTS AND FOR ANY COUNTERCLAIM THEREIN.

Section 14.11. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), the Trustee and the Notes Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee and the Notes Collateral Agent with such information as each may request in order to satisfy the requirements of the USA PATRIOT Act.

Section 14.12. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or shareholder of the Company or any of its Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees, the Collateral Documents, the Intercreditor Agreements or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Section 14.13. Successors All agreements of the Company and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 14.14. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, pdf or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, pdf or other electronic methods shall be deemed to be their original signatures for all purposes.

Section 14.15. [Reserved].

Section 14.16. Table of Contents; Headings. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 14.17. Force Majeure. In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics or pandemics, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, it being understood that the Trustee and the Notes Collateral Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 14.18. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.19. Intercreditor Agreements. Reference is made to the First Lien Intercreditor Agreement and any future Intercreditor Agreement contemplated by this Indenture. Each Holder, by its acceptance of a Note, (a) consents to the priority of Liens and payments provided for in the Intercreditor Agreements, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (c) authorizes and instructs the Notes Collateral Agent and/or the Trustee, through the execution of the Intercreditor Joinder, to enter into the Intercreditor Agreements as the Notes Collateral Agent/or the Trustee and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein, and including any amendments, restatements or supplements thereto providing for, inter alia, substantially the same rights, priorities and obligations referred to in the applicable Intercreditor Agreements and covering any other matters incidental thereto.

[Signature on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

GETTY IMAGES, INC.

By:	/s/ Chris Hoel
	Name:	Chris Hoel
	Title:	VP Finance, Chief Accounting Officer

GRIFFEY MIDCO (DE), LLC

By:	/s/ Chris Hoel
	Name:	Chris Hoel
	Title:	VP Finance, Chief Accounting Officer

ABE INVESTMENT HOLDINGS, INC.

By:	/s/ Chris Hoel
	Name:	Chris Hoel
	Title:	VP Finance, Chief Accounting Officer

GETTY IMAGES NEWS SERVICES (PRC), INC.

By:	/s/ Chris Hoel
	Name:	Chris Hoel
	Title:	VP Finance, Chief Accounting Officer

GETTY IMAGES (US), INC.

By:	/s/ Chris Hoel
	Name:	Chris Hoel
	Title:	VP Finance, Chief Accounting Officer

GETTY IMAGES (SEATTLE), INC.

By:	/s/ Chris Hoel
	Name:	Chris Hoel
	Title:	VP Finance, Chief Accounting Officer

[Signature Page to Indenture (Issuer)]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Christopher J. Grell
	Name:	Christopher J. Grell
	Title:	Vice President

[Signature Page to Indenture (Trustee)]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Notes Collateral Agent

By:	/s/ Christopher J. Grell
	Name:	Christopher J. Grell
	Title:	Vice President

[Signature Page to Indenture (Collateral Agent)]

EXHIBIT A

[FORM OF FACE OF GLOBAL RESTRICTED NOTE]

[Applicable Restricted Notes Legend and ERISA Legend]
[Depository Legend, if applicable]

[Temporary Regulation S Legend, if applicable]

No. [___]	Principal Amount $[___________] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto]

CUSIP NO. ____________________________[2]

ISIN NO. ____________________________[3]

GETTY IMAGES, INC.

10.500% Senior Secured Notes due 2030

Getty Images, Inc., a Delaware corporation, promises to pay to [Cede & Co.], or its registered assigns, the principal sum of ________________ U.S. Dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto], on November 15, 2030.

Interest Payment Dates: May 15 and November 15, commencing on May 15, 2026

Record Dates: May 1 and November 1

Additional provisions of this Note are set forth on the other side of this Note.

[2]	SR SECD NT 144A:374276 AR4;

SR SECD NT REG S: U3742L AF4.

[3]	SR SECD NT 144A: US374276AR47;

SR SECD NT REG S: USU3742LAF41.

IN WITNESS WHEREOF, the Company have caused this instrument to be duly executed.

GETTY IMAGES, INC.

By:
Name:
Title:

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the Notes referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

Dated:	__________

[FORM OF REVERSE SIDE OF NOTE]
GETTY IMAGES, INC.

10.500% Senior Secured Notes due 2030

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1. Interest

Getty Images, Inc., a Delaware corporation, promises to pay interest on the principal amount of this Note at 10.500% per annum from October 21, 2025 until maturity. The Company will pay interest semi-annually in arrears every May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be May 15, 2026. The Company shall pay interest on overdue principal at the rate specified herein, and they shall pay interest on overdue installments of interest at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium and interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding May 1 and November 1 at the office or agency of the Company maintained for such purpose pursuant to Section 2.3 of the Indenture. The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent or Registrar designated by the Company maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the third to last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

3. Paying Agent and Registrar

The Company initially appoints U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) as Registrar and Paying Agent for the Notes. The Company may change any Registrar or Paying Agent without prior notice to the Holders. The Company or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4. Indenture

The Company issued the Notes under an Indenture dated as of October 21, 2025 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company, the Guarantors party thereto and the Trustee and Notes Collateral Agent. The terms of the Notes include those stated in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of those terms. In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall prevail.

5. Guarantees

To guarantee the due and punctual payment of the principal, premium, if any, and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors will unconditionally guarantee (and future guarantors, jointly and severally with the Guarantors, will fully and unconditionally Guarantee) such obligations on a senior basis pursuant to the terms of the Indenture.

6. Optional Redemption

(a) At any time prior to November 15, 2027, the Company may redeem the Notes in whole or in part, at its option, upon not less than 10 nor more than 60 days’ prior notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price equal to 100% of the principal amount of such Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b) At any time and from time to time on or prior to November 15, 2027, the Company may redeem Notes with the net cash proceeds received by the Company from any Equity Offering at a redemption price equal to 110.500% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes issued under the Indenture on the Issue Date (together with Additional Notes); provided that (1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and (2) not less than 50% of the aggregate principal amount of the Notes issued under the Indenture on the Issue Date remains outstanding immediately thereafter (excluding Notes held by the Company or any of its Restricted Subsidiaries), unless all such Notes are redeemed substantially concurrently. The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.6 of the Indenture.

(c) [Reserved].

(d) At any time and from time to time on or after November 15, 2027, the Company may redeem the Notes in whole or in part, at its option, upon not less than 10 nor more than 60 days’ notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable Redemption Date, if redeemed during the twelve-month period beginning on November 15 of the year indicated below:

Year	Percentage
2027	105.250%
2028	102.625%
2029 and thereafter	100.000%

(e) Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Company, or any third party making such a tender offer in lieu of the Company, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption. In determining whether the Holders of at least 90% of the aggregate principal amount of the outstanding Notes have validly tendered and not validly withdrawn such Notes in a tender offer, including a Change of Control Offer or Asset Disposition Offer. Notes owned by the Company or its Affiliates or by funds controlled or managed by any Affiliate of the Company, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer.

(f) Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(g) Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Sections 5.1 through 5.7 of the Indenture.

Except as set forth in Section 5.8 of the Indenture, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Company may be required to offer to purchase the Notes under Section 3.5 and Section 3.9 of the Indenture. The Company, its equity holders, including the Investor, its Affiliates and members of management may at any time and from time to time seek to purchase the Notes in the open market, by tender offer or otherwise.

7. Special Mandatory Redemption.

In the event that (i) the Escrow Outside Date occurs and the Escrow Agent shall not have received an Escrow Release Officer’s Certificate on or prior to such date, (ii) the Issuer informs the Escrow Agent and the Trustee in writing that, in the reasonable judgment of the Issuer, the Merger will not be consummated on or prior to the Escrow Outside Date or (iii) the Issuer informs the Escrow Agent and the Trustee in writing that the Merger Agreement has been terminated prior to the Escrow Outside Date, as described under Section 5.8 of the Indenture, the Issuer shall redeem all of the Notes (the “Special Mandatory Redemption”) at a price equal to 100.0% of the initial issue price of the Notes, plus accrued and unpaid interest on the Notes to, but excluding, the Special Mandatory Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

Any Special Mandatory Redemption made pursuant to this paragraph 7 and Section 5.8 of the Indenture shall be made pursuant to the procedures set forth in the Indenture and the Escrow Agreement, except to the extent inconsistent with Section 5.8 of the Indenture.

8. Repurchase Provisions

If a Change of Control occurs, unless a third party makes a Change of Control Offer or the Company has previously or concurrently delivered a redemption notice with respect to all outstanding Notes as described under Section 5.7 of the Indenture, each Holder will have the right to require the Company to repurchase from each Holder all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose names the Notes are registered at the close of business on such record date will receive the interest due on the repurchase date as provided in, and subject to the terms of, the Indenture.

Upon certain Asset Dispositions, the Company may be required to use the Excess Proceeds from such Asset Dispositions to offer to purchase the maximum aggregate principal amount of Notes (that is $2,000 or an integral multiple of $1,000 in excess thereof) and, at the Company’s option, Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 3.5 and in Article V of the Indenture.

9. Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in minimum denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

10. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11. Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

12. Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Indenture, the Notes, the Collateral Documents or the Intercreditor Agreements may be amended, supplemented or otherwise modified or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes, the Collateral Documents or the Intercreditor Agreements as provided in the Indenture.

13. Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Company and the Trustee may declare the principal of, and accrued and unpaid interest, if any, on all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal and accrued and unpaid, interest, if any, will be due and payable immediately. If a bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of, and accrued and unpaid interest, if any, on all the Notes will become and be due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

14. Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, the Guarantors or their respective Affiliates with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Company.

15. No Recourse Against Others

No past, present or future director, officer, employee, incorporator or shareholder of the Company or any of its Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees, the Collateral Documents, the Intercreditor Agreements or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

16. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

17. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

18. CUSIP and ISIN Numbers

The Company have caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

19. Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Getty Images, Inc.

605 Fifth Avenue S, Suite 400
Seattle, WA 98104
Facsimile No.:   206-925-5622
Phone No.:        206-925-7105
Attention:         General Counsel

20. Security

This Note will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Collateral Documents. The Trustee and the Notes Collateral Agent, as the case may be, hold a security interest in the Collateral for the benefit of themselves and the Holders of the Notes, in each case pursuant to the Collateral Documents and the Intercreditor Agreements. Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Notes Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreements, and to perform its obligations and exercise its rights thereunder in accordance therewith.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint ___________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: Your Signature:

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Company and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Company.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Company; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐	transferred to an Institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears in Exhibit E of the Indenture, respectively); or

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Company may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Company pursuant to Section 3.5 or 3.9 of the Indenture, check either box:

Section 3.5 ☐        Section 3.9 ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.5 or 3.9 of the Indenture, state the amount in principal amount (must be in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $___________________________________ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased): _________________.

Date: __________ Your Signature ____________________________________________________

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee: _______________________________________________________________

(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

EXHIBIT B

Form of Supplemental Indenture to Add Guarantors

[   ] SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [ ], 20[ ], by and among Getty Images, Inc., a Delaware corporation (the “Company”), the parties that are signatories hereto as Guarantors (each, a “Guaranteeing Subsidiary” and, collectively, the “Guaranteeing Subsidiaries”), U.S. Bank Trust Company, National Association, as Trustee and Notes Collateral Agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Company, the Guarantors party thereto, the Trustee and the Notes Collateral Agent have heretofore executed and delivered an indenture dated as of October 21, 2025 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $628,400,000 of 10.500% Senior Secured Notes due 2030 (the “Notes”) of the Company;

WHEREAS, the Indenture provides that each Guaranteeing Subsidiary shall execute and deliver to the Trustee and the Notes Collateral Agent a supplemental indenture pursuant to which such Guaranteeing Subsidiary shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”), each on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Company, any Guarantor, the Trustee and the Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guaranteeing Subsidiar[y/ies], the Trustee and the Notes Collateral Agent mutually covenant and agree for the benefit of the Trustee, the Notes Collateral Agent and the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1. Agreement to be Bound. Each of the Guaranteeing Subsidiaries hereby agrees to become a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2. Guarantee. Each of the Guaranteeing Subsidiaries agrees, on a joint and several basis with the other Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes, the Trustee and the Notes Collateral Agent the Guaranteed Obligations pursuant to Article X of the Indenture on a senior basis.

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Notices. All notices and other communications to the Guaranteeing Subsidiaries shall be given as provided for in the Indenture, at the address for the Guarantors set forth in the Indenture.

SECTION 3.2. Merger and Consolidation. Each Guaranteeing Subsidiary shall not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge or amalgamate with or into, another Person (other than the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.1(i) of the Indenture.

SECTION 3.3. Release of Guarantee. The Note Guarantees hereunder may be released in accordance with Section 10.2 of the Indenture.

SECTION 3.4. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.5. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.7. Benefits Acknowledged. Each Guaranteeing Subsidiary’s Note Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 3.8. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.9. The Trustee and the Notes Collateral Agent. Neither the Trustee nor the Notes Collateral Agent make any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.10. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, pdf or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, pdf or other electronic means shall be deemed to be their original signatures for all purposes.

SECTION 3.11. Execution and Delivery. Each Guaranteeing Subsidiary agrees that its Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Note Guarantee.

SECTION 3.12. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[GUARANTEEING SUBSIDIARIES]
as a Guarantor

GETTY IMAGES, INC.

By:
Name:
Title:

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee and Notes Collateral Agent

By:
Name:
Title:

EXHIBIT C

[Reserved]

C-1

EXHIBIT D

Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S

[Date]

Getty Images, Inc.
605 Fifth Avenue S, Suite 400

Seattle, WA 98104

Attention:     General Counsel

U.S. Bank Trust Company, National Association
100 Wall St STE 600

New York, NY 10005

Attention:     Global Corporate Trust

Re:	Getty Images, Inc., (the “Company”).

10.500% Senior Secured Notes due 2030 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[_____________] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a) the offer of the Notes was not made to a person in the United States;

(b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

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We also hereby certify that we [are][are not] an Affiliate of the Company and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Company.

The Trustee and the Company are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

BY:
Authorized Signature

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EXHIBIT E

Form of Certificate to be Delivered in Connection with Transfers to IAIs

[Date]

Getty Images, Inc.
605 Fifth Avenue S, Suite 400

Seattle, WA 98104

Attention:     General Counsel

U.S. Bank Trust Company, National Association
100 Wall St STE 600

New York, NY 10005

Attention:      Global Corporate Trust

Re:	Getty Images, Inc. (the “Company”).

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[_____________] principal amount of the 10.500% Senior Secured Notes due 2030 (the “Notes”) of the Company.

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor,”, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

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2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Company or any Subsidiary thereof, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act that is not a QIB and that is purchasing for its own account or for the account of another institutional “accredited investor,” to an affiliate of such institutional “accredited investor,” in each case for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company.

3. We [are][are not] an Affiliate of the Company.

TRANSFEREE:

BY:

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EXHIBIT F

Form of Special Mandatory Redemption Notice

TO THE HOLDERS OF THE

10.500% SENIOR SECURED NOTES DUE 2030

Getty Images, INC.

(CUSIP Nos. 144A:374276 AR4 (144A) / U3742L AF4 (Reg S))

(ISIN Nos. US374276AR47 (144A) / USU3742LAF41 (Reg S))

NOTICE IS HEREBY GIVEN that Getty Images, Inc., a Delaware corporation (the “Issuer”), pursuant to the Indenture, dated as of October 21, 2025 (the “Indenture”), among the Issuer, the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), and notes collateral agent (the “Notes Collateral Agent”), will redeem all of its outstanding 10.500% Senior Secured Notes due 2030 (the “Notes”) on [___________] (the “Special Mandatory Redemption Date”) pursuant to Section 5.8(a) of the Indenture and paragraph 7 of the Notes. The redemption price for each Note will be 100% of the initial issue price of the Notes (or $1,000 per $1,000 principal amount thereof), plus accrued and unpaid interest thereon to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”). Capitalized terms used herein (but otherwise not defined) shall have such meanings as set forth in the Indenture.

Unless the Issuer defaults in payment of the Special Mandatory Redemption Price, interest on the Notes called for redemption shall cease to accrue on and after the Special Mandatory Redemption Date.

In order to receive the redemption payment, the Notes called for redemption must be surrendered to U.S. Bank Trust Company, National Association, as Paying Agent. Notes to be redeemed must be surrendered for payment: (a) in book-entry form in accordance with the procedures of The Depository Trust Company (“DTC”); or (b) by delivering the Notes to be redeemed to the Paying Agent at:

[U.S. Bank National Association
Global Corporate Trust Services
60 Livingston Avenue
St. Paul, MN 55107 | EP-MN-WS3C
Attention: Corporate Trust Services; Barbara Nastro
Administrator Phone: (212) 361-2525
Email: barbara.nastro@usbank.com]

The method of delivery of the Notes is at the election and risk of the Holder. If delivered by mail, certified or registered mail, properly insured, is recommended.

No representation is being made as to the correctness of the CUSIP numbers either as printed on the Notes or as contained in this notice. Holders should rely only on the other identification numbers printed on the Notes.

IMPORTANT NOTICE

For holders of Notes who have not established an exemption, payments made upon the redemption of the Notes may be subject to U.S. federal withholding of [24]% of the payments to be made, as and to the extent required by the provisions of the U.S. Internal Revenue Code. To establish an exemption from such withholding, holders of Notes should submit a completed and signed Internal Revenue Service Form W-9 (or applicable Form W-8) when surrendering their Notes for payment.

Date:     [                 ]

By: Getty Images, INC.

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